     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          CIB MARINE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            WISCONSIN                            6712                            37-1203599
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
        of incorporation)             Classification Code Number)            Identification No.)

                             N27 W24025 PAUL COURT
                           PEWAUKEE, WISCONSIN 53072
                                 (262) 695-6010
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                             DONALD J. STRAKA, ESQ.
                             N27 W24025 PAUL COURT
                           PEWAUKEE, WISCONSIN 53072
                                 (262) 695-6010
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

           CHRISTOPHER J. ZINSKI, ESQ.                            A. GEORGE IGLER, ESQ.
              SCHIFF HARDIN & WAITE                              IGLER & DOUGHERTY, P.A.
                 6600 SEARS TOWER                                 1501 PARK AVENUE EAST
             CHICAGO, ILLINOIS 60606                            TALLAHASSEE, FLORIDA 32301
                  (312) 258-5548                                      (850) 878-2411

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions precedent to the merger of CIBM Acquisition Corporation with and into Citrus Financial Services, Inc. have been satisfied or waived as described in the enclosed proxy statement/prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is being filed to register additional securities for an offering under Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                        AMOUNT            PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              TO BE             OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED(1)          PER SHARE(2)              PRICE(3)            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value...        742,416                $20.95               $15,553,615              $3,888.40
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Represents an estimate of the maximum number of shares that could be issued by CIB Marine Bancshares, Inc. in connection with the merger described herein, based on an estimated exchange ratio for the merger of 0.506 and the maximum number of shares of Citrus Financial Services, Inc. common stock that could be exchanged for shares of CIB Marine common stock in connection with the merger. Neither the common stock of Citrus Financial nor CIB Marine is traded publicly.

(2) Estimated solely for purposes of determining the registration fee and based, in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon book value for the common stock of CIB Marine Bancshares, Inc. on March 31, 2001.

(3) The proposed maximum aggregate offering price was calculated by multiplying the number of shares of CIB Marine common stock to be registered by the proposed maximum offering price per share.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CITRUS FINANCIAL SERVICES, INC.
                     1717 INDIAN RIVER BOULEVARD, SUITE 100
                           VERO BEACH, FLORIDA 32960
                                 (561) 231-4446

                                                                          , 2001

Dear Shareholder:

     This proxy statement/prospectus and accompanying proxy card are being furnished to the shareholders of Citrus Financial Services, Inc. in connection with the solicitation of proxies by Citrus Financial from holders of the outstanding shares of Citrus Financial's common stock, as of the close of
business on             , 2001, which is the record date, for use at the special
meeting of shareholders of Citrus Financial to be held on           2001, at
          ,           ,           , at           , local time.

     At this special meeting, a vote will be taken on the proposal to approve an agreement and plan of reorganization under which:

     - a wholly owned subsidiary of CIB Marine Bancshares, Inc. will merge with and into Citrus Financial;

     - each outstanding share of Citrus Financial's common stock will be converted into the right to receive that fraction of a share of CIB Marine's common stock determined pursuant to the reorganization agreement; and

     - Citrus Financial will become a wholly owned subsidiary of CIB Marine.

     The investment banking firm of David A. Noyes & Company has issued its written opinion advising Citrus Financial that as of the date of the opinion, the transaction contemplated by the reorganization agreement is fair from a financial point of view to the Citrus Financial shareholders.

     This proxy statement/prospectus provides you with detailed information about the proposed transaction. We urge you to read it carefully and, when you have finished, to vote your shares. Whether or not you plan to attend the meeting, please take the time to vote on the transaction by completing and signing the enclosed proxy card and mailing it to us in the enclosed envelope. IF YOU COMPLETE, SIGN AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT. If you abstain or do not vote, this will have the effect of a vote against the reorganization agreement.

     The board of directors of Citrus Financial has approved the reorganization agreement and has determined that the transaction is advisable and in the best interests of shareholders. THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT.

                                        Sincerely,

                                        /s/ RANDY J. RILEY
                                        ----------------------------------------
                                        Randy J. Riley
                                        Interim President and Chief Executive
                                        Officer

     The date of this proxy statement/prospectus is             , 2001, and we
are first mailing it to Citrus Financial shareholders on or about             ,
2001.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DESCRIPTION OF RISKS ASSOCIATED WITH THE TRANSACTION.

                        CITRUS FINANCIAL SERVICES, INC.
                     1717 INDIAN RIVER BOULEVARD, SUITE 100
                           VERO BEACH, FLORIDA 32960
                                 (561) 231-4446

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Citrus
Financial Services, Inc. will be held at           ,           , on
            , 2001 at           , local time, to consider and vote upon whether
to approve the following proposals:

          1. the agreement and plan of reorganization, dated as of March 6, 2001, by and among CIB Marine Bancshares, Inc., Citrus Financial and Citrus Bank, N.A., under which CIBM Acquisition Corp., a wholly owned subsidiary of CIB Marine, will merge with and into Citrus Financial, with Citrus Financial surviving as a wholly owned subsidiary of CIB Marine;

          2. the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes to approve the foregoing proposal; and

          3. to transact any other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     The Board of Directors has fixed the close of business on
            , 2001 as the record date for the special meeting. Only shareholders
of record at the close of business on             , 2001 will be entitled to
notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

     Each shareholder has the right to dissent and demand payment of the fair value of the shareholder's common stock in cash. The right of a shareholder to receive this payment is contingent upon compliance with the requirements of the dissenters' rights provisions of the Florida Business Corporation Act, which are contained in Appendix C to the proxy statement/prospectus. A summary of these requirements is contained in the proxy statement/prospectus. CIB Marine will not be obligated to complete the transaction if holders of more than 7.5% of the issued and outstanding shares of Citrus Financial common stock validly demand and perfect these dissenters' rights.

                                            By Order of the Board of Directors,

                                            /s/ RANDY J. RILEY
                                            ------------------------------------
                                            Randy J. Riley
                                            Interim President and Chief
                                            Executive Officer

Vero Beach, Florida
                      , 2001

                               TABLE OF CONTENTS

                                                                            PAGE

SUMMARY.....................................................    1
UNAUDITED COMPARATIVE AND PRO FORMA PER SHARE DATA..........    5
SELECTED FINANCIAL DATA.....................................    7
UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL
  DATA OF CIB MARINE AND CITRUS FINANCIAL...................   11
RISK FACTORS................................................   14
THE MEETING.................................................   18
  Date, Time, Place and Record Date.........................   18
  Matters to be Considered..................................   18
  Votes Required for Approval; Voting Rights................   19
  How to Vote Your Shares...................................   19
THE MERGER..................................................   21
  General...................................................   21
  Effective Time; Effective Date............................   21
  Consideration.............................................   21
  Exchange of Citrus Financial Share Certificates...........   22
  Background of the Merger..................................   23
  Reasons for the Merger and Recommendation of the Citrus
     Financial Board of Directors...........................   24
  Accounting Treatment......................................   25
  Interests of Certain Persons in the Merger................   26
  Dissenters' Appraisal Rights..............................   26
OPINION OF FINANCIAL ADVISOR................................   28
THE REORGANIZATION AGREEMENT................................   31
  Representations and Warranties............................   31
  Conduct of Business Pending the Merger....................   32
  Other Covenants...........................................   34
  Conditions to the Merger..................................   37
  Termination...............................................   39
  Effect of Termination.....................................   39
  Amendment and Waiver......................................   41
  Regulatory Approvals......................................   41
FEDERAL INCOME TAX CONSEQUENCES.............................   42
MANAGEMENT AFTER THE MERGER.................................   44
INFORMATION ABOUT THE COMPANIES.............................   44
  CIB Marine................................................   44
  Citrus Financial..........................................   46

SUPERVISION AND REGULATION..................................................................................          47
  General...................................................................................................          47
  Expansion Activities......................................................................................          47
  Interstate Banking and Branching..........................................................................          48
  Financial Modernization Legislation.......................................................................          48
  Capital Standards.........................................................................................          49
  Liability for Bank Subsidiaries...........................................................................          50
  Prompt Corrective Action And Regulatory Restrictions......................................................          50
  Dividend Restrictions.....................................................................................          51
  Federal Deposit Insurance.................................................................................          52
  Restrictions on Affiliate Transactions....................................................................          53
  Qualified Thrift Lender...................................................................................          53
DESCRIPTION OF CIB COMMON STOCK.............................................................................          53
  General...................................................................................................          53
  Common Stock..............................................................................................          54
  Preferred Stock...........................................................................................          54
  Restrictions on Ownership.................................................................................          54
  Transfer Agent and Registrar..............................................................................          54
COMPARISON OF SHAREHOLDER RIGHTS............................................................................          55
  Authorized Capital Stock..................................................................................          55
  Number, Vacancy and Removal of Directors..................................................................          55
  Meetings of Shareholders..................................................................................          56
  Notice of Shareholder Meetings............................................................................          56
  Preemptive Rights.........................................................................................          56
  Cumulative Voting.........................................................................................          56
  Shareholder Action Without a Meeting......................................................................          57
  Amendments to the Articles of Incorporation...............................................................          57
  Amendments to the By-Laws.................................................................................          58
  Dissenters' Appraisal Rights..............................................................................          58
  State Anti-Takeover Statutes..............................................................................          60
     CIB Marine.............................................................................................          60
     Citrus Financial.......................................................................................          61
  Dividends.................................................................................................          62
  Shareholder Inspection Rights and Shareholder Lists.......................................................          63
  Indemnification of Officers and Directors.................................................................          64
  Shareholder Proposals; Advance Notice of Director Nominations.............................................          66
  Shareholder Vote for Business Combinations with an Interested Shareholder.................................          67
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................................................................          69
LEGAL MATTERS...............................................................................................          70
EXPERTS.....................................................................................................          70
SHAREHOLDER PROPOSALS.......................................................................................          70
ADJOURNMENT OF SPECIAL MEETING..............................................................................          71
OTHER MATTERS...............................................................................................          71
WHERE YOU CAN FIND MORE INFORMATION.........................................................................          71
FORWARD-LOOKING STATEMENTS..................................................................................          73
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION................................................          74
CIB MARINE AND CITRUS FINANCIAL NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.......          80

APPENDICES
  Appendix A -- Agreement and Plan of Reorganization
  Appendix B -- Opinion of David A. Noyes & Company
  Appendix C -- Dissenters' Rights Provisions of the Florida
     Business Corporation Act

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THE PROXY STATEMENT/PROSPECTUS OR DELIVERED WITH THE PROXY STATEMENT/PROSPECTUS. These documents are available upon request from CIB Marine or Citrus Financial from:

CIB Marine Bancshares, Inc.     Citrus Financial Services, Inc.
  Attn: Donald J. Straka              Attn: Randy J. Riley
   N27 W24025 Paul Court     1717 Indian River Boulevard, Suite 100
 Pewaukee, Wisconsin 53072         Vero Beach, Florida 32960
      (262) 695-6010                     (561) 231-4446

IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE
BY             , 2001.

                                    SUMMARY

     This summary highlights selected information from this document. It may not contain all the information that is important to you. You should carefully read this document and the documents to which this document refers. See "Where You Can Find More Information" on page 71.

THE MERGER (PAGE 21)

     General. Each Citrus Financial shareholder is being asked to consider and vote upon a proposal to approve the reorganization agreement, under which CIBM Acquisition will merge with and into Citrus Financial, with Citrus Financial surviving the merger as a wholly owned subsidiary of CIB Marine. At completion of the transaction, the ownership interest of all current shareholders in Citrus Financial will cease and each shareholder of Citrus Financial will become a shareholder of CIB Marine.

     Effective Time; Effective Date. The articles of merger to be filed with the Florida Secretary of State will specify the effective date and the effective time of the merger of CIBM Acquisition with and into Citrus Financial. The merger is expected to be completed in the third or fourth quarter of 2001.

THE COMPANIES (PAGE 44)

     CIB Marine. CIB Marine is a multi-bank holding company with its principal executive offices in Pewaukee, Wisconsin, a suburb of Milwaukee. CIB Marine owns and operates five banking subsidiaries in Illinois, Wisconsin, Indiana and Nebraska. At March 31, 2001, CIB Marine had 42 full-service banking facilities in these states. CIB Marine also owns and operates certain non-bank subsidiaries to facilitate and complement its banking operations, including a data processing company and a mortgage banking company.

     CIB Marine, through its bank and non-bank subsidiaries, provides traditional banking services, including commercial loans, commercial real estate loans, commercial and residential real estate construction loans, one-to-four family residential real estate loans, consumer loans and commercial standby letters of credit; demand, savings, time and Eurodollar deposits; commercial paper and repurchase agreements; and other banking services. At March 31, 2001, CIB Marine had consolidated total assets of $2.5 billion and shareholders' equity of $202.8 million. Net income for the quarter ended March 31, 2001 was $5.6 million and net income for the twelve months ended December 31, 2000, was $21.1 million. CIB Marine's common stock is not traded publicly.

     CIB Marine's principal executive offices are located at N27 W24025 Paul Court, Pewaukee, Wisconsin 53072. CIB Marine's telephone number is (262) 695-6010.

     CIBM Acquisition. CIBM Acquisition, a recently formed Florida corporation and wholly owned subsidiary of CIB Marine, does not conduct any ongoing operations. Its primary purpose is to facilitate the merger.

     CIBM Acquisition's principal executive offices are located at N27 W24025 Paul Court, Pewaukee, Wisconsin 53072. CIBM Acquisition's telephone number is
(262) 695-6010.

     Citrus Financial. Citrus Financial is a one bank holding company with its principal executive offices in Vero Beach, Florida. Citrus Financial owns and operates Citrus Bank, N.A., a national banking association, with its main office in Vero Beach and branch offices in Sebastian and Barefoot Bay. Citrus Bank also operates a loan production office in Sebring. Citrus Financial considers Indian River County and the southern portion of Brevard County, Florida as its current primary market area.

     Citrus Financial provides traditional community banking services, including deposit accounts and loan products for small businesses and consumers, through its retail banking facilities. At March 31, 2001, Citrus Financial had consolidated total assets of $95.1 million and shareholders' equity of $8.9 million. Net income for the quarter ended March 31, 2001 was $99,000. Citrus Financial had a net loss of $402,000 for the twelve months ended December 31, 2000. Citrus Financial's common stock is not traded publicly.

     Citrus Financial's principal executive offices are located at 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 22960. Citrus Financial's telephone number is (561) 231-4446.

THE MEETING (PAGE 18)

     Meeting and Record Date.  Citrus Financial will hold a special meeting of
shareholders on                       , 2001, at           , at           ,
local time. Only holders of record of common stock at the close of business on
the record date,             , 2001, are entitled to notice of, and to vote at,
the meeting.

     Matters to be Considered. At the meeting, shareholders will vote on the approval and adoption of the agreement and plan of reorganization, dated as of March 6, 2001, by and among CIB Marine, Citrus Financial and Citrus Bank. Under the reorganization agreement, CIBM Acquisition will merge with and into Citrus Financial and each share of Citrus Financial common stock will be converted into the right to receive the reorganization consideration of CIB Marine at completion of the reorganization. See "The Merger -- Consideration" on page 21. Shareholders will also consider and vote upon the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes to approve the reorganization agreement and any other matters that may properly be brought before the meeting.

     Vote Required. Approval of the reorganization agreement requires the affirmative vote of a majority of the outstanding shares of Citrus Financial common stock. Approval of the adjournment requires the affirmative vote of a majority of shareholders present at the special meeting. On the record date,
there were approximately           shares of Citrus Financial common stock
entitled to be voted at the meeting. Approval of the reorganization agreement by the Citrus Financial shareholders is a condition to, and required for, consummation of the transaction. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

     Security Ownership of Management. As of the record date, directors and executive officers of Citrus Financial held in the aggregate with the ability to
vote approximately           shares or approximately   % of the common stock.
Each of these persons has entered into a voting agreement with CIB Marine and Citrus Financial which provides for each person to vote the shares of common stock which are owned by that person or over which that person has voting power, including any shares acquired after the date of the given voting agreement, for approval of the reorganization agreement and the merger.

CONSIDERATION (PAGE 21)

     If the reorganization agreement is approved by Citrus Financial's shareholders, each share of Citrus Financial common stock issued and outstanding immediately before the merger, except shares for which Citrus Financial shareholders have validly demanded and perfected dissenters' appraisal rights under the Florida Business Corporation Act, will be converted into the right to receive that fraction of a share of CIB Marine's common stock equal to the Citrus Financial exchange value divided by the CIB Marine exchange value. See "The Merger -- Consideration" on page 21.

ACCOUNTING TREATMENT (PAGE 25)

     The companies expect the merger to qualify for "pooling of interests" accounting. This means that, for accounting and financial reporting purposes, the companies will be treated as if they had always been one company. CIB Marine can decide not to complete the merger if it does not receive letters from the independent auditors of each of the companies that the merger will qualify for pooling of interests accounting, or Citrus Financial has done or omitted to do something which would disallow pooling of interests accounting treatment of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 26)

     Citrus Financial's executive officers and directors may be deemed to have interests in the merger in addition to, or different from, their interests as shareholders of Citrus Financial generally. These material interests include a provision in the reorganization agreement relating to the purchase of directors' and officers' liability insurance coverage. Also, all wages, accrued but unpaid bonuses, accrued vacation time and all other accrued and vested benefits of the employees of Citrus Financial and any entity of which Citrus Financial owns or controls voting stock or equity securities will be paid and/or accrued before the effective date of the merger of CIBM Acquisition with and into Citrus Financial. Citrus Financial's board was aware of all of the interests described in this document and considered them and other matters in approving the reorganization agreement and the merger.

DISSENTERS' APPRAISAL RIGHTS (PAGE 26)

     Holders of shares of Citrus Financial common stock who do not vote to approve the reorganization agreement may dissent and elect to have the fair value of their shares of common stock judicially appraised and paid to them in cash. This fair value may be more, the same as, or less than the merger consideration. Dissenting shareholders must comply with the requirements of the provisions of the Florida Business Corporation Act relating to dissenters' rights, the full text of which is attached to this document as Appendix C. CIB Marine is not obligated to effect the merger if Citrus Financial shareholders validly exercise appraisal rights with regard to more than 7.5% of the shares of Citrus Financial common stock. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT (PAGE 31)

     The reorganization agreement is attached as Appendix A to this document. You should read the reorganization agreement because it is the legal document that governs the transaction. The reorganization agreement includes many material terms and conditions which are described in detail elsewhere in this document, including those that:

     - require Citrus Financial to conduct its business according to particular guidelines;

     - require that specified conditions be fulfilled or waived before the merger may be consummated;

     - regulate the ability of the companies to terminate the reorganization agreement; and

     - regulate the ability of the companies to waive or amend provisions of the reorganization agreement.

     Conditions. Conditions which must be fulfilled or waived by the companies include:

     - the material truth and correctness of the representations and warranties of the companies in the reorganization agreement;

     - the performance by the companies of all their obligations under the reorganization agreement on or before the closing;

     - the obtaining of all regulatory approvals and the expiration of all waiting periods;

     - the absence of any action by any governmental authority preventing or restricting the consummation of the merger;

     - the requisite approval of the reorganization agreement by Citrus Financial shareholders;

     - the holders of no more than 7.5% of the shares of Citrus Financial common stock validly demand and perfect dissenters' appraisal rights;

     - the obtaining of comfort letters by the companies from their independent auditors;

     - the obtaining of letters by the companies from their independent auditors that the merger qualifies for pooling of interests accounting; and

     - the issuance by David A. Noyes & Company of a written fairness opinion to Citrus Financial.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE 24)

     In reaching its decision to approve the reorganization agreement and the merger, Citrus Financial's board considered various factors, which are discussed in this document. Citrus Financial's board of directors has unanimously approved the reorganization agreement and has determined that the merger is advisable and in the best interests of Citrus Financial and its shareholders. CITRUS FINANCIAL'S BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

OPINION OF FINANCIAL ADVISOR (PAGE 28)

     Citrus Financial retained David A. Noyes & Company to be its financial advisor to evaluate the financial terms of the merger. On February 22, 2001, Noyes delivered its written opinion and as of the date of this document confirmed and delivered its updated written opinion to Citrus Financial that, as of each of these dates, the merger of CIBM Acquisition with and into Citrus Financial is fair to the Citrus Financial shareholders from a financial point of view. The full text of the written opinion of Noyes is attached as Appendix B and is incorporated by reference in this document. YOU ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 42)

     The companies expect that your exchange of shares of Citrus Financial common stock for shares of CIB Marine common stock generally will not cause you to recognize any gain or loss for U.S. federal income tax purposes. However, you will have to recognize a gain or loss in connection with any cash received instead of fractional shares or for dissenters shares.

     The companies will receive legal opinions about the federal income tax treatment of the merger to the companies and their shareholders. These opinions, however, will not bind the Internal Revenue Service, which could take a different view.

     THIS TAX TREATMENT MAY NOT APPLY TO ALL CITRUS FINANCIAL SHAREHOLDERS, INCLUDING THOSE SHAREHOLDERS WHO DISSENT FROM THE TRANSACTION. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN THE CONTROL OF THE COMPANIES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

REGULATORY APPROVALS (PAGE 41)

     A merger involving bank holding companies, like CIB Marine and Citrus Financial, requires the prior approval of the Board of Governors of the Federal Reserve System. CIB Marine obtained the approval of the Federal Reserve Board on June 5, 2001.

     The consummation of the merger is conditioned upon the obtaining of all regulatory approvals required for consummation of the transaction and the expiration of all statutory waiting periods. There can be no assurance that this condition will be satisfied. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS (PAGE 69)

     There is no established public trading market for the common stock of each of CIB Marine and Citrus Financial. CIB Marine has offered and sold shares of its common stock in private placement transactions. According to Citrus Financial's transfer agent, there have been only 13 transfers of Citrus Financial's common stock in the last 12 months. The total number of shares transferred was 76,403. Transfers ranged from 10 shares to 58,331 shares. Neither Citrus Financial nor its transfer agent is aware of the amount of consideration, if any, paid for those transfers.

     CIB Marine has not paid any cash dividends on its common stock. Citrus Financial has not paid any cash dividends on its common stock. Citrus Financial has agreed in the reorganization agreement not to declare or pay any dividends on its common stock during the time the reorganization agreement is in effect.

               UNAUDITED COMPARATIVE AND PRO FORMA PER SHARE DATA

     The following table shows historical information about our net income per share and book value per share, and similar information reflecting the merger, which we refer to as pro forma information. In presenting the comparative pro forma information for the time periods shown in the table, we assumed that we had been one company throughout these periods for accounting and financial reporting purposes, a method known as pooling of interests accounting. No cash dividends were paid by either company during the periods presented. The information listed as equivalent pro forma was obtained by multiplying the pro forma amounts by the estimated exchange ratio of 0.506. The estimated exchange ratio was calculated by dividing (1) the Citrus Financial book value of each share of common stock at March 31, 2001, $6.31, multiplied by 1.68 by (2) the CIB Marine book value of each share of common stock at March 31, 2001, $11.97, multiplied by 1.75. The Citrus Financial book value has been adjusted to reflect the assumption that all 43,824 outstanding stock options will have been exercised by the merger date. We present this information to reflect the fact that Citrus Financial shareholders will receive less than one share of CIB Marine common stock for each share of Citrus Financial common stock exchanged in the merger.

     We expect that we will incur approximately $425,000 of merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated merger-related expenses and financial benefits and, accordingly, does not attempt to predict or suggest future results. It does not necessarily reflect what the historical results would have been had the companies been combined during the periods presented. If the merger-related expenses were included, the pro forma book value per share would be $11.97.

     The information in the following table is based on the historical financial information that we have presented in our prior SEC filings. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 71.

                                 PER SHARE DATA

                                                     AS OF OR FOR THE    YEARS ENDED DECEMBER 31,
                                                    THREE MONTHS ENDED   -------------------------
                                                      MARCH 31, 2001      2000      1999     1998
                                                    ------------------   ------    ------    -----
CIB MARINE
Basic earnings per common share:
  Historical.......................................       $ 0.33         $ 1.26    $ 0.84    $0.57
  Pro Forma........................................         0.32           1.19      0.80     0.59
Diluted earnings per common share:
  Historical.......................................         0.33           1.24      0.83     0.57
  Pro Forma........................................         0.32           1.17      0.79     0.58
Dividends declared on common stock:
  Historical.......................................           --             --        --       --
  Pro Forma........................................           --             --        --       --
Book value per common share:
  Historical.......................................        11.97          11.50      9.80     8.97
  Pro Forma........................................        11.99          11.53      9.91     9.09
CITRUS FINANCIAL
Basic earnings (loss) per common share:
  Historical.......................................       $ 0.07         $(0.29)   $(0.29)   $0.59
  Equivalent pro forma.............................         0.16           0.60      0.40     0.30
Diluted earnings (loss) per common share:
  Historical.......................................         0.07          (0.28)    (0.27)    0.48
  Equivalent pro forma.............................         0.16           0.59      0.40     0.29
Dividends declared on common stock:
  Historical.......................................           --             --        --       --
  Equivalent pro forma.............................           --             --        --       --
Book value per common share:
  Historical.......................................         6.27           6.16      6.40     6.77
  Equivalent pro forma.............................         6.07           5.83      5.01     4.60

     The management of CIB Marine and Citrus Financial may adjust the pro forma information included in this document as a result of their review of their classifications and accounting policies. The management of CIB Marine and Citrus Financial do not expect these adjustments to be material.

                            SELECTED FINANCIAL DATA

     The following tables show selected historical financial data for each of CIB Marine and Citrus Financial. The information in the tables is based on historical financial information that we have presented in our SEC filings. You should read all of the selected financial data we provide in the tables together with the historical financial information in our SEC filings and with the more detailed pro forma financial information we provide in this document, which you can find beginning at page 74. The historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 71.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CIB MARINE
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          THREE MONTHS ENDED
                                               MARCH 31,                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           2001         2000         2000         1999         1998         1997         1996
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Selected Statement of Income Data
Interest & dividend income............  $   50,903   $   39,515   $  182,908   $  116,158   $   80,528   $   56,246   $   36,696
Interest expense......................      31,753       22,610      109,063       61,808       42,198       30,461       18,972
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net interest income...........      19,150       16,905       73,845       54,350       38,330       25,785       17,724
Provision for loan loss...............       2,820        2,360        8,324        6,110        4,733        3,992        2,044
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net interest income after
          provision for loan loss.....      16,330       14,545       65,521       48,240       33,597       21,793       15,680
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Noninterest income....................       3,637        1,377        8,201        5,751        5,948        3,397        2,753
Noninterest expense:..................      11,522        9,899       41,545       33,039       26,381       17,378       12,959
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes............       8,445        6,023       32,177       20,952       13,164        7,812        5,474
        Income tax expense............       2,820        2,092       11,104        7,417        4,510        2,537        1,901
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Net income....................  $    5,625   $    3,931   $   21,073   $   13,535   $    8,654   $    5,275   $    3,573
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
Per Share Data
  Basic earnings......................  $     0.33   $     0.24   $     1.26   $     0.84   $     0.57   $     0.48   $     0.41
  Diluted earnings....................        0.33         0.24         1.24         0.83         0.57         0.47         0.40
  Dividends...........................          --           --           --           --           --           --           --
  Book value (at end of period).......       11.97        10.10        11.50         9.80         8.97         7.40         5.76
Selected Financial Condition Data
  Securities..........................  $  425,743   $  392,738   $  492,241   $  363,350   $  216,284   $  160,936   $  112,167
  Loans, including held for sale......   1,932,561    1,529,656    1,778,275    1,389,979      924,611      616,228      408,024
  Total assets........................   2,476,114    2,008,951    2,367,541    1,824,840    1,186,523      807,323      550,578
  Deposits............................   1,989,067    1,692,451    1,951,521    1,528,456    1,011,033      682,830      467,942
  Short-term borrowings...............     172,442       88,897      146,439      113,219        3,254       16,170       21,561
  Long-term borrowings................      93,169       44,750       58,223        9,750       20,000        2,150           --
  Stockholders' equity................     202,777      168,385      194,596      161,335      144,096      100,732       58,232
Selected Financial Ratios and Other
  Data
  Performance Ratios:
    Net interest margin(1)............        3.34%        3.78%        3.69%        3.93%        4.19%        4.06%        4.27%
    Net interest spread(2)............        2.67         3.16         3.02         3.25         3.29         3.31         3.52
    Noninterest income to average
      assets..........................        0.42         0.29         0.39         0.39         0.60         0.50         0.62
    Noninterest expense to average
      assets..........................        1.91         2.08         1.96         2.26         2.68         2.56         2.94
    Net overhead ratio(3).............        1.31         1.78         1.57         1.87         2.07         2.06         2.31
    Efficiency ratio(4)...............       52.04        52.85        49.66        54.03        58.11        58.59        63.05
    Return on average assets(5).......        0.93         0.82         0.99         0.93         0.88         0.78         0.81
    Return on average equity(6).......       11.43         9.65        11.94         9.01         6.86         7.62         8.00

                                          THREE MONTHS ENDED
                                               MARCH 31,                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           2001         2000         2000         1999         1998         1997         1996
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Asset Quality Ratios:
    Nonaccrual loans to loans,
      including held for sale.........        0.80%        0.50%        0.82%        0.22%        0.43%        0.30%        0.59%
    Allowance for loan loss to loans,
      including held for sale.........        1.30         1.17         1.29         1.14         1.15         1.09         0.99
    Allowance for loan loss to
      nonperforming assets............      148.07       204.36       143.40       361.85       265.89       315.36       161.74
    Net charge-offs to average loans
      including held for sale.........        0.03         0.02         0.07         0.09         0.10         0.31         0.14
    Nonperforming assets to total
      assets(7).......................        0.69         0.44         0.68         0.24         0.34         0.26         0.46
    Nonaccrual loans and 90+ days past
      due loans to loans, including
      held for sale...................        0.90         0.68         0.87         0.47         1.04         0.52         0.94
    Nonaccrual loans and 90+ days past
      due loans to total assets.......        0.70         0.52         0.66         0.36         0.81         0.40         0.69
    Nonperforming assets & 90+ days
      past due to total assets........        0.76         0.57         0.72         0.43         0.81         0.43         0.72
    Allowance as a percent of
      nonperforming and 90+ days past
      due loans.......................      133.17       155.19       134.96       200.57       111.10       192.80       103.05
Other Data:
  Number of banking facilities........          42           40           42           38           30           24           18
  Shares outstanding at the end of
    period............................  16,942,170   16,679,400   16,918,531   16,469,250   16,072,950   13,610,250   10,109,850

---------------

(1) Net interest margin is net interest income divided by average interest-earning assets.

(2) Net interest spread is the yield on average interest-earning assets less rate on average interest-bearing liabilities.

(3) The net overhead ratio is noninterest expense minus noninterest income divided by average total assets.

(4) The efficiency ratio is noninterest expense divided by the sum of net interest income (on a tax equivalent basis: 35% for 2000, 1999 and 1998, 34% for prior periods) plus noninterest income excluding gains and losses on securities.

(5) Return on average assets is net income divided by average total assets.

(6) Return on average equity is net income divided by average common equity.

(7) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed property.

      SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CITRUS FINANCIAL
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED
                                                    MARCH 31,                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------   --------------------------------------------------------
                                                2001         2000         2000         1999        1998       1997       1996
                                             ----------   ----------   ----------   ----------   --------   --------   --------
Selected Statement of Income Data
Interest & dividend income.................  $    1,886   $    1,748   $    7,367   $    6,500   $  6,452   $  5,514   $  4,973
Interest expense...........................       1,001          783        3,659        2,904      2,941      2,482      2,288
                                             ----------   ----------   ----------   ----------   --------   --------   --------
        Net interest income................         885          965        3,708        3,596      3,511      3,032      2,685
Provision for loan loss....................         (32)          74        1,130          675         23        269        352
                                             ----------   ----------   ----------   ----------   --------   --------   --------
        Net interest income after provision
          for loan loss....................         917          891        2,578        2,921      3,488      2,763      2,333
                                             ----------   ----------   ----------   ----------   --------   --------   --------
Noninterest income.........................         116          110          443          499        415        398        368
Noninterest expense:.......................         874          911        3,667        3,863      3,001      2,774      2,570
                                             ----------   ----------   ----------   ----------   --------   --------   --------
Income (loss) before income taxes..........         159           90         (646)        (443)       902        387        131
        Income tax expense (benefit).......          60           33         (244)        (167)       338        137         46
                                             ----------   ----------   ----------   ----------   --------   --------   --------
        Net income (loss)..................  $       99   $       57   $     (402)  $     (276)  $    564   $    250   $     85
                                             ==========   ==========   ==========   ==========   ========   ========   ========
Per Share Data
  Basic earnings (loss)....................  $     0.07   $     0.04   $    (0.29)  $    (0.29)  $   0.59   $   0.26   $   0.09
  Diluted earnings (loss)..................        0.07         0.04        (0.28)       (0.27)      0.48       0.21       0.07
  Dividends................................          --           --           --           --         --         --         --
  Book value (at end of period)............        6.27         6.43         6.16         6.40       6.77       6.11       5.77
Selected Financial Condition Data
  Securities...............................  $   14,903   $    6,556   $   13,681   $    6,675   $  5,982   $  9,283   $  9,499
  Loans, including held for sale...........      67,030       73,280       69,156       69,713     61,300     50,538     51,024
  Total assets.............................      95,059       90,892       95,921       88,059     84,051     69,098     66,416
  Deposits.................................      85,634       81,751       86,558       79,091     76,703     62,601     58,646
  Short-term borrowings....................          --           --           --           70         --         --      1,500
  Long-term borrowings.....................         104          154          117          167        217        433        555
  Stockholders' equity.....................       8,922        8,644        8,771        8,367      6,447      5,822      5,427
Selected Financial Ratios and Other Data
  Performance Ratios:
    Net interest margin(1).................        3.90%        4.80%        4.30%        4.70%      4.92%      4.88%      4.54%
    Net interest spread(2).................        2.90         3.90         3.40         4.10       4.20       4.17       4.19
    Noninterest income to average assets...        0.49         0.50         0.48         0.60       0.53       0.59       0.60
    Noninterest expense to average
      assets...............................        3.70         4.15         3.97         4.65       3.85       4.10       4.19
    Net overhead ratio(3)..................        3.21         3.65         3.49         4.05       3.32       3.51       3.59
    Efficiency ratio(4)....................       87.31        84.74        88.27        94.34      76.53      80.88      84.20
    Return on average assets(5)............        0.41         0.26        (0.44)       (0.33)      0.72       0.37       0.14
    Return on average equity(6)............        4.45         2.68        (4.48)       (4.09)      9.13       4.46       1.55
  Asset Quality Ratios:
    Nonaccrual loans to loans, including
      held for sale........................        0.94%        0.49%        1.79%        0.65%      0.23%      1.55%      1.43%
    Allowance for loan loss to loans,
      including held for sale..............        1.45         0.61         1.43         0.58       0.75       0.85       0.69
    Allowance for loan loss to
      nonperforming assets.................       70.16       100.00        72.23        87.94      86.82      29.20      13.47
    Net charge-offs (recoveries) to average
      loans including held for sale........       (0.10)        0.15         0.76         1.15      (0.01)      0.38       0.82
    Nonperforming assets to total
      assets(7)............................        1.46         0.50         1.42         0.52       0.63       2.14       3.96
    Nonaccrual loans and 90+ days past due
      loans to loans, including held for
      sale.................................        0.94         0.49         1.92         0.66       0.82       2.22       2.06
    Nonaccrual loans and 90+ days past due
      loans to total assets................        0.67         0.40         1.38         0.52       0.59       1.63       1.59
    Nonperforming assets & 90+ days past
      due to total assets..................        1.46         0.50         1.52         0.52       1.06       2.63       4.45
    Allowance as a percent of nonperforming
      and 90+ days past due loans..........        0.70         1.00         0.68         0.88       0.52       0.24       0.12
Other Data:
  Number of banking facilities.............           3            3            3            3          3          3          3
  Shares outstanding at the end of
    period.................................   1,423,402    1,344,164    1,423,402    1,307,167    952,296    952,296    940,554

---------------

(1) Net interest margin is net interest income divided by average interest-earning assets.

(2) Net interest spread is the yield on average interest-earning assets less rate on average interest-bearing liabilities.

(3) The net overhead ratio is noninterest expense minus noninterest income divided by average total assets.

(4) The efficiency ratio is noninterest expense divided by the sum of net interest income (on a tax equivalent basis: 35% for 2000, 1999 and 1998, 34% for prior periods) plus noninterest income excluding gains and losses on securities.

(5) Return on average assets is net income divided by average total assets.

(6) Return on average equity is net income divided by average common equity.

(7) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed property.

                UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED
               FINANCIAL DATA OF CIB MARINE AND CITRUS FINANCIAL

     The following unaudited pro forma condensed combined selected financial data combines CIB Marine's historical results with Citrus Financial's historical results, in each case, as of or for the quarters ended March 31, 2001 and 2000 and the fiscal years ended December 31, 2000, 1999, 1998, 1997 and 1996, in each case, giving effect to the merger as if it occurred on the first day of each period presented. See "Where You Can Find More Information" on page 71.

     We expect that we will incur merger and other restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results would have been had the companies been combined during the periods presented.

     The management of each of CIB Marine and Citrus Financial may adjust the pro forma information included in this document as a result of their review of accounting classifications and underlying accounting policies. The management of each of CIB Marine and Citrus Financial do not expect these adjustments to be material.

        SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA OF CIB MARINE AND
                                CITRUS FINANCIAL
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     THREE MONTHS ENDED
                                          MARCH 31,                         AT OR FOR THE YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     2001          2000          2000          1999          1998          1997          1996
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Selected Statement of Income
  Data
Interest & dividend income......  $    52,789   $    41,263   $   190,275   $   122,658   $    86,980   $    61,760   $    41,669
Interest expense................       32,754        23,393       112,722        64,712        45,139        32,943        21,260
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net interest income.....       20,035        17,870        77,553        57,946        41,841        28,817        20,409
Provision for loan loss.........        2,788         2,434         9,454         6,785         4,756         4,261         2,396
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net interest income
          after provision for
          loan loss.............       17,247        15,436        68,099        51,161        37,085        24,556        18,013
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Noninterest income..............        3,753         1,487         8,644         6,250         6,363         3,795         3,121
Noninterest expense:............       12,396        10,810        45,212        36,902        29,382        20,152        15,529
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes......        8,604         6,113        31,531        20,509        14,066         8,199         5,605
  Income tax expense............        2,880         2,125        10,860         7,250         4,848         2,674         1,947
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
  Net income....................  $     5,724   $     3,988   $    20,671   $    13,259   $     9,218   $     5,525   $     3,658
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Per Share Data
  Basic earnings................  $      0.32   $      0.23   $      1.19   $      0.80   $      0.59   $      0.48   $      0.39
  Diluted earnings..............         0.32          0.23          1.17          0.79          0.58          0.47          0.39
  Dividends.....................           --            --            --            --            --            --            --
  Book value (at end of
    period).....................        11.99         10.20         11.53          9.91          9.09          7.56          6.01
Selected Financial Condition
  Data Securities...............  $   440,646   $   399,294   $   505,922   $   370,025   $   222,266   $   170,219   $   121,666
  Loans, including held for
    sale........................    1,999,591     1,602,936     1,847,431     1,459,692       985,911       666,766       459,048
  Total assets..................    2,571,506     2,099,843     2,463,462     1,912,899     1,270,574       876,421       616,994
  Deposits......................    2,074,701     1,774,202     2,038,079     1,607,547     1,087,736       745,431       526,588
  Short-term borrowings.........      172,442        88,897       146,439       113,289         3,254        16,170        23,061
  Long-term borrowings..........       93,273        44,904        58,340         9,917        20,217         2,583           555
  Stockholders' equity..........      212,032       177,029       203,367       169,702       150,543       106,554        63,659
Selected Financial Ratios and
  Other Data
  Performance Ratios:
    Net interest margin(1)......         3.29%         3.78%         3.71%         3.97%         4.24%         4.13%         4.33%
    Net interest spread(2)......         2.61          3.23          3.03          3.28          3.36          3.39          3.60
    Noninterest income to
      average assets............         0.60          0.30          0.39          0.40          0.60          0.51          0.62
    Noninterest expense to
      average assets............         1.98          2.17          2.05          2.39          2.76          2.70          3.10
    Net overhead ratio(3).......         1.38          1.87          1.65          1.98          2.16          2.19          2.47
    Efficiency ratio(4).........        54.64         55.85         52.49         57.49         61.40         62.05         66.51
    Return on average
      assets(5).................         0.91          0.80          0.94          0.86          0.87          0.74          0.73
    Return on average
      equity(6).................        11.14          9.31         11.14          8.45          6.97          7.39          7.31
  Asset Quality Ratios:
    Nonaccrual loans to loans,
      including held for sale...         0.80%         0.50%         0.85%         0.24%         0.42%         0.39%         0.68%
    Allowance for loan loss to
      loans, including held for
      sale......................         1.31          1.15          1.30          1.11          1.13          1.07          0.96
    Allowance for loan loss to
      nonperforming assets......       142.21        199.27        137.82        335.97        244.94        197.97         85.89
    Net charge-offs to average
      loans including held for
      sale......................        (0.03)        (0.01)         0.10          0.14          0.09          0.31          0.22
    Nonperforming assets to
      total assets(7)...........         0.72          0.44          0.71          0.25          0.36          0.41          0.83
    Nonaccrual loans and 90+
      days past due loans to
      loans, including held for
      sale......................         0.90          0.67          0.91          0.48          1.02          0.65          1.06
    Nonaccrual loans and 90+
      days past due loans to
      total assets..............         0.70          0.51          0.68          0.36          0.79          0.49          0.79
    Nonperforming assets & 90+
      days past due to total
      assets....................         0.79          0.57          0.75          0.44          0.82          0.60          1.12
    Allowance as a percent of
      nonperforming and 90+ days
      past due loans............         1.29          1.53          1.30          1.94          1.06          1.35          0.64
Other Data:
  Number of banking
    facilities..................           45            43            45            41            33            27            21
  Shares outstanding at the end
    of period...................   17,684,586    17,359,547    17,638,772    17,130,677    16,554,812    14,092,112    10,585,770

---------------

(1) Net interest margin is net interest income divided by average interest-earning assets.

(2) Net interest spread is the yield on average interest-earning assets less rate on average interest-bearing liabilities.

(3) The net overhead ratio is noninterest expense minus noninterest income divided by average total assets.

(4) The efficiency ratio is noninterest expense divided by the sum of net interest income (on a tax equivalent basis: 35% for 2000, 1999 and 1998, 34% for prior periods) plus noninterest income excluding gains and losses on securities.

(5) Return on average assets is net income divided by average total assets.

(6) Return on average equity is net income divided by average common equity.

(7) Nonperforming assets include nonaccrual loans, restructured loans and foreclosed property.

                                  RISK FACTORS

     In deciding whether to approve the reorganization agreement, you should carefully consider the following risks and uncertainties. If any of these risks or uncertainties actually occur, CIB Marine's business could be adversely affected. In that event, CIB Marine's common stock could decline in value. Additional risks not currently known to CIB Marine, or which CIB Marine currently considers immaterial, may also adversely affect CIB Marine's operations.

CIB MARINE'S GROWTH STRATEGY INVOLVES OPERATING AND ACQUISITION RISKS.

     CIB Marine has grown, and intends to continue to grow, by forming new banks and establishing new bank branches, through the purchase of bank branches from other financial institutions and through the acquisition of other financial institutions. However, expansion could require significant up-front costs for facilities, personnel and operating systems, which could outweigh the benefits of operating new facilities.

     Acquiring bank branches or other financial institutions may include the following additional risks:

     - adverse changes in the results of operations of the acquired branches or entities;

     - unforeseen liabilities or problems with the quality of the assets of the acquired branches or entities;

     - greater than anticipated costs of integrating the acquired branches or entities;

     - adverse personnel relations;

     - loss of customers of the acquired business;

     - incurrence of amortization expense; and

     - dilution to CIB Marine shareholders if CIB Marine uses its common stock as consideration in any acquisition.

     All of these risks may inhibit or restrict CIB Marine's growth, negatively affect CIB Marine's revenues and ultimately reduce its net income.

CIB MARINE MAY EXPERIENCE DIFFICULTY IN MAINTAINING ITS RECENT GROWTH RATE.

     CIB Marine has completed various acquisitions and opened additional banks and branches in the past several years that have significantly enhanced its growth. CIB Marine cannot assure you that it will continue to sustain this growth rate or grow at all. Competition for suitable acquisition candidates is intense. CIB Marine may target an acquisition candidate that a variety of larger financial institutions with substantially greater resources than CIB Marine also may be interested in acquiring, making it more difficult for CIB Marine to acquire that candidate. CIB Marine's growth strategy also focuses largely on developing commercial banking relationships and hiring and retaining experienced commercial lenders and other personnel. However, this strategy may be difficult to maintain because competition among financial services providers for loans, lenders and other personnel is strong.

CIB MARINE'S SUCCESS LARGELY DEPENDS ON THE SKILL AND EXPERIENCE OF ITS SENIOR MANAGEMENT TEAM AND THE ABILITY OF THIS TEAM TO EFFECTIVELY MANAGE CIB MARINE'S GROWTH.

     CIB Marine has rapidly and significantly expanded its operations in recent years and anticipates additional expansion in the future to further its growth strategy. CIB Marine's rapid growth has placed significant demands on its management and other resources which are likely to continue, given its anticipated future growth. CIB Marine's management may not be able to effectively manage future growth, and future growth could distract management from day-to-day operations, both of which could hinder future expansion and, as a result, asset and earnings growth. To manage future growth, CIB Marine will need to hire and retain highly skilled and motivated loan originators, officers and other employees and improve existing systems and/or implement new systems for the operation of its business.

     CIB Marine's success depends upon the continued services of J. Michael Straka, its President and Chief Executive Officer, as well as other senior officers and managers. Mr. Straka has led CIB Marine's growth strategy and has been personally involved in CIB Marine's recruitment of commercial banking officers and in its acquisitions of branch offices and financial institutions. He is integrally involved in CIB Marine's lending operations, and sits on the loan committee of each of CIB Marine's subsidiary banks. The loss of any of CIB Marine's senior officers or of Mr. Straka, in particular, could adversely affect CIB Marine's business. CIB Marine maintains insurance policies on the life of Mr. Straka, which currently would pay CIB Marine a benefit of approximately $564,000 in the event of Mr. Straka's death. Of this amount, approximately $164,000 represents the cash value of these policies.

     CIB Marine has not entered into any employment agreement or non-competition agreement with Mr. Straka or any of its other senior officers. As a result, senior officers may leave CIB Marine at any time and compete with CIB Marine for business. In addition, unlike most of CIB Marine's peer institutions, if CIB Marine engages in a business combination transaction that causes a change in control of CIB Marine, its senior officers will not have the financial security of a contractual severance payment if their employment is terminated. Thus, the officers do not have the added incentive to remain with CIB Marine through the completion of a business combination transaction that severance payments might provide.

     CIB Marine's future success depends on its ability to identify and retain qualified senior officers and other employees in its identified markets. CIB Marine cannot assure you that it will be able to identify and retain these officers and employees.

YOU MAY BE UNABLE TO SELL YOUR SHARES.

     There is not, and may never be, an established public market for CIB Marine's common stock. CIB Marine cannot assure you that you will be able to sell the common stock you receive in this transaction at any particular price.

CIB MARINE DOES NOT CURRENTLY PLAN TO PAY CASH DIVIDENDS ON ITS COMMON STOCK, AND ITS ABILITY TO PAY CASH DIVIDENDS IN THE FUTURE IS RESTRICTED BY BANKING AND THRIFT REGULATIONS.

     CIB Marine has not paid, and does not currently plan to pay, cash dividends on its common stock. Instead, CIB Marine plans to reinvest earnings to support continued growth. In the future, the board of directors of CIB Marine expects to consider from time to time whether to begin paying regular cash dividends. CIB Marine's ability to pay any dividends depends significantly on the ability of its subsidiary banks to pay dividends. The ability of CIB Marine's subsidiary banks to pay dividends is restricted under federal and state banking laws. See "Supervision and Regulation" on page 47.

CIB MARINE'S FINANCIAL CONDITION AND NET INCOME WILL BE ADVERSELY AFFECTED IF ITS ALLOWANCE FOR LOAN LOSS IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

     As a lender, CIB Marine is exposed to the risks that its customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. The ability of CIB Marine's customers to repay their loans may be affected by the credit risk of the particular borrower, changes in economic and industry conditions or other factors beyond the control of CIB Marine or the borrower. Credit losses are inherent in the lending business and could have a material adverse effect on CIB Marine's operating results. Generally, commercial, commercial real estate and construction loans present a greater risk of non-payment by a borrower than other types of loans. Because CIB Marine's business is focused on making these types of loans, CIB Marine may be more susceptible to non-payment risks than other banks whose businesses are not focused on these types of loans.

     CIB Marine maintains an allowance for loan loss that it believes is adequate to provide for probable losses in its loan portfolio. CIB Marine periodically determines the amount of the allowance for loan loss based upon several factors, including:

     - past due and nonperforming assets;

     - specific internal analysis of loans requiring special attention;

     - the current level of regulatory classified and criticized assets and the risk factors associated with each;

     - changes in the type and volume of the loan portfolio;

     - net charge-offs;

     - review by CIB Marine's internal loan review personnel;

     - current national and local economic trends;

     - prior loss history;

     - underlying collateral values; and

     - credit concentrations and industry risks.

     CIB Marine cannot assure you that its allowance for loan loss will be sufficient to absorb actual loan losses. If actual loan losses are greater than the estimated losses, CIB Marine's financial condition and net income will be adversely affected.

CIB MARINE'S LOAN PORTFOLIO OFTEN CONTAINS CONCENTRATIONS OF CREDIT IN ONE BORROWER, RELATED BORROWERS OR BORROWERS IN THE SAME INDUSTRY, WHICH CREATES SPECIAL CREDIT RISKS.

     Credit risk is the risk that one or more of CIB Marine's borrowers will not be able to repay some or all of their obligations to CIB Marine. Credit risk is inherent in CIB Marine's business. Concentrations of credit occur when the aggregate amount owed by one borrower, a related group of borrowers or borrowers within an industry or group represent a relatively large percentage of the total credit extended by CIB Marine. Although each loan in a concentration may be of sound quality, concentrations of credit create special risks that are not present when the same loan amount is extended to a group of unrelated borrowers. Loans concentrated in one borrower depend, to a large degree, upon the financial capability and character of the individual borrower. Loans made to a related group of borrowers can be susceptible to a domino effect if financial problems are experienced by one or a few members of that group. Concentrations of loans within or dependent upon an industry are also impacted by external economic conditions and market acceptance, which are risk factors that can equally affect all members of that industry.

     Under CIB Marine's loan policy, generally a concentration of credit is deemed to exist when the total credit relationship exceeds 25% of CIB Marine's capital. At March 31, 2001, CIB Marine had one borrowing relationship with an individual borrower that exceeded 25% of its capital. The total outstanding lending commitment associated with this borrowing relationship, including lines of credit which have not been fully drawn as of March 31, 2001, was $53.6 million, and amounted to 26.5% and 2.8% of CIB Marine's stockholders' equity and gross loans outstanding, respectively. The aggregate principal amount actually drawn and outstanding was approximately $49.9 million. Also, at March 31, 2001, CIB Marine had total borrowings within three industries or industry groups that exceeded 25% of its capital as of that date. Of the three industries or industry groups, the largest concentration at March 31, 2001 consisted of loans to commercial and residential real estate developers, investors and contractors, with a total outstanding balance of approximately $785.0 million, or 41.1% of gross loans, and 387.1% of shareholders' equity.

CIB MARINE'S FUTURE SUCCESS DEPENDS UPON ITS ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY AND AGAINST LARGER COMPETITORS.

     Competition among financial institutions in the geographic markets in which CIB Marine competes is intense. CIB Marine competes with other bank holding companies, state and national commercial banks, state and federal savings and loan associations and savings banks, consumer finance companies, credit unions, securities brokerage firms, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial services providers. Many of these competitors have greater financial resources and lending limits and larger branch networks than CIB Marine. They are also able to offer a broader range of products and services than CIB Marine can offer. Some of CIB Marine's non-bank competitors also have less regulatory burden than CIB Marine. In addition, in recent years many large commercial enterprises, like life insurance companies and securities brokerage firms, have acquired or formed their own banks, and internet-based banking has expanded significantly. All of these factors have created greater competition for CIB Marine's products and services. Failure to compete effectively for deposit, loan and other banking customers in CIB Marine's primary market areas will adversely affect CIB Marine's business.

CIB MARINE OPERATES IN A HIGHLY REGULATED ENVIRONMENT AND IS SUPERVISED AND EXAMINED BY VARIOUS FEDERAL AND STATE REGULATORY AGENCIES.

     As a bank holding company, CIB Marine is regulated by the Federal Reserve Board, and each of its bank subsidiaries is regulated separately by various federal and/or state banking regulators. This regulation is primarily intended to protect CIB Marine's customers and their deposits rather than its shareholders. See "Supervision and Regulation" on page 47.

CERTAIN PROVISIONS OF CIB MARINE'S ARTICLES OF INCORPORATION AND BY-LAWS AND FEDERAL AND STATE LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF CIB MARINE OR REDUCE THE AMOUNT OF THE TAKEOVER PREMIUM.

     Certain provisions in CIB Marine's articles of incorporation and by-laws and other restrictions, including those imposed by federal and state law, make it difficult and expensive for a third party to pursue an acquisition of CIB Marine through a tender offer, a proxy contest, open-market purchases or any other transaction not approved by CIB Marine's board of directors. These provisions are intended to reduce CIB Marine's vulnerability to unsolicited or hostile attempts to obtain control of CIB Marine. However, if these provisions deter a takeover of CIB Marine that would be advantageous to shareholders, shareholders may not receive consideration for their shares that is greater than the then-current market price. In addition, certain of these provisions make it difficult for a third party to remove directors from CIB Marine's board of directors, which will make it more difficult for individual shareholders or a group of shareholders to replace CIB Marine's existing management, whether or not those shareholders believe that a management change would be in the best interests of CIB Marine. These restrictions include the following:

     - the board of directors is authorized to issue blank check preferred stock, which could be issued as part of a takeover defense to dilute the voting power and equity interests of holders of common stock;

     - the board of directors is divided into three classes with approximately a third of the directors elected each year for three-year terms, making it more difficult for a third party to replace the board of directors of CIB Marine;

     - shareholders can remove directors only "for cause" and only upon the vote of 80% of the outstanding shares entitled to vote in the election of directors, and only the board of directors can determine who fills board vacancies during the periods between shareholder meetings, making it difficult for shareholders to replace directors who might oppose a takeover of CIB Marine;

     - shareholders can take action without a meeting only if the consent is signed by all of the shareholders entitled to vote on the matter, which, given the number of shareholders of

       CIB Marine, makes it highly unlikely as a practical matter that CIB Marine's shareholders will be able to act by written consent;

     - for certain business combinations between CIB Marine and a beneficial owner of 10% or more of CIB Marine's voting stock, the transaction must be approved by an 80% vote of all outstanding shares and a two-thirds vote of the shares held by non-interested shareholders, unless the transaction has been approved by directors not affiliated with the beneficial owner or meets certain requirements relating to fairness of the consideration paid and procedural requirements;

     - certain provisions in CIB Marine's articles of incorporation and by-laws can be amended or eliminated only by an 80% vote of all outstanding shares, which limits the ability of shareholders to eliminate the provisions described above from the articles and by-laws; and

     - shareholders must provide CIB Marine with advance notice for the nomination of candidates for election as directors and for bringing any business proposal before an annual meeting of shareholders.

     In addition to anti-takeover provisions in CIB Marine's articles of incorporation and by-laws, certain anti-takeover provisions of the Wisconsin Business Corporation Law apply to CIB Marine which make it more difficult for a third party to engage in a business transaction with CIB Marine without the approval of the board of directors of CIB Marine. See "Comparison of Shareholder Rights -- State Anti-Takeover Statutes" on page 60. Also, certain federal and state laws restrict the acquisition of control of a bank holding company like CIB Marine, including laws that impose regulatory approval requirements. See "Supervision and Regulation -- Expansion Activities" on page 47.

                                  THE MEETING

DATE, TIME, PLACE AND RECORD DATE

     Citrus Financial will hold a special meeting of shareholders on
            , 2001, at           , at           , local time. Citrus Financial
is first mailing this proxy statement/prospectus to shareholders of Citrus
Financial on or about             , 2001. It is accompanied by a notice of the
Citrus Financial special meeting and a form of proxy which Citrus Financial is soliciting for use at the special meeting and at any and all adjournments or postponements.

     Citrus Financial has fixed the close of business on             , 2001 as
the record date for determining holders of common stock who will be entitled to notice of, and to vote at, the special meeting. Accordingly, only holders of record of shares of Citrus Financial common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.
On the record date, there were approximately           shareholders of record
holding approximately           shares of Citrus Financial common stock.

MATTERS TO BE CONSIDERED

     At the special meeting, shareholders will vote on whether to approve:

     - the reorganization agreement under which CIBM Acquisition will merge with and into Citrus Financial and each share of Citrus Financial common stock will be converted into the right to receive the reorganization consideration at completion of the reorganization, See "The Merger -- Consideration" on page 21;

     - the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes to approve the reorganization agreement, See "Adjournment of Special Meeting" on page 71; and

     - any other matters properly brought before the meeting.

     On the date of this proxy statement/prospectus, Citrus Financial does not know of any business other than the approval of the reorganization agreement that will be presented for consideration at the special meeting.

VOTES REQUIRED FOR APPROVAL; VOTING RIGHTS

     Approval of the reorganization agreement requires the affirmative vote of a majority of the outstanding shares of Citrus Financial common stock. Abstentions and broker non-votes will have the same effect as votes against the approval of the reorganization agreement. Brokers holding shares of record for customers generally are not entitled to vote on particular shareholder matters, including the approval of the reorganization agreement, unless they receive voting instructions from their customers. "Broker non-votes" means the votes that could have been cast for approval of the reorganization agreement by brokers if they had received their customers' instructions.

     Approval of the adjournment requires the affirmative vote of a majority of the shares present at the special meeting. Abstentions will have the effect as a vote against the adjournment.

     Each share of Citrus Financial common stock held on the record date is entitled to one vote on each proposal at the special meeting. Shareholders may exercise this vote in person at the special meeting or by delivery of a properly executed proxy. The presence, in person or represented by properly executed proxy, of the holders of a majority of the shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present.

     Approval of the reorganization agreement by Citrus Financial shareholders is a condition to, and required for, completion of the reorganization. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

     At the close of business on the record date, the directors and executive officers of Citrus Financial held in the aggregate with the ability to vote
approximately           shares of Citrus Financial common stock, which
represented approximately   % of the shares outstanding on that date. Each of
these persons has entered into a voting agreement with CIB Marine and Citrus Financial which provides that they will vote the shares of common stock which are owned, or over which that person has voting power, including any shares acquired after the date of the given voting agreement, for approval of the reorganization agreement and the transaction. You can find more information on ownership of securities by Citrus Financial's directors and executive officers in the section entitled "The Merger -- Interests of Certain Persons in the Transaction" on page 26.

     At the close of business on the record date, none of the directors and executive officers of CIB Marine held shares of Citrus Financial common stock.

HOW TO VOTE YOUR SHARES

     You may vote your shares by attending the special meeting and voting in person or by submitting a properly executed proxy with voting instructions. You may submit your proxy by properly completing the enclosed proxy card and returning it in the enclosed envelope. If you complete, sign and return the enclosed proxy card, and Citrus Financial receives the proxy before or at the special meeting, your proxy will be voted as instructed. All proxies returned without instructions will be voted for approval of the reorganization agreement and the adjournment.

     Brokers who are the record holder of shares for a customer may not execute a proxy to vote those shares for approval of the reorganization agreement in the absence of specific instructions from the customer. If your shares are held in the name of a broker, bank or other record holder, you must either provide the record holder with instructions for voting your shares, obtain a proxy from the record holder to vote on matters presented at the special meeting or vote in person.

     If any other matters are properly presented for consideration at the special meeting, the persons named in the proxies will have discretion to vote or not vote on those matters based on their best judgment, unless authorization to use that discretion is withheld. You may revoke your proxy at any time before its use by:

     - delivering to the Corporate Secretary of Citrus Financial a signed notice of revocation or a later-dated proxy changing your voting instructions; or

     - attending the special meeting and voting in person.

Simply attending the special meeting will not by itself revoke your proxy.

     Citrus Financial will pay the costs associated with soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Citrus Financial, who will not be specifically compensated for these services, may solicit proxies from the shareholders of Citrus Financial, personally or by telephone, telegram or other forms of communication. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy materials to beneficial owners. Citrus Financial will reimburse those record holders for their reasonable expenses.

     PLEASE ASSIST US BY PROMPTLY COMPLETING, DATING AND SIGNING YOUR PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES WITH THEIR
PROXIES. See "The Merger -- Exchange of Citrus Financial Share Certificates" on page 22.

                                   THE MERGER

GENERAL

     CIBM Acquisition, a wholly-owned subsidiary of CIB Marine, will merge with and into Citrus Financial. Following the merger, the separate corporate existence of CIBM Acquisition will cease and Citrus Financial will continue to exist as a wholly-owned subsidiary of CIB Marine. Current shareholders of Citrus Financial, other than those properly exercising dissenters' appraisal rights, will become shareholders of CIB Marine.

EFFECTIVE TIME; EFFECTIVE DATE

     Upon fulfillment or waiver of the conditions stated in the reorganization agreement, CIB Marine and Citrus Financial will file articles of merger with the Florida Secretary of State. See "The Reorganization Agreement -- Conditions to the Merger" on page 37. The merger of CIBM Acquisition with and into Citrus Financial will become effective at the close of business on the day the companies file the articles of merger or at a later time within five business days of the filing of the articles of merger, as the companies may agree. The companies will specify the effective date and the effective time of this merger in the articles of merger.

CONSIDERATION

     Upon consummation of the merger, shares of Citrus Financial common stock outstanding, other than shares held by holders who properly exercise their appraisal rights under Florida law as described in "-- Dissenters' Appraisal Rights" on page 26, will be converted into the right to receive a whole number of CIB Marine common shares and cash for any fractional CIB Marine common shares. The whole number of CIB Marine common shares to be issued to each Citrus Financial shareholder shall be equal to the Citrus Financial exchange value divided by the CIB Marine exchange value multiplied by the number of Citrus Financial shares owned by such shareholder. Cash will be paid for any fractional CIB Marine common shares in an amount equal to the fractional share multiplied by the CIB Marine exchange value.

     Citrus Financial exchange value means the book value of each share of Citrus Financial common stock multiplied by 1.68. CIB Marine exchange value means the book value of each share of CIB Marine common stock multiplied by 1.75.

     The book value of each share of common stock of the companies will be calculated at the close of business on the last day of the month before the day of the closing. The book value of the shares of each company means the base capital of each company divided by the number of shares of that company issued and outstanding.

     The base capital of Citrus Financial means the capital of Citrus Financial calculated under generally accepted accounting principles minus the following:

     - professional fees relating to the fairness opinion not expensed or paid by Citrus Financial, and any other expenses or amounts due or that will become due to Citrus Financial's attorneys, accountants, advisors, consultants or others related to the reorganization;

     - accounting and tax adjustments which relate to the termination of the Citrus Bank 401(k) plan;

     - the amount, if any, of loan charge-offs within Citrus Financial's and Citrus Bank's loan portfolio that would be made under CIB Marine's lending policies and procedures in excess of Citrus Financial's and Citrus Bank's allowance for loan loss;

     - an amount equal to the difference between:

      - the net of the total loans of Citrus Financial and Citrus Bank less charge-offs pursuant to CIB Marine's lending policies and procedures multiplied by one percent, and

      - the amount of Citrus Financial's and Citrus Bank's adjusted allowance for loan loss, but only if the former exceeds the latter; and

     - any other deductions stated in the reorganization agreement, including:

      - all wages, accrued but unpaid bonuses, accrued vacation time and other accrued and vested benefits, including payments due to current or former employees of Citrus Financial and Citrus Bank; and

      - 25% of the cost of tail directors' and officers' liability insurance coverage covering the directors', officers' and employees of Citrus Financial for a period of four years.

     The base capital of CIB Marine means the capital of CIB Marine calculated under generally accepted accounting principles minus the following:

     - professional fees not expensed or paid by CIB Marine to its attorneys, accountants, consultants or others related to the reorganization; and

     - any other deductions stated in the reorganization agreement, including:

      - all wages, accrued but unpaid bonuses, accrued vacation time and other accrued and vested benefits; and

      - 75% of the cost of tail directors' and officers' liability insurance coverage covering the directors, officers and employees of Citrus Financial for four years.

     Option to Terminate. If the Citrus Financial exchange value is less than $9.50, then CIB Marine may:

     - terminate the reorganization agreement;

     - substitute $9.50 as the Citrus Financial exchange value; or

     - offer Citrus Financial the option to accept the Citrus Financial exchange value calculated according to procedures stated in the reorganization agreement and complete the merger or to terminate the reorganization agreement.

EXCHANGE OF CITRUS FINANCIAL SHARE CERTIFICATES

     Exchange Fund. CIB Marine will appoint a bank or trust company that is not affiliated with CIB Marine to act as the exchange agent for the benefit of the holders of certificates of Citrus Financial common stock. Before or as soon as practicable after the effective date, CIB Marine will deposit with the exchange agent a sufficient number of certificates representing shares of CIB Marine common stock for the exchange of the outstanding shares of Citrus Financial common stock. CIB Marine will also deposit with the exchange agent a sufficient amount of cash for fractional shares.

     Transmittal Forms. Promptly after the effective date, the exchange agent will mail to each Citrus Financial shareholder a letter of transmittal and instructions for exchanging certificates representing shares of Citrus Financial common stock for certificates representing shares of CIB Marine common stock. Upon surrender to the exchange agent of the Citrus Financial share certificates, together with a properly completed transmittal form and any other requested documents, a Citrus Financial shareholder will receive:

     - a certificate representing the whole number of CIB Marine shares the shareholder is entitled to receive in the transaction, and

     - a check in an amount equal to any cash the Citrus Financial shareholder is entitled to receive for any fractional share of CIB Marine common stock.

     No Fractional Shares. CIB Marine will not issue fractional shares in the merger, but will pay cash for the fractional shares based on the CIB Marine exchange value. For a description of the calculation of the CIB Marine exchange value, see "The Merger -- Consideration" on page 21.

     No Further Rights in Citrus Financial Common Stock. The exchange of certificates representing shares of Citrus Financial common stock for certificates representing shares of CIB Marine common stock and/or cash will constitute full payment for the shares of Citrus Financial common stock. After completion of the merger, each Citrus Financial stock certificate will only represent the right to receive CIB Marine common stock and/or cash for any fractional share. After completion of the merger, Citrus Financial's transfer agent will not register transfers of shares that were outstanding at the time of completion of the merger. If Citrus Financial share certificates are presented to CIB Marine or Citrus Financial for any reason, the certificates will be cancelled and converted according to the reorganization agreement.

     Failure to Exchange. Six months after the effective date, any shares of CIB Marine common stock or cash remaining in the possession of the exchange agent will be returned to CIB Marine. If you do not exchange your Citrus Financial share certificates within this six-month period, you will need to contact CIB Marine to obtain the CIB Marine common stock and/or cash for any fractional share to which you are entitled.

     Lost, Stolen or Destroyed Certificates. If you cannot submit your Citrus Financial share certificates because they are lost, stolen or destroyed, you must follow the instructions provided with the letter of transmittal. Those instructions will require you to submit appropriate certifications and to provide indemnity against any potential claim regarding the certificates. After you have complied with those instructions, in exchange for your lost, stolen or destroyed certificates, the exchange agent will issue to you the CIB Marine common stock and/or cash for any fractional share to which you are entitled.

BACKGROUND OF THE MERGER

     In recent years, with the expansion of interstate banking, the enactment of the Gramm-Leach-Bliley Act and the broadening of other bank powers, the financial industry has undergone many changes. The directors and executive officers of Citrus Financial and CIB Marine have sought to remain apprised of these matters and the effects of the legislation on their respective organizations, including the potential opportunities created by changes in the industry.

     On May 3, 1999, Citrus Financial commenced a public offering of its common stock to raise additional capital to expand its banking business through the formation of two new banks. Mr. Roy A. Lambert, one of Citrus Financial's largest shareholders and a director of Citrus Financial, and John A. Purdie, a shareholder and director of Citrus Financial, inquired whether CIB Marine had an interest in acquiring stock of Citrus Financial in the offering. Mr. Lambert and Mr. Purdie were at that time, and continue to be, partners in a partnership that owns less than one percent of the outstanding common stock of CIB Marine. Although CIB Marine subscribed to purchase up to $250,000 of Citrus Financial common stock in the offering, Citrus Financial terminated the offering because of the inability of its underwriters to sell the minimum required number of shares at the offering price.

     During the fourth quarter of 1999, the directors of Citrus Financial re-evaluated its business plan, its ability to implement the plan and to grow the company, and strategic actions to increase shareholder value. Mr. Lambert suggested to the Board that he and Mr. Purdie be authorized to discuss a possible strategic business combination with CIB Marine and other interested and qualified merger partners. With the authorization of the board of directors of Citrus Financial, Mr. Lambert and certain other members of Citrus Financial's board of directors and senior management informally met with Mr. J. Michael Straka, President and Chief Executive Officer of CIB Marine, and two of its directors, Norman E. Baker and Jose Araujo, to hold exploratory discussions relative to a strategic business combination. Over the following months, the parties had several other informal meetings relative to a business combination transaction. The parties preliminarily determined that a combination could be beneficial for Citrus Financial, CIB Marine, and their respective shareholders in view of the characteristics of the companies' businesses and franchises.

As a result of these meetings, Mr. Lambert and Mr. Straka jointly developed an outline of some of the key terms of a potential business combination. Thereafter, discussions with respect to the terms of a potential merger continued between Mr. Lambert and Mr. Straka and certain members of their boards of directors and senior management teams. Additionally, Mr. Lambert and Mr. Straka, from time to time, advised their respective boards of their discussions.

     In April 2000, the parties entered into a customary confidentiality agreement with respect to a potential business combination, and CIB Marine commenced its due diligence investigation of the business and operations of Citrus Financial and Citrus Bank. In May 2000, CIB Marine delivered to Citrus Financial a draft definitive agreement for its consideration. Between May and August 2000, the parties continued to negotiate the terms of the definitive agreement, including the exchange ratio, the pre-closing price adjustments to be made to the parties' respective book values for purposes of calculating the share exchange value and the respective rights of the parties to terminate the reorganization agreement if a threshold share exchange value of Citrus Financial common stock is not achieved at closing.

     During the later part of the third quarter, Citrus Financial's investment bankers, David A. Noyes & Company, commenced and completed a due diligence investigation of CIB Marine on behalf of Citrus Financial. The parties continued to negotiate the terms of the reorganization agreement through November 2000, including the adjustments to be made to the capital of the companies in calculating the share exchange value.

     During 2000, Citrus Bank charged off approximately $632,000 of loans. As a result of the charge-offs, which negatively impacted the book value of Citrus Financial stock, Citrus Financial questioned its ability to complete the transaction using a share exchange value of Citrus Financial common stock equal to or greater than $10.25, the value previously negotiated by the companies. In January 2001, after further negotiations and a subsequent due diligence investigation of Citrus Financial by CIB Marine, Citrus Financial agreed to reduce the minimum Citrus Financial exchange value to $9.50 and to proceed to negotiate and complete the reorganization agreement.

     On February 22, 2001, the board of directors of Citrus Financial met to approve the reorganization agreement and the related agreements, including a Consulting Agreement under which CIB Marine consults with Citrus Bank regarding servicing problem loans, workouts, collections and related issues, loan portfolio, and the transactions contemplated by those agreements. Also at the meeting were John Reed of Noyes, Tom Rochford, an independent consultant to Citrus Financial who is also affiliated with Noyes, and George Igler, counsel. After a thorough discussion and consideration of the factors discussed under "Reasons for the Merger and Recommendation of the Citrus Financial Board of Directors," the members of the Citrus Financial board agreed to proceed with the merger. A written consent approving the reorganization agreement and authorizing Mr. Riley to execute the agreement was executed on March 1, 2001. The reorganization agreement and related agreements were entered into on March 6, 2001, and the companies issued a joint press release on the same date announcing the proposed transaction.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE CITRUS FINANCIAL BOARD OF DIRECTORS

     In evaluating and determining to approve the reorganization agreement, and to recommend approval to the shareholders, the Citrus Financial board and the Citrus Bank board, with the assistance of its financial advisor, Noyes, and its legal counsel, considered a variety of factors and based their opinions as to the fairness of the transaction contemplated by the reorganization agreement primarily on the following factors:

     - The financial terms of the merger, including the value of the consideration offered, CIB Marine's offer price to Citrus Financial's earnings, and the prices paid in comparable transactions in Florida and the Southeastern United States over the last year.

     - The future prospects of Citrus Financial and possible alternatives to the proposed merger, including the prospects of continuing as an independent institution. The Citrus Financial board considered the price and timing of the offer relative to the expected appreciation of Citrus Financial common stock over the next three years. Citrus Financial's prospects for out-performing the consideration offered by CIB Marine, or receiving a better financial offer from another institution having the same commitment to providing community banking services to its customers following a merger, were also considered.

     - The opinion of Noyes that the terms of the merger as provided in the reorganization agreement were fair, from a financial point of view, to the Citrus Financial shareholders. The opinion of Noyes is set forth in Appendix B to this proxy statement/prospectus.

     - Information with respect to the financial condition, results of operations, business and prospects of Citrus Financial as well as the risks associated with achieving those prospects and the current industry, economic and market conditions.

     - The non-financial terms and structure of the reorganization agreement and the proposed merger, in particular, and the fact that the merger would qualify as a tax-free reorganization to Citrus Financial shareholders.

     - The business and financial condition and earnings prospects of CIB Marine, the potential appreciation of CIB Marine common stock and the competence and experience of CIB Marine management. In this regard, Citrus Financial also considered the increasing commitment of CIB Marine to the Florida banking market and the prospects for additional growth in the Florida market.

     - The social and economic effects of the merger on Citrus Financial and its employees, depositors, loan and other customers, creditors and other constituencies of the communities in which Citrus Financial is located. The Citrus Financial board considered the number of employees to be retained by CIB Marine and the terms of the employee benefits they would receive, the proposed structure and operation of the resultant financial institution as a community bank following the merger, and the commitment to customer quality and services that CIB Marine would provide to Citrus Bank's customers and depositors.

     - Citrus Financial also considered CIB Marine's proposed retention of Roy Lambert as a director of Citrus Financial and the appointment of Mr. Lambert to the board of Citrus Bank following the merger, as evidence of CIB Marine's commitment to make the merger and transition period following the closing to be of benefit both to the community and Citrus Financial's customers.

     Each of the above factors support, directly or indirectly, the determination of the Citrus Financial board as to the fairness of the reorganization agreement and the related merger. The Citrus Financial board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the Citrus Financial board placed special emphasis on the consideration payable in the proposed merger, and the receipt of a favorable fairness opinion from its financial advisor. For additional information regarding the fairness opinion, see "Opinion of Financial Advisor."

BASED ON THE FOREGOING, THE CITRUS FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CITRUS FINANCIAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

ACCOUNTING TREATMENT

     CIB Marine and Citrus Financial anticipate that the merger will be accounted for as a pooling of interests under accounting principles generally accepted in the United States of America. Under this method of accounting, CIB Marine shareholders and Citrus Financial shareholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of Citrus Financial common stock for shares of CIB Marine common stock. The book value of the assets, liabilities and shareholders' equity of each of CIB Marine and Citrus Financial, as reported on their consolidated balance sheets, will be carried forward to the consolidated balance sheet of CIB Marine at their historical recorded amounts, as adjusted to conform the accounting policies of the two companies and no goodwill or other intangible assets will be created. CIB Marine will combine its consolidated income with the consolidated income of Citrus Financial for the entire fiscal year in which the transaction occurs. The historical reported net income of CIB Marine and Citrus Financial for prior periods will be combined and restated as net income of CIB Marine after making adjustments to conform the accounting policies of the two companies. However, the combined company must treat some expenses incurred to effect the merger as current charges against income rather than adjustments to the combined company balance sheet.

     It is a condition to completion of the merger that CIB Marine and Citrus Financial receive an opinion from their respective independent auditors, KPMG LLP and Stevens, Powell & Company, P.A., that the merger meets the conditions in order to be accounted for as a pooling of interests. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

     The companies have prepared the unaudited pro forma financial information contained in this proxy statement/prospectus using the pooling of interests accounting method to account for the merger. See "Unaudited Comparative and Pro Forma Per Share Data" and "Unaudited Pro Forma Condensed Combined Selected Financial Data of CIB Marine and Citrus Financial" beginning on page 5.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the recommendation of the Citrus Financial board of directors with respect to the merger, you should be aware that Citrus Financial's directors and executive officers have interests in the transaction different from or additional to their interests as shareholders of Citrus Financial. These material interests include a provision in the reorganization agreement relating to the purchase of directors' and officers' liability insurance coverage. Also, all wages, accrued but unpaid bonuses, accrued vacation time and all other accrued and vested benefits of the employees of Citrus Financial and any entity of which Citrus Financial owns or controls voting stock or equity securities will be paid and/or accrued before the effective date of the merger of CIBM Acquisition with and into Citrus Financial. Additionally, Mr. Lambert and Mr. Purdie are also partners, approximately one-third ownership each, in a partnership which owns a total of 52,050 shares of CIB Marine common stock. Citrus Financial's board was aware of all of these interests and considered them and other matters in approving the reorganization agreement and the merger.

     Options. The interim President and Chief Executive Officer of Citrus Financial, Randy J. Riley, owns non-qualified stock options to acquire 8,712 shares of Citrus Financial common stock. These options were granted on July 11, 1991, are fully vested, have an exercise price of $6.31 and expire on July 11, 2001.

     Consulting Agreement. On March 6, 2001, CIB Marine and Citrus Bank entered into a consulting agreement under which CIB Marine agreed to provide consulting services to Citrus Bank regarding servicing problem loans, loan workouts, collections and related issues. Either party may terminate this agreement by giving the other written notice of termination. CIB Marine has been paid approximately $10,000 under this agreement for services rendered through April 2001 and has submitted a bill for approximately $4,000 for services rendered in May 2001.

DISSENTERS' APPRAISAL RIGHTS

     Under the Florida Business Corporation Act, if the merger is effected, a Citrus Financial shareholder will be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of the shareholder's shares as of the effective date of the merger if the shareholder:

     - delivers to Citrus Financial, before the vote at the special meeting regarding the approval of the reorganization agreement, written notice of the shareholder's intent to demand payment for the shareholder's shares, and

     - does not vote in favor of the reorganization agreement.

     A shareholder will not satisfy the requirement that he or she provide the written notice of intent to demand payment for the shareholder's shares under the Florida Business Corporation Act merely by voting against approval of the reorganization agreement by proxy or in person at the special meeting. Any Citrus Financial shareholder who returns a signed proxy but fails to provide instructions as to the manner in which the shares are to be voted will be deemed to have voted in favor of the reorganization agreement and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the reorganization agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must deliver to Citrus Financial, before the vote is taken, a separate written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, addressed as follows:
Citrus Financial Services, Inc., 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 32960, Attention: Randy J. Riley, Interim President and CEO.

     A shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name. The rights of a partial dissenter are determined as if the shares for which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     If the reorganization agreement is approved at the special meeting, Citrus Financial before the effective date of the transaction, or CIB Marine after the effective date of the transaction, must deliver a written notice of the approval to all Citrus Financial shareholders who filed the written notice of intent to demand payment. Any shareholder who receives the notice and elects to dissent must file with the company which delivered the notice of approval, within 20 days after the giving of the notice by that company, a notice of the election to dissent, stating the shareholder's name and address, the number, classes, and series of shares as to which the shareholder dissents, and a demand for payment of the fair value of these shares. Any shareholder failing to file the election to dissent within this period will be bound by the terms of the proposed merger. Any shareholder filing an election to dissent must deposit their Citrus Financial share certificates with the company simultaneously with the filing of the election to dissent.

     Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the transaction is effected, whichever is later, but in no case later than 90 days from the date of the shareholders' approval, the company receiving a shareholder's demand for payment will make a written offer to each dissenting shareholder who has made a demand to pay an amount the company estimates to be the fair value for the shares. If the merger has not been consummated before the expiration of the 90-day period after the date of shareholders' approval, the offer may be made conditional on the consummation of the transaction. The notice and offer must be accompanied by the financial information described in the Florida Business Corporation Act.

     If within 30 days after the making of the offer any shareholder accepts the offer, payment for the shareholder's shares will be made within 90 days after the making of the offer or the consummation of the proposed transaction, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the shares.

     If the company who receives a demand for payment fails to make the offer within the specified time period or if it makes the offer and any dissenting shareholder or shareholders fail to accept the offer within 30 days, then that company, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which the transaction was effected, will, or at its election at any time within the period of 60 days may, file an action in any court of competent jurisdiction in Indian River County requesting that the fair value of the shares be determined. The court will also determine whether each dissenting shareholder for whom a determination is being made is entitled to receive payment for their shares.

     If the company fails to institute the proceeding, any dissenting shareholder may do this in the name of the company. All dissenting shareholders, whether or not residents of Florida, other than shareholders who have agreed with the company about the value of their shares, will be made parties to the proceeding as an action against their shares. The company will serve a copy of the initial pleading in the proceeding upon each dissenting shareholder in the manner specified in the Florida Business Corporation Act.

     The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the company for the amount of the fair value of their shares. The court may, if it elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the power and authority specified in the order of their appointment or any amendment.

     The company will pay each dissenting shareholder the amount found to be due the holder within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in the shares. The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     The costs and expenses of the proceeding will be determined by the court and will be assessed against the company, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the company has made an offer to pay for the shares, if the court finds that the action of the shareholders in failing to accept the offer was arbitrary, vexatious or not in good faith. The expenses will include reasonable compensation for, and reasonable expenses of, the appraisers, but will exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the company offered to pay or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding the sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     THIS SUMMARY OF THE MATERIAL RIGHTS OF A DISSENTING SHAREHOLDER OF CITRUS FINANCIAL IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PERTINENT PROVISIONS OF THE FLORIDA BUSINESS CORPORATION ACT, ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. ANY CITRUS FINANCIAL SHAREHOLDER WHO INTENDS TO DISSENT FROM APPROVAL OF THE REORGANIZATION AGREEMENT SHOULD CAREFULLY REVIEW THESE PROVISIONS AND SHOULD ALSO CONSULT WITH THEIR ATTORNEY.

     Any Citrus Financial shareholder who receives a cash payment for dissenting shares will be treated as if the shares had been redeemed for federal income tax purposes. See "Federal Income Tax Conse-quences" on page 42.

                          OPINION OF FINANCIAL ADVISOR

     Under an engagement letter dated September 12, 2000, Citrus Financial's board engaged David A. Noyes & Company to serve as an independent financial advisor. On September 18, 2000, Citrus Financial executed an addendum to its agreement with Noyes, acknowledging that an associate of Noyes had independently been hired by representatives of Citrus Financial to serve as a consultant to its subsidiary, Citrus Bank. The independent consulting services predate Noyes' engagement and extend beyond the scope of that engagement. The associate is not representing Noyes concerning its engagement with Citrus Financial. Any compensation due to the associate for his consulting services will be paid by Citrus Financial or its principals.

     Noyes was selected by Citrus Financial to act as its financial advisor because of Noyes' experience in the valuation of financial institutions and their securities for a variety of purposes and its expertise in mergers and acquisitions of commercial banks, bank holding companies and thrifts. Noyes, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in mergers and acquisitions, negotiated underwritings and valuations for estate, corporate and other purposes.

     In connection with Noyes' engagement, Citrus Financial requested that Noyes render its opinion to the Citrus Financial shareholders as to the fairness, from a financial point of view, of the conversion ratio by which shares of Citrus Financial common stock are to be exchanged for shares of CIB Marine common stock. Noyes issued its written opinion on February 22, 2001, that the merger is fair to the Citrus Financial shareholders from a financial point of view. The Citrus Financial board imposed no limitations on the scope of Noyes' analysis or the procedures followed by Noyes in rendering its opinion. Noyes' opinion is directed to Citrus Financial's board of directors and does not constitute a recommendation to any individual shareholder as to how that shareholder should vote on the merger. Noyes was not requested to give an opinion as to, and the opinion does not address, the underlying business decision made by Citrus Financial's board to enter into the reorganization agreement.

     In issuing its opinion, Noyes assumed and relied upon the accuracy and completeness of the financial and other information provided by Citrus Financial and CIB Marine used by Noyes in arriving at its opinion. Noyes made no independent verification of the assets and liabilities of Citrus Financial or CIB Marine. The opinion is based upon market and economic conditions as they existed on the date of the reorganization agreement. Events occurring after the date of issuance of the opinion, including changes in the market price of securities, the results of operations, or material changes in the value of the assets and liabilities of Citrus Financial and CIB Marine, could have affected the assumptions used and the conclusions of the opinion.

     THE FULL TEXT OF NOYES' OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE DESCRIPTION OF THIS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. YOU ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

     The following is a brief summary of the material financial analyses considered in a presentation to the Citrus Financial board on February 22, 2001 by Noyes regarding oral and written opinions as of that date.

     Comparative Financial and Market Performance Analysis. In performing a comparative market performance analysis, Noyes analyzed particular operating performance statistics of Citrus Financial relative to the Noyes peer group, a group of 33 selected commercial banks based in Florida with assets between $75 million and $105 million as of June 30, 2000. Noyes also analyzed the relative financial performance of Citrus Financial by comparing certain financial information of Citrus Financial with the Noyes peer group. Historical financial information used in this analysis was as of or for the twelve months ended June 30, 2000. Normalized information for Citrus Financial used in this analysis reflects adjustments to historical information.

     Among the financial information compared was:

     - return on average assets, which was 0.13% for Citrus Financial (or 0.50% normalized) and an average of 0.78% and a median of 0.90% for the Noyes peer group,

     - return on average equity, which was 1.50% for Citrus Financial (or 4.75% normalized) and an average of 9.01% and a median of 9.72% for the Noyes peer group,

     - the efficiency ratio for the latest twelve months, which was 85.68% for Citrus Financial and an average of 76.47% and a median of 72.87% for the Noyes peer group,

     - equity to assets, which was 8.88% for Citrus Financial and an average of 9.05% and a median of 8.44% for the Noyes peer group, and

     - non-performing assets to total assets, which was 3.50% for Citrus Financial and an average of 0.36% and a median of 0.28% for the Noyes peer group.

     Contribution Analysis. Noyes analyzed the contribution of each of Citrus Financial and CIB Marine to certain balance sheet and income statement items for the pro forma combined company before adjustments attributable to the transaction. The contribution analysis was as of December 31, 2000 for balance sheet items and the implied conversion ratios were calculated on the basis of fully diluted shares outstanding for Citrus Financial and CIB Marine as of December 31, 2000. The analysis produced relative contributions by Citrus Financial to:

     - the assets of the pro forma combined company of 3.9% implying a conversion ratio of 0.478x,

     - loans of the pro forma combined company of 3.8% implying a conversion ratio of 0.461x,

     - deposits of the pro forma combined company of 4.3%, implying a conversion ratio of 0.528x,

     - common equity of the pro forma combined company of 4.3%, implying a conversion ratio of 0.530x, and

     - tangible equity of the pro forma combined company of 4.6%, implying a conversion ratio of 0.567x.

The analysis further produced relative contributions by Citrus Financial to the net income available to common shareholders of the pro forma combined company of 2.3% implying a conversion ratio of 0.279x. This analysis indicated a range of implied conversion ratios from 0.279x to 0.567x, and an average of 0.474x with a median implied conversion ratio of 0.503x. The conversion ratio in the transaction is estimated at 0.508 shares of CIB Marine common stock for each share of Citrus Financial common stock, which will result in the Citrus Financial shareholders owning 4.3% of the CIB Marine common stock.

     Analysis of Other Similar Transactions. Noyes analyzed 20 other similar transactions announced during 1999 and 2000 in which the seller was a Florida bank with less than $150 million in assets. This analysis indicated that for the twelve months ended December 31, 2000, Citrus Financial had below average and median profitability as measured by normalized return on average assets, 0.52% as compared to 0.65% and 0.73%, and return on average equity, 5.70% versus 8.45% and 8.93%, and a higher than average and median efficiency ratio, 85.68% as compared to 82.62% and 77.23%. Citrus Financial also had worse than average and median asset quality as measured by nonperforming assets as a percentage of total assets, 3.50% as compared to 0.55% and 0.47%. The conversion ratio produces a below average and median price to book value ratio, 168% as compared to 229% and 244%, and price to tangible book value ratio, 168% versus 229% and 244%, and an above average and median price to earnings ratio, 29.7x as compared to 24.7x and 28.6x.

     Summary Pro Forma Analyses. Noyes analyzed the impact of the transaction on certain profitability, capital adequacy and per share data. This analysis was based upon internal estimates and assumed realization of expense savings, revenue enhancements and other transaction adjustments at the times and in the amounts projected by the management of Citrus Financial. This analysis showed that on a per share equivalent basis, the transaction would have been accretive regarding fully diluted earnings per share by 79%, and dilutive regarding book value per share by 4% and to tangible book value per share by 10%. This analysis also showed a return on average assets for the pro forma combined company of 0.99% compared to 0.52% for Citrus Financial on a stand-alone basis, a return on average common equity for the pro forma combined company of 11.58% compared to 5.70% for Citrus Financial on a stand-alone basis, and a ratio of total tangible common equity to total assets for the pro forma combined company of 7.78% as compared to 9.10% for Citrus Financial on a stand-alone basis.

     This summary does not purport to be a complete description of the analyses performed by Noyes, but describes the material analyses performed. In addition, Noyes believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all the analyses and factors, could create an incomplete view of the process underlying the analyses and the opinions. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Noyes also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. As for the comparative financial and market performance and other similar transactions analyses summarized above, no public company utilized as a comparison is identical to Citrus Financial or CIB Marine and these analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Any estimates contained in Noyes' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or its securities actually may be sold. None of the analyses performed by Noyes were assigned a greater significance by Noyes than any other.

     The forecasts and projections reviewed by Noyes in rendering its opinions were prepared by the managements of Citrus Financial and CIB Marine. Neither Citrus Financial nor CIB Marine publicly discloses internal management projections of the type provided to Noyes in connection with the preparation of its opinions. These forecasts and projections were not prepared with a view towards public disclosure. In addition, the forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those contemplated by the projections. Noyes has assumed no responsibility for the accuracy of this information.

     Citrus Financial has entered into an agreement with Noyes relating to the financial advisory services being provided by Noyes in the transaction. In the agreement, Citrus Financial has agreed to pay Noyes an initial fee of $15,000, payable upon execution of the agreement, which has been paid, and a fee of $7,500, payable upon delivery of its preliminary fairness opinion at the time of signing the definitive agreement, which has been paid, and a fee of $7,500, payable upon delivery of its fairness opinion and description for inclusion in this proxy statement/prospectus. Citrus Financial also has agreed to reimburse Noyes for its reasonable out-of-pocket expenses incurred relating to its engagement. Citrus Financial has also agreed to indemnify and hold harmless Noyes, its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including reasonable attorneys' fees, costs and experts' expenses, arising from or relating to the advice and recommendations given and/or the services performed under this agreement.

     Noyes has no right to be indemnified or held harmless by Citrus Financial, and Citrus Financial has no duty to indemnify or hold harmless Noyes, under the terms of their agreement if a court having competent jurisdiction determines by a final judgment that the claim, loss, action, judgment, damage, expense, or liability resulted from the negligence, malfeasance or recklessness of Noyes.

                          THE REORGANIZATION AGREEMENT

     The following summarizes the material terms of the reorganization agreement. A copy of the reorganization agreement, excluding schedules and exhibits other than the plan of merger, is attached as Appendix A to, and is incorporated by reference in, this proxy statement/prospectus. This description may not include all information of interest to you. We urge you to read the reorganization agreement in its entirety for a more complete description of the terms and conditions of the merger.

REPRESENTATIONS AND WARRANTIES

     The reorganization agreement contains representations and warranties of the companies customary for a transaction of this type, including those relating to:

     - corporate organization, good standing and authority,

     - capitalization,

     - financial statements,

     - SEC and bank reports,

     - insurance,

     - litigation and compliance with applicable laws,

     - conflicts of interest and oral commitments,

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

     - taxes,

     - environmental matters,

     - authorization of the transaction,

     - broker's and finder's fees,

     - employee compensation and benefit plans,

     - absence of undisclosed liabilities and material adverse changes,

     - conduct of business in the normal course,

     - investment securities,

     - properties and assets, and

     - the absence of materially false or misleading facts, representations and warranties, and covenants.

     The reorganization agreement also contains additional representations and warranties of Citrus Financial, including those relating to:

     - loan portfolios,

     - the absence of defaults under significant contracts,

     - the absence of fiduciary powers,

     - corporate governance documents,

     - change in business relationships,

     - officers of Citrus Financial and of any entity of which Citrus Financial owns or controls voting stock or equity securities,

     - intellectual property matters, and

     - the absence of cashless exercises of stock options or warrants.

     Except as otherwise provided in Article VI of the reorganization agreement, all statements, representations and warranties will not survive the closing.

CONDUCT OF BUSINESS PENDING THE MERGER

     Citrus Financial. Between March 6, 2001 and the completion of the merger, Citrus Financial, Citrus Bank, Citrus Mortgage and Citrus Recovery (collectively referred to as the "Citrus Financial entities") will:

     - conduct their businesses in the usual, regular and ordinary course in all material respects with prudent banking practices,

     - use reasonable efforts to preserve their reputation and business relationships,

     - use best efforts to maintain their present insurance and bond coverage of their properties, assets and businesses, and

     - terminate and fully fund all Citrus Financial employee benefit plans before closing.

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

Also, between March 6, 2001 and the completion of the merger the Citrus Financial entities will not take any of the following actions:

     - amend their articles of incorporation or by-laws;

     - change the number of issued and outstanding shares of Citrus Financial common stock, stock options or warrants, except for exercises of existing options to acquire Citrus Financial common stock or as necessary to meet minimum regulatory requirements, and Citrus Financial will not sell any equity securities for less than 1.68 times the per share book value calculated according to GAAP as of the end of the month before the offering or sale;

     - award or pay bonuses to, or increase the compensation of, any officer or employee, except as consistent with past practice;

     - make any investment by purchase of stock or securities, other than purchases of certain investment securities, make contributions to capital, transfer property, or purchase any property or assets in excess of $10,000;

     - except for ordinary course transactions consistent with past practice, enter into, terminate or extend any material contract, agreement or commitment or amend any material leases or contracts other than renewals of contracts and leases without material alteration of terms;

     - purchase or designate any existing or additional securities as "Held to Maturity," purchase any security with a maturity exceeding one year, or restructure or materially change their investment securities portfolios or the manner in which those portfolios are classified or reported except as required by GAAP;

     - make any significant changes in the nature of business outside the ordinary course;

     - enter into any employment, consulting or similar agreement except as necessary to obtain a fairness opinion regarding the merger;

     - incur any expense outside the ordinary course of business, make or incur any expenditure for fixed assets in excess of $10,000 for any single item or in excess of $20,000 in the aggregate, or lease any fixed assets at an annual rental exceeding $10,000;

     - engage or agree to engage in any "covered transactions" within the meaning of Sections 23A or 23B of the Federal Reserve Act;

     - materially change accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

     - allow Citrus Bank to accept, renew or purchase public funds equal to or greater than $200,000, except its treasury, tax and loan account with the Federal Reserve Bank, or accept, renew or purchase brokered deposits;

     - breach or default under any contract or other arrangement under which any of the them is bound or has agreed to exercise fiduciary powers;

     - sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets, or cancel, release or assign any indebtedness or claims, or incur any liabilities or obligations, make any commitments or disbursements or acquire any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

     - make any loan, loan commitment, renewal or restructuring of loans or letter of credit for $50,000 or more, except those to which they have committed in writing;

     - make any new loans or loan commitments after the close of business on the last day of the month before the closing;

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

     - declare or pay any dividends or distributions, or adjust, split, combine or reclassify any capital stock;

     - directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or grant any appreciation rights, grant any right to acquire any shares of capital stock, or issue any additional shares of capital stock, preferred stock, debt or other equity securities except as described above; or

     - conduct their businesses in a manner that will adversely affect the companies' abilities to obtain the necessary regulatory approvals or adversely affect Citrus Financial's ability to perform its obligations under the reorganization agreement.

     CIB Marine. Between March 6, 2001 and the completion of the merger, CIB Marine and its subsidiaries will conduct their businesses:

     - in the usual and ordinary course consistent in all material respects with prudent banking practices; and

     - in a manner that will not materially adversely affect the companies' ability to obtain all necessary regulatory approvals or adversely affect CIB Marine's ability to perform its obligations under the reorganization agreement.

OTHER COVENANTS

     Access to Information. From March 6, 2001 through the completion of the merger, the companies will each provide the other with:

     - all reports on loans and investments, financial statements and internal and external audits;

     - copies of each document it files or receives under requirements of the SEC or other regulatory authorities;

     - full access to properties, records and business activities, the opportunity to observe business activities and consult with its directors and officers; and

     - full access to all other information or reports that the other reasonably requests.

     Registration Statement. As soon as reasonably practicable after the date of reorganization agreement, CIB Marine will file with the SEC a registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, to register the shares of CIB Marine common stock it will issue in the transaction. CIB Marine will use its best efforts to have this registration statement declared effective and stay effective until the effective date. CIB Marine and Citrus Financial will cooperate and share information necessary for the preparation, filing and securing of effectiveness of this registration statement.

     Regulatory Approvals. As soon as reasonably practical after the date of the reorganization agreement, CIB Marine will take appropriate actions to obtain any necessary approvals from regulatory agencies and other authorities having jurisdiction over the transaction. CIB Marine will provide Citrus Financial copies of all applications and notices submitted to any regulatory authority related to this transaction, and all comments and correspondence sent or received regarding the applications and notices. Citrus Financial, Citrus Bank and their subsidiaries will cooperate fully in this process.

     Business Relations and Publicity. Citrus Financial will use reasonable efforts to preserve the reputations and business relationships of Citrus Financial, Citrus Bank and their subsidiaries. Except for communications with appropriate regulatory authorities, or communications that, in the opinion of counsel, are required by law, neither company will issue any press release or other communication relating to the transaction without the prior consent of the other.

     Loan Review and Allowance for Loan Loss. Citrus Financial will furnish CIB Marine with full information regarding the status of each loan in Citrus Bank's loan portfolio as of a date thirty days or less before closing. Citrus Financial will cause Citrus Bank, before December 31, 2000 and before the close of business on the last day of the month before the closing date, to write off, in whole or in part, all loans of Citrus Bank required to be written off by a regulatory authority or under CIB Marine's standard practices.

     Maintenance of Capital Levels. CIB Marine, Citrus Financial and their subsidiaries will maintain the minimum capital levels required by any regulatory authority.

     Employees. All wages, accrued but unpaid bonuses, accrued vacation time and all other accrued and vested benefits of the employees of any Citrus Financial entity, including payments to a current and a former officer under separate settlement of employment agreements and deferred commissions due to a former employee will be, before the close of business on the last day of the month before the closing date, paid and/or accrued before the effective date of the merger of CIBM Acquisition with and into Citrus Financial. Citrus Financial will provide reasonable assistance to CIB Marine in ensuring the continued employment of their existing employees.

     Termination of Citrus Financial 401(k) Plan. Before the effective date, Citrus Financial will terminate the Citrus Bank 401(k) plan. Upon termination of the Citrus Bank 401(k) plan, all participants of the plan will fully vest. Within thirty days of the date of the reorganization agreement, Citrus Financial will apply for and use its best efforts to obtain a letter from the IRS confirming the tax qualified status of the Citrus Bank 401(k) plan on termination. Before completion of the merger, Citrus Financial will fully fund the Citrus Bank 401(k) plan and no further contribution to the plan will be required.

     If Citrus Financial reasonably determines before the effective date, or CIB Marine reasonably determines after the effective date, that the 401(k) plan will not be tax qualified, or that the amounts held in the plan cannot be applied, allocated or distributed without causing the plan to lose its tax qualified status, Citrus Financial or CIB Marine will take actions each determines to be reasonable regarding distribution of benefits to the participants of the plan. The assets of the plan will be held or paid for the benefit of the plan participants. No portion of the amounts held in the Citrus Bank 401(k) plan will revert directly or indirectly to Citrus Financial, CIB Marine or their affiliates.

     Directors' and Officers' Liability Insurance. Before completion of the merger, Citrus Financial will assist CIB Marine in purchasing single (one-time) premium tail directors' and officers' liability insurance coverage for employees, directors and officers of any Citrus Financial entity. This insurance will provide the same coverage and amounts on materially comparable terms as the directors' and officers' liability insurance in force on the date of the reorganization agreement for four years from the effective date. The insurance will cover present and former directors and officers for matters existing or occurring before, at or after the effective date. CIB Marine will pay 75% and Citrus Financial will pay 25% of the cost of the insurance.

     Shareholder Voting Agreement. At the time of the execution of the reorganization agreement, Citrus Financial will deliver to CIB Marine a shareholder voting agreement from each director or executive officer of Citrus Financial who is a beneficial owner of Citrus Financial common stock under Rule 13d-3 under the Securities Exchange Act of 1934.

     CIB Marine Common Stock Issuance. CIB Marine may raise additional capital through:

     - an offering of common stock or preferred stock at a price no less than
       1.75 times the book value per share calculated as of the last day of the month before the offering, or

     - the exercise of options by option holders under the terms of the option agreements.

     CIB Marine may also, in its sole discretion:

     - grant options to directors, officers and employees consistent with past practices, and

     - with shareholder approval, amend the CIB Marine stock option and incentive plan to increase the number of shares under the plan to no more than 12.5% of the total issued and outstanding shares of CIB Marine common stock.

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

     Dividends. CIB Marine will not declare any dividend between the close of business on the last day of the month before the closing and the effective date.

     Reasonable Efforts. The companies agree to use reasonable efforts in good faith to satisfy the conditions to the closing and to complete the transaction as soon as practicable. They will not take any action that is intended or may reasonably be expected to result in a breach of the terms and conditions of the reorganization agreement.

     Non-Solicitation. After March 6, 2001, Citrus Financial will not permit or authorize any of its officers, directors, shareholders or employees, or any investment banker, attorney, accountant, agent or other representative to directly or indirectly solicit, invite, entertain, encourage, facilitate, participate in or undertake any discussions for the purpose of merging or consolidating any Citrus Financial entity with any other person, entity or group, cause any Citrus Financial entity to sell any assets or shares of capital stock to any other person, entity or group or to issue or grant any options or rights to purchase shares of any class of stock to any other person, entity or group, or cause liquidation of a Citrus Financial entity.

     No Citrus Financial entity will enter into any agreement to accomplish any of the foregoing, except:

     - upon the termination of the reorganization agreement according to its terms;

     - with the prior written consent of CIB Marine;

     - under written direction from any regulatory authority; or

     - upon Citrus Financial receiving an unsolicited bona fide offer from a third party under circumstances in which Citrus Financial's board of directors reasonably believes, after consultation with counsel, that their fiduciary duties require it to enter into discussions with that party. The board of directors and any committee will not withdraw or modify their approval recommendation of the transaction with CIB Marine or approve, recommend, or propose publicly any other takeover proposal by another unless required by the board of directors' fiduciary duties.

     No Control. Until the effective date, the management of any Citrus Financial entity and the authority to establish and implement their business policies will reside solely in the officers and directors of that Citrus Financial entity.

     Resignation of Directors. At the closing, Citrus Financial will deliver to CIB Marine resignations of all directors of any Citrus Financial entity, except those specifically described in the plan of merger or identified by CIB Marine before closing.

     Accruals. All costs and expenses reasonably estimated to be incurred by the companies, including all professional fees, costs and expenses payable to their attorneys, accountants, agents, consultants and advisors relative to this transaction, will be paid or accrued on or before the close of business on the last day of the month before the closing date and be properly recorded on their books and records.

     Untrue Representations and Warranties. During the term of the reorganization agreement, if a company becomes aware of any facts or of the occurrence or impending occurrence of an event which would cause any representations and warranties to be or become untrue as of the closing date, then:

     - that company will immediately give detailed written notice to the other; and

     - that company will use reasonable efforts to change the facts or events to make the representations and warranties true, unless waived by the other in writing.

     Shareholder List. Immediately before the mailing of this proxy statement/prospectus, Citrus Financial will make available to CIB Marine its list of shareholders, including name, address and the number of shares of common stock held. CIB Marine will not independently solicit the Citrus Financial shareholders before the closing regarding the merits of this transaction.

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

     Employees. CIB Marine will allow employees of Citrus Financial and Citrus Bank who continue employment after the effective date to participate in and obtain those benefits afforded to other similarly situated CIB Marine employees.

CONDITIONS TO THE MERGER

     CIB Marine and Citrus Financial are not obligated to effect the merger unless each of the following conditions is fulfilled or waived before or at closing.

     Statements of Essential Facts; Performance of Agreements. The statements of essential facts and the representations and warranties of each company will have been true and correct in all material respects as of March 6, 2001 and will be true and correct in all material respects at the closing as though made on the closing date to the reasonable satisfaction of the other company and each company will have performed all covenants and agreements required to be performed by it on or before the closing.

     Due Diligence. Each company will have provided the other company and its representatives full and complete access to all aspects of its businesses and any entity of which that company owns or controls voting stock or equity securities.

     Closing Certificate and Other Documents. Each company will have received an officers' certificate from the other dated as of the closing date, certifying the fulfillment of the conditions in the reorganization agreement and any other documents reasonably requested evidencing compliance with the reorganization agreement.

     Regulatory and Other Approvals. CIB Marine will have obtained all consents and approvals of regulatory agencies and other authorities necessary to complete the merger, all required waiting periods will have expired, and will have brought a motion for rehearing or appeal from an approval of the transaction or commenced any suit or action seeking to enjoin the transaction or to obtain other relief.

     Approval of Merger and Delivery of Plan of Merger. The plan of merger and the transaction will have been approved by the shareholders of Citrus Financial, regulatory authorities, the board of directors of CIB Marine and the sole shareholder of CIBM Acquisition, and the proper officers of Citrus Financial and CIBM Acquisition will have executed the plan of merger for filing with the Florida Secretary of State as part of the articles of merger.

     No Litigation. No suit or other action will have been instituted or threatened seeking to enjoin the consummation of the merger or to obtain other relief regarding the reorganization agreement or the merger, which reasonably could be expected to result in the issuance of an order enjoining the merger or result in a determination that CIB Marine or any Citrus Financial entity has failed to comply with applicable legal requirements of a material nature relating to the merger. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger.

     Opinion of Counsel. Each company will have received a legal opinion from the counsel of the other dated as of the closing date as to customary matters.

     No Adverse Changes. Between March 6, 2001 and the closing date, the businesses of any CIB Marine or Citrus Financial entity will have been conducted in the ordinary course in all material respects according to prudent banking practices, and there will not have occurred any material adverse change, other than general economic or competitive conditions, that may be expected to result in a material adverse effect on the businesses, prospects, income, assets, liabilities or financial condition. None of the foregoing will have been made a party to or threatened with any actions, suits, proceedings or litigation which will have or is likely to have a material adverse effect on the financial condition, assets or businesses.

     Comfort Letters. If CIB Marine determines within thirty days of the reorganization agreement to require comfort letters, the companies will have received from each of KPMG LLP and Stevens, Powell &

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

Company, P.A., comfort letters dated the date of mailing of this proxy statement/prospectus covering customary transaction matters in form and substance reasonably satisfactory to CIB Marine.

     Fairness Opinion. David A. Noyes & Company will have delivered to the board of directors of Citrus Financial in form and substance reasonably satisfactory to Citrus Financial, and Citrus Financial will have delivered to CIB Marine, updated as of the date of mailing of this proxy statement/prospectus, the fairness opinion stating that the merger of CIBM Acquisition with and into Citrus Financial is fair from a financial point of view to the shareholders of Citrus Financial.

     Consents. The Citrus Financial entities will have obtained the written consent to the merger of the other parties to leases or other contracts, commitments or arrangements to the extent required by law or the terms of those leases or contracts.

     Dissenting Shares. Dissenter's rights will not have been exercised by Citrus Financial shareholders with regard to more than 7.5% of the issued and outstanding stock of Citrus Financial.

     Benefit Plan Termination. Citrus Financial will have fully funded the Citrus Bank 401(k) plan, will have, within thirty days of the reorganization agreement, filed for a final determination letter, and will have fully funded and terminated all other Citrus Financial benefit plans, and provided satisfactory evidence of this to CIB Marine's counsel. Citrus Financial will have terminated any obligation to provide death benefits to employees, officers and/or directors, no payments of any kind will be required to be made regarding this termination after the closing date, and each covered employee, officer and/or director will have delivered a letter agreement acceptable to CIB Marine agreeing to the termination of any right to death benefits.

     Effectiveness of the Registration Statement. The registration statement on Form S-4 will have become effective, no stop order suspending its effectiveness will have been issued, no proceeding for that purpose will have been instituted or threatened, and all requests for additional information on the part of the SEC will have been complied with to CIB Marine's reasonable satisfaction.

     Financial Review. CIB Marine and KPMG LLP, if directed to do so by CIB Marine, will have had an adequate opportunity to conduct a review or examination of the financial condition, assets, liabilities, results of operation and businesses of any Citrus Financial entity. The review or examination will not have disclosed matters that are inconsistent in any material respect with the representations and warranties of Citrus Financial.

     Environmental Surveys. CIB Marine will have received from Citrus Financial copies of reports of Phase I environmental audits of all real property or facilities used by any Citrus Financial entity in the conduct of their businesses, and of other properties or facilities in which they have any interest as identified by CIB Marine, conducted by an independent environmental consultant reasonably acceptable to CIB Marine. Citrus Financial will pay the cost of obtaining these Phase I environmental audits. No environmental audit will have identified any violation of the environmental laws or condition relating to the environment, human health or safety which could reasonably be expected to have a material adverse effect on the businesses, income, operations, assets, liabilities, financial conditions or prospects of any Citrus Financial entity.

     Required Filings. Citrus Financial will have made all filings with the SEC and the regulatory agencies required for or necessitated by the consummation of the merger.

     Taxes. Citrus Financial will not have taken any action which impedes, impairs or prevents CIB Marine's ability to obtain the maximum tax benefits from the adjustments described in Section 1.6 of the reorganization agreement. See "The Merger -- Consideration" on page 21.

     Pooling of Interests Letter. All conditions will have been met in order for the merger to be accounted for as a pooling of interests under generally accepted accounting principles and CIB Marine will have received a pooling of interests letter from KPMG LLP, in form satisfactory to CIB Marine, before or on the closing date. Citrus Financial will have received and delivered to CIB Marine a pooling of interests letter from Stevens, Powell & Company, P.A., in form satisfactory to CIB Marine as of a date not more
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

ten business days before the closing date, and Citrus Financial will not have done, or failed to do, anything that would preclude pooling of interests accounting treatment of the merger. Citrus Financial will use its best efforts to preclude significant shareholders and affiliates from purchasing shares of Citrus Financial common stock from other Citrus Financial shareholders.

     Affiliate Letters. Not later than thirty days after March 6, 2001, Citrus Financial will have received and delivered to CIB Marine affiliate letters from each director, principal officer, holder of 5% or more of the outstanding shares of Citrus Financial common stock and from any person who, in the opinion of CIB Marine's counsel, may be deemed to be an affiliate within the meaning of Rule 145 under the Securities Act of 1933 or Commission Staff Accounting Bulletin No. 65.

     Employment Agreements. All consulting and/or employment agreements between any of the Citrus Financial entities and any of their respective officers, directors and employees, will have been terminated at no further expense or obligation to Citrus Financial, Citrus Bank or their subsidiaries following the close of business on the last day of the month before the closing date. Citrus Financial will have delivered to CIB Marine a release in a form acceptable to CIB Marine, executed by each such officer, director or employee, of any claims, demands or causes of action that they have or may have against any Citrus Financial entity or any of their employees, officers, directors or agents for any reason. Any severance or termination payments or benefits by any Citrus Financial entity to these individuals will be acceptable to and approved by CIB Marine and paid in full or accrued on or before the close of business on the last day of the month before the closing date.

     Country Club Membership Termination. Any Citrus Financial entity will have terminated or transferred all country club memberships with no further obligation or liability to the Citrus Financial entities.

TERMINATION

     The reorganization agreement may be terminated:

     - by the mutual agreement of CIB Marine and Citrus Financial;

     - by either CIB Marine or Citrus Financial if:

      - the transaction has not closed by October 15, 2001 or a later date agreed upon by CIB Marine and Citrus Financial;

      - any of the conditions to the terminating party's obligations to consummate the merger have not been fulfilled or waived and have become reasonably incapable of fulfillment; or

      - the other party is in material breach of the reorganization agreement and does not cure the breach within twenty days after written notice;

     - by Citrus Financial if:

      - the Citrus Financial board of directors, after consultation with counsel, determines that its fiduciary duties require it to accept an unsolicited offer from a third party, Citrus Financial delivers an opinion of counsel to this effect, and CIB Marine elects not to exercise its right of first refusal under the reorganization agreement to acquire Citrus Financial for the consideration and on the same terms as stated in the offer; or

     - by CIB Marine if the Citrus Financial exchange value is less than $9.50.

EFFECT OF TERMINATION

     Termination for Third Party Offer. If Citrus Financial terminates the reorganization agreement to accept a third party offer as described immediately above, Citrus Financial will pay CIB Marine a cancellation fee of $500,000.

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

     Loan Put Agreement. If the reorganization agreement is terminated under any of the following circumstances, Citrus Financial will have the option to require CIB Marine to purchase any loans made after the date of the reorganization agreement by Citrus Financial or Citrus Bank of an original principal amount of $25,000 or more:

     - by the mutual agreement of CIB Marine and Citrus Financial;

     - by either company because the merger has not been completed on or before October 15, 2001 or a later date agreed to by CIB Marine and Citrus Financial;

     - by CIB Marine because the Citrus Financial exchange value is less than $9.50; or

     - by Citrus Financial because:

      - any of the conditions to Citrus Financial's obligations to consummate the merger have not been fulfilled or waived and have become reasonably incapable of fulfillment; or

      - CIB Marine is in material breach of the reorganization agreement and does not cure the breach within twenty days after written notice.

     Citrus Financial's ability to require CIB Marine to purchase the loans is conditioned on the following:

     - Citrus Financial will have provided CIB Marine with all information reasonably requested by CIB Marine as necessary to approve or disapprove the making of any loan;

     - CIB Marine will have consented in writing to the making of each loan;

     - Citrus Financial or Citrus Bank must evidence each loan by a promissory note or other documentation constituting valid and binding obligations;

     - no party liable under any of the loans will have a defense, set-off or counterclaim to the loan, and, if a loan is secured, the security will be evidenced by documents creating valid and enforceable liens;

     - each loan will be assignable under applicable law; and

     - no more than five business days after the termination of the reorganization agreement, Citrus Financial will have identified in writing all the loans it will require CIB Marine to purchase.

     If Citrus Financial has satisfied these conditions, CIB Marine will purchase the loans identified by Citrus Financial no more than ten days after it receives a notice from Citrus Financial identifying the loans. CIB Marine will purchase each loan for an amount equal to the outstanding principal balance of each loan, plus accrued interest as of the date of purchase by CIB Marine and minus any loan origination or similar fees received by Citrus Financial or Citrus Bank.

     Reimbursement of Expenses. Citrus Financial will reimburse CIB Marine in an amount not to exceed $100,000 for out-of-pocket expenses incurred by CIB Marine if CIB Marine terminates the reorganization agreement solely because:

     - shareholders of Citrus Financial have exercised dissenter's rights with regard to more than 7.5% of the issued and outstanding stock of Citrus Financial; and

     - the conditions necessary for the merger to be accounted for as a pooling of interests under generally accepted accounting principles have not been satisfied.

However, neither CIB Marine nor Citrus Financial will reimburse the other for expenses if CIB Marine terminates the reorganization agreement because shareholders holding more than 7.5% of the issued and outstanding stock of Citrus Financial have exercised dissenter's rights, but conditions necessary for the merger to be accounted for as a pooling of interests under generally accepted accounting principles have been satisfied.

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

     Citrus Financial will reimburse CIB Marine in an amount of $300,000 for out-of-pocket expenses incurred by CIB Marine if:

     - CIB Marine terminates the reorganization agreement because:

      - any of the conditions to CIB Marine's obligations to consummate the merger have not been fulfilled or waived and have become reasonably incapable of fulfillment, except for the following conditions:

        - receipt by CIB Marine of all consents and final approvals of all regulatory agencies and other authorities having jurisdiction over the merger on terms and conditions satisfactory to CIB Marine in its reasonable judgment, the expiration of all required regulatory waiting periods, and the absence of any action by a governmental authority seeking to enjoin the merger;

        - effectiveness of the registration statement on Form S-4, absence of any stop order suspending the effectiveness of the registration statement or any proceeding to suspend effectiveness of the registration statement; or

        - receipt by CIB Marine of a pooling of interests letter from KPMG LLP stating that conditions as of the merger date have been met in order for the merger to be accounted for as a pooling of interests under generally accepted accounting principles; or

      - Citrus Financial is in material breach of the reorganization agreement and does not cure the breach within twenty days after written notice; or

      - Citrus Financial terminates the reorganization agreement because it accepts a third party offer as described above.

     CIB Marine will reimburse Citrus Financial in an amount not to exceed $100,000 for out-of-pocket expenses incurred by Citrus Financial if Citrus Financial terminates the reorganization agreement because:

     - any of the conditions to Citrus Financial's obligations to consummate the merger have not been fulfilled or waived and have become reasonably incapable of fulfillment, except for the following condition:

      - receipt by CIB Marine of all consents and final approvals of all regulatory agencies and other authorities having jurisdiction over the merger on terms and conditions satisfactory to CIB Marine in its reasonable judgment, the expiration of all required regulatory waiting periods, and the absence of any action by a governmental authority seeking to enjoin the merger; or

     - CIB Marine is in material breach of the reorganization agreement and does not cure the breach within twenty days after written notice.

     Neither company will reimburse the expenses of the other if the reorganization agreement is terminated by mutual agreement of the companies.

AMENDMENT AND WAIVER

     At any time before completion of the merger, CIB Marine and Citrus Financial may:

     - modify or amend the reorganization agreement by written agreement; and

     - waive any of the conditions to their obligations to consummate the merger.

REGULATORY APPROVALS

     The merger of CIBM Acquisition, a wholly-owned subsidiary of CIB Marine, a bank holding company, with and into, Citrus Financial, a bank holding company, is conditioned upon the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956. On April 25, 2001, CIB Marine submitted an application for approval by the Federal Reserve Board.

     In general, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the institutions involved in the merger and the convenience and needs of the communities to be served. The Federal Reserve Board cannot approve the transaction if it would:

     - result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States,

     - lessen competition substantially or tend to create a monopoly in any section of the country, or

     - be a restraint of trade in any other manner,

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of it meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Also, the Federal Reserve Board must assess the records of the depository subsidiaries of CIB Marine and Citrus Financial under the Community Reinvestment Act of 1977, which requires that the Federal Reserve Board analyze and consider when evaluating an application each depository institution's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

     Under the Bank Holding Company Act, the merger may not be consummated until the thirtieth day following the date of Federal Reserve Board approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period following Federal Reserve Board approval may be reduced to no less than 15 days. The Bank Holding Company Act provides for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

     CIB Marine obtained the approval of the Federal Reserve Board on June 5, 2001. However, in the event the merger is not completed within three months of the approval date, CIB Marine will be required to obtain an extension of this period. There can be no assurance as to the granting of or the timing of such an extension.

     The consummation of the merger is conditioned upon the obtaining of all regulatory approvals required for consummation of the merger and the expiration of all statutory waiting periods. There can be no assurance that this condition will be satisfied. See "The Reorganization Agreement -- Conditions to the Merger" on page 37.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to Citrus Financial shareholders who hold Citrus Financial common stock as a capital asset at the time of the merger. The summary is based on the Internal Revenue Code of 1986, Treasury regulations issued under the Code, and administrative rulings and court decisions in effect on the date of this proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect and subject to differing interpretations. This summary is not a complete description of all of the tax consequences of the merger that may be relevant to shareholders in light of their personal circumstances. In particular, the discussion may not address the federal income tax considerations of Citrus Financial shareholders treated specially under federal income tax law, including dissenting shareholders, if any, shareholders who acquired their shares of Citrus Financial common stock by the exercise of an employee stock option or otherwise as compensation and shareholders who are not U.S. persons. In addition, this proxy statement/prospectus provides no information regarding the tax consequences of the merger under applicable foreign, state or local laws.

     YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Tax Consequences of the Merger. Schiff Hardin & Waite has delivered an opinion to CIB Marine and Igler & Dougherty, P.A. has delivered an opinion to Citrus Financial, each dated the date of this proxy statement/prospectus and each addressing the federal income tax consequences of the merger. Those opinions have been rendered on the basis of facts, representations and assumptions described or referred to in the opinions. In rendering these opinions, Schiff Hardin & Waite and Igler & Dougherty, P.A. required and relied upon representations of officers of CIB Marine and Citrus Financial. These opinions state that, for federal income tax purposes:

     - The merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     - CIB Marine, CIBM Acquisition and Citrus Financial each will be a party to a reorganization within the meaning of Section 368(b) of the Code.

     - No gain or loss will be recognized by CIB Marine, CIBM Acquisition or Citrus Financial in connection with the merger.

     - No gain or loss will be recognized by a holder of Citrus Financial common stock upon the exchange of his or her shares solely for shares of CIB Marine common stock in the merger, except with respect to cash, if any, received by a holder of Citrus Financial common stock instead of a fractional share of CIB Marine common stock or in connection with the exercise of dissenters' rights.

     Cash received by a Citrus Financial shareholder instead of a fractional share interest in CIB Marine common stock will be treated as received in redemption of that fractional share interest. Similarly, any Citrus Financial shareholder who receives a cash payment for dissenting shares will be treated as if the shares had been redeemed. A Citrus Financial shareholder generally will recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the tax basis of the share of Citrus Financial common stock allocable to that fractional share or that dissenting share. This capital gain or loss will be a long-term capital gain or loss if the holding period for that share of Citrus Financial common stock is greater than one year at the effective time of the merger.

     Certain Considerations with Respect to Opinions. Schiff Hardin & Waite's and Igler & Dougherty, P.A.'s tax opinions are based on certain assumptions, limitations and qualifications. The opinions are based on current laws that may change, possibly with retroactive effect. In issuing their opinions, Schiff Hardin & Waite and Igler & Dougherty, P.A. relied on certain representations made by CIB Marine and Citrus Financial and their respective managements. Please refer to the full text of Schiff Hardin & Waite's and Igler & Dougherty, P.A.'s tax opinions, which state the assumptions made and matters considered in connection with those opinions. Copies of the opinions are filed as exhibits to CIB Marine's registration statement on Form S-4 filed with the SEC, of which this proxy statement/prospectus forms a part. Opinions of counsel are not binding on the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting or a court from sustaining a contrary position. In addition, if any of the representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

     Information Reporting and Backup Withholding. Payments related to Citrus Financial common stock may be subject to information reporting to the IRS and to 31% backup withholding. Backup withholding will not apply, however, to a payment to you or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to Citrus Financial and the exchange agent that you or the payee is exempt from backup withholding.
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

                          MANAGEMENT AFTER THE MERGER

     Effective upon completion of the merger, the directors of Citrus Financial will be J. Michael Straka, Roy H. Lambert and Jose Araujo. Also effective at completion of the merger, J. Michael Straka will serve as the President and Chief Executive Officer, and Steven T. Klitzing will serve as Secretary and Treasurer, of Citrus Financial.

                        INFORMATION ABOUT THE COMPANIES

CIB MARINE

     General. CIB Marine is a registered bank holding company headquartered in Pewaukee, Wisconsin, a suburb of Milwaukee. CIB Marine currently owns and operates four separately chartered commercial banking organizations and one federal savings bank:

     - Central Illinois Bank, with its main office in Champaign, Illinois;

     - CIB Bank, with its main office in Hillside, Illinois, a suburb of Chicago, referred to as CIB -- Chicago;

     - Marine Bank, with its main office in Wauwatosa, Wisconsin, a suburb of Milwaukee, referred to as Marine Bank -- Milwaukee;

     - CIB Bank, with its main office in Indianapolis, referred to as CIB -- Indianapolis; and

     - Marine Bank, a federal savings bank with its main office in Omaha, Nebraska, referred to as Marine Bank -- Omaha.

CIB Marine also owns and operates two non-bank subsidiaries: Mortgage Services, Inc., a mortgage banking company, and CIB Data Processing Services, Inc., a data processing company.

     CIB Marine offers a full array of traditional banking services through its bank and non-bank subsidiaries. These services include providing a broad range of loan products, like commercial loans, commercial real estate loans, commercial and residential real estate construction loans, one-to-four family residential real estate loans, consumer loans and commercial and standby letters of credit; accepting demand, savings, time, and Eurodollar deposits; providing commercial paper and repurchase agreements; and providing other banking services.

     At March 31, 2001, CIB Marine had consolidated total assets of approximately $2.5 billion and 42 full service banking facilities. Net income for the quarter ended March 31, 2001 was $5.6 million and net income for the fiscal year ended December 31, 2000 was $21.1 million. CIB Marine has grown substantially over the last five years. CIB Marine's consolidated total assets at December 31, 1996 were $550.6 million and its net income for the fiscal year ended December 31, 1996 was $3.6 million.

     The principal executive offices of CIB Marine are located at N27 W24025 Paul Court, Pewaukee, Wisconsin 53072, telephone (262) 695-6010.

     Growth Strategy. CIB Marine was originally incorporated in the State of Illinois in 1985 as a one bank holding company then headquartered in Sidney, Illinois. In September 1987, a group of investors led by J. Michael Straka, President and CEO of CIB Marine, acquired the Company which at that time had total assets of $9.4 million. In August 1999, CIB Marine reincorporated in Wisconsin. CIB Marine believes that its growth, from a one-bank holding company with $9.4 million in assets to a five-bank holding company with approximately $2.5 billion in assets at March 31, 2000, is due largely to the implementation of its growth strategy. CIB Marine's growth strategy consists of the following four principal components:

     - Developing Commercial Banking Relationships with Small to Medium-Sized Businesses. Although CIB Marine is a full-service banking organization, its niche has been to develop banking relationships with small to medium-sized businesses. Typically, CIB Marine meets its customers' borrowing needs through various types of loans, including commercial real estate loans, commercial business loans and construction loans, often making multiple and different types of loans to the same customer. In addition, CIB Marine believes that consolidation occurring within the banking industry has resulted in the formation of larger institutions that generally focus on larger commercial customers and has enhanced CIB Marine's ability to attract and retain commercial banking relationships with small to medium-sized businesses. CIB Marine expects to continue to focus on and build upon its experience in commercial banking.

     - Offering More Personalized Service to Commercial Banking Customers. CIB Marine believes that it is able to offer banking services in a community banking atmosphere that are more personalized than the services offered by other institutions. CIB Marine's banking culture has enabled it to attract and retain customers who value traditional community banking.

     - Hiring Experienced Personnel. CIB Marine recruits and hires experienced commercial banking officers who have established relationships in the markets that it serves. J. Michael Straka, the President and CEO of CIB Marine, and each President of CIB Marine's subsidiary banks is an experienced commercial lender, further enhancing CIB Marine's strong commercial lending culture. In addition to its banking culture, consolidation within the banking industry has helped CIB Marine to recruit experienced commercial bankers. CIB Marine also hires experienced professionals in other areas to support and manage future growth.

     - Expanding in Both New and Existing Markets. CIB Marine expands through the establishment of newly chartered banks, the opening of new branches of established banks, and acquisitions. CIB Marine expands its banking operations into geographic markets where there are a significant number of small to medium-sized businesses and where it has either identified and retained experienced commercial bankers or other personnel with established relationships to serve those markets or by relocating experienced bankers to that area. Since 1987, CIB Marine has entered the metropolitan markets of Chicago, Milwaukee, Indianapolis and Omaha, as well as smaller metropolitan markets within the central Illinois region. CIB Marine expects to further expand banking operations in these markets and to enter new markets with populations of at least 100,000. When CIB Marine expands through acquisitions, it seeks to identify financial institutions or financial institution branches that offer lending opportunities, strengthen its deposit base, and enhance shareholder value.

     Operations of Non-Bank Subsidiaries. CIB Marine also owns and operates two wholly-owned non-banking subsidiaries: CIB Data Processing Services, Inc., and Mortgage Services, Inc. Each of these subsidiaries was created or acquired to facilitate or complement CIB Marine's banking activities. In addition, CIB-Chicago owns and operates MICR, Inc., a manufacturer of payment processing systems based in Mukilteo, Washington.

     - CIB Data Processing Services, Inc. CIB Data Processing Services, Inc., was incorporated in August 1990. CIB Marine organized this subsidiary to provide data processing services to CIB Marine and its other subsidiaries. CIB Marine believes that by performing its data processing function in-house it receives more timely and cost-effective service than would be received if it used a third-party service provider. In addition CIB Data facilitates CIB Marine's growth strategy by allowing CIB Marine to rapidly integrate newly opened or acquired branches and banks.

     - Mortgage Services, Inc. In September 1995, CIB Marine acquired all of the stock of Mortgage Services, Inc., a mortgage origination and mortgage brokerage services company. This subsidiary is an Illinois corporation licensed to conduct mortgage operations in Illinois, Iowa, Missouri, Nebraska and Wisconsin. Mortgage Services also operates in the states of Colorado, Florida, Indiana, Oklahoma and Wyoming, but is not required to be licensed in those states. Through Mortgage Services, CIB Marine originates conventional mortgage loans and offers Veterans Administration, Federal Housing Authority and other fixed-rate and variable-rate loans. During 2000, Mortgage Services established a wholesale division which purchases and originates mortgage loans through a
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

       network of correspondent banks. Although CIB Marine sells a majority of the mortgage loans in the secondary market with servicing rights released, CIB Marine also retains mortgage loans that meet CIB Marine's underwriting standards but which do not conform to secondary market underwriting guidelines or where CIB Marine believes that retaining the loan is important in enhancing a customer relationship.

     - MICR, Inc. In October 2000, through MICR, Inc., a wholly-owned subsidiary of CIB-Chicago, CIB Marine acquired and/or assumed the business and certain assets and liabilities of a manufacturer of payment processing systems. The business, which operates under the name of Maverick International, was acquired instead of foreclosure or other legal action from a borrower who was in default of its obligations to CIB Marine. The primary business of this manufacturer is the design, development, assembly, distribution and servicing of magnetic ink character recognition check encoders and related embedded software to small and mid-sized financial institutions, as well as to large retailers and independent remittance processors.

CITRUS FINANCIAL

     General. Citrus Financial is a bank holding company headquartered in Vero Beach, Florida, the county seat for Indian River County. Citrus Financial operates primarily through Citrus Bank, N.A., a federally chartered commercial bank. Citrus Bank operates a traditional community banking business through its retail banking facilities in Vero Beach, Sebastian and Barefoot Bay, Florida, and operates a loan production office in Sebring, Florida. Citrus Financial considers the greater Vero Beach area, including Indian River County and the southern portion of Brevard County as its current primary market area.

     Citrus Bank offers a broad range of retail and commercial banking services, including various types of deposit accounts and loan products for small businesses and consumers. Citrus Bank places an emphasis on originating commercial loans. It has targeted small- to medium-sized businesses as its potential customer base, as management believes that large out-of-state financial institutions that have acquired several local banks have shifted the focus of the acquired banks away from these business opportunities. Citrus Bank also originates residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

     Citrus Financial competes for deposits by offering a variety of deposit programs geared to its potential customers. It has responded to competition by developing strong ties in the local community and providing a high quality of personal banking services to families, professionals, retirees and owner-operated businesses, with an emphasis on flexibility and timely responses to customer demands. Citrus Bank also offers an armored car service to its commercial customers located in Indian River and Brevard Counties. This service provides deposit pickup and deliveries to present and prospective customers of Citrus Bank.

     Non-Bank Subsidiary. Citrus Financial has one wholly-owned non-bank subsidiary, Citrus Mortgage Corp. Citrus Mortgage Corp. was established on August 3, 1995, to be a mortgage brokerage company. As of March 31, 2000, Citrus Financial's aggregate investment in Citrus Mortgage was less than $1,000. Citrus Mortgage has not yet begun operations.

     Annual and Quarterly Reports. Together with the delivery of this proxy statement/prospectus, we are delivering copies of Citrus Financial's annual report on Form 10-KSB for the fiscal year ended December 31, 2000, and Citrus Financial's quarterly report on Form 10-QSB for the quarter ended March 31, 2001.

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

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under both federal and state law. Any significant change in the banking laws and regulations applicable to CIB Marine or its depository institution subsidiaries could materially impact CIB Marine's operations or change the manner in which it conducts business. Federal and state regulation of financial institutions is intended primarily for the protection of the federal deposit insurance funds and depositors, rather than stockholders, of a financial institution.

     CIB Marine is a registered bank holding company under the Bank Holding Company Act, referred to as the BHCA, and is regulated by the Federal Reserve Board. Marine Bank -- Omaha is a federal savings bank, and its primary regulator is the Office of Thrift Supervision. CIB Marine's other bank subsidiaries are regulated by the Federal Deposit Insurance Corporation, as their primary federal regulator, and also by the state banking regulator for the state in which they are chartered: either the Illinois Office of Banks and Real Estate, the Wisconsin Department of Financial Institutions, or the Indiana Department of Financial Institutions. CIB Marine's mortgage banking subsidiary is regulated by the Illinois Office of Banks and Real Estate, the Wisconsin Department of Financial Institutions and the Nebraska Department of Banking and Finance.

     The Federal Reserve Board periodically examines CIB Marine and its non-bank subsidiaries. The state banking regulators and FDIC also periodically conduct examinations of CIB Marine's state bank subsidiaries and non-bank subsidiaries that are under their regulatory authority. The OTS periodically conducts examinations of Marine Bank -- Omaha. The FDIC may also conduct special examinations of Marine Bank -- Omaha. The bank regulatory agencies have extensive oversight authority relative to the depository holding companies and institutions that they supervise. They have been granted wide ranging enforcement and supervision powers and exercise this authority to ensure that depository holding companies and institutions under their jurisdiction operate on a safe and sound basis and in compliance with applicable laws. Holding companies and institutions that fail to conduct their operations on a safe and sound basis or in compliance with applicable laws can be compelled by the regulators to change the way they do business and may be subject to regulatory enforcement actions, including encumbrances imposed on their operations.

     The following discussion summarizes the material elements of the regulatory framework applicable to CIB Marine and its subsidiaries. It is not meant to be a complete discussion of all the federal and state banking statutes and regulations applicable to CIB Marine and its subsidiaries. To the extent this discussion describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions.

     You can find additional information about the regulation and supervision of CIB Marine in its annual and quarterly reports filed with the SEC. See "Where You Can Find More Information" on page 71.

EXPANSION ACTIVITIES

     The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve Board before merging with another bank holding company, acquiring substantially all the assets of any bank, or acquiring directly or indirectly any ownership or control of more than 5% of the voting shares of any bank. The BHCA also prohibits a bank holding company, with particular exceptions, from acquiring direct or indirect ownership of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging in any business other than that of banking, managing and controlling banks, or furnishing services to banks and their subsidiaries. Bank holding companies may, however, engage in some businesses and activities determined by the Federal Reserve Board to be closely related to banking or managing and controlling banks.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, subject to certain concentration limits and other requirements:

     - bank holding companies like CIB Marine are permitted to acquire banks and bank holding companies located in any state;

     - any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company; and

     - banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

FINANCIAL MODERNIZATION LEGISLATION

     On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act. The GLBA significantly changes financial services regulations by expanding permissible non-banking activities of bank holding companies and removing barriers to affiliations among banks, insurance companies, securities firms and other financial services entities. As a result of the GLBA, a bank holding company may become a financial holding company and engage in a full range of financial activities, including banking, insurance and securities activities, and merchant banking and additional activities that are determined by the Federal Reserve to be financial in nature, incidental to these financial activities or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The provisions of the GLBA became effective March 11, 2000.

     In order for a bank holding company to qualify as a financial holding company, the company is required to file a declaration with the Federal Reserve Board electing to engage in activities permissible for financial holding companies and to certify that all of its insured depository institutions are well-capitalized and well-managed. In addition, the Federal Reserve Board must also determine that each of the company's insured depository institutions has received at least a satisfactory rating in their most recent Community Reinvestment Act examination.

     CIB Marine currently meets the requirements to make an election to become a financial holding company. However, management has not determined at this time whether it will seek this election. CIB Marine is examining its strategic growth and acquisition strategy to determine whether or when, based on market and economic conditions, CIB Marine may desire to elect to use any of the expanded powers provided in the GLBA.

     The GLBA also streamlines supervision of bank holding companies, expands passive investments by financial holding companies in any type of financial or non-financial company through merchant bank and insurance company investments, provides an enhanced framework for protecting the privacy of consumer information, modifies the laws governing the implementation of the Community Reinvestment Act, and broadens the activities which may be conducted by national banks. Through a financial subsidiary and subject to certain eligibility requirements and restrictions, a national bank may engage in any activity authorized for a national bank directly or any financial activity, except insurance investments or underwriting, real estate investments or development, or merchant banking, which may be conducted through a financial holding company. Because Wisconsin, Illinois and Indiana provide for parity with national banks, the subsidiary banks of CIB Marine will be able to form subsidiaries and engage in the activities permitted for national bank subsidiaries.

     The GLBA also established a system of federal and state regulation based on functional regulation, meaning that primary regulators' oversight for a particular activity generally resides with the federal or state regulator having the greatest expertise in the area. Banking is to be supervised by banking regulators, insurance by state insurance regulators and securities activities by the SEC and state securities regulators.

     CIB Marine does not believe that the GLBA will have a material effect upon its operations in the near term. However, to the extent the GLBA permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than CIB Marine currently offers and that can aggressively compete in the markets currently served.

CAPITAL STANDARDS

     The Federal Reserve Board imposes risk-based capital requirements and guidelines on CIB Marine which are substantially similar to the capital requirements and guidelines imposed by the OCC, the OTS and the FDIC on the depository institutions within their jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market risk equivalent assets. A depository institution's or holding company's capital, in turn, is divided into three tiers:

     - core (commonly referred to as Tier 1) capital, which includes common equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and a limited amount of cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets;

     - supplementary (commonly referred to as Tier 2) capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and reserves for credit losses, subject to certain limitations, less certain required deductions; and

     - market risk (commonly referred to as Tier 3) capital, which includes qualifying unsecured subordinated debt.

     CIB Marine, like other financial and bank holding companies, currently is required to maintain Tier 1 capital equal to at least 4% and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 8% of its total risk-weighted assets, including certain off-balance-sheet items, like unused lending commitments and standby letters of credit.

     The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital must be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also required bank holding companies to maintain a minimum "leverage ratio" of Tier 1 capital to adjusted total assets of 3%, if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the bank holding company does not meet these requirements.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal

Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     At March 31, 2001, CIB Marine was in compliance with these minimum capital requirements. CIB Marine's banking subsidiaries must satisfy similar minimum regulatory capital requirements and at March 31, 2001 were in compliance with those requirements.

LIABILITY FOR BANK SUBSIDIARIES

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital has become impaired. If a stockholder, like CIB Marine, failed within three months, to pay that assessment, the OCC could order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

     - the "default" of a commonly controlled FDIC-insured depository institution or

     - any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution "in danger of default."

"Default" is generally defined as the appointment of a conservator or receiver and "in danger of default" is generally defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. All of CIB Marine's subsidiary banks are FDIC-insured depositary institutions. If a default occurred with respect to a CIB Marine subsidiary bank, any capital loans to that bank from CIB Marine would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations. At March 31, 2001, CIB Marine did not have any capital loans to any of its subsidiary banks.

PROMPT CORRECTIVE ACTION AND REGULATORY RESTRICTIONS

     The Federal Deposit Insurance Corporation Improvement Act of 1991, referred to as FDICIA, requires the federal banking regulators to take prompt corrective action regarding FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and other factors, as established by regulation. Under applicable regulations, an FDIC-insured bank is defined as well capitalized if it maintains a leverage ratio or Tier 1 capital to quarterly average total assets of at least 5%, a total capital ratio or qualifying total capital to risk-weighted assets, including off-balance sheet items of at least 10% and a Tier 1 capital ratio or Tier 1 capital to risk-weighted assets of at least 6% and is not otherwise in a troubled condition as specified by its appropriate federal regulatory agency.

     A bank is generally considered to be adequately capitalized if it is not defined as well capitalized but meets all of its minimum capital requirements, if it has a leverage ratio of 4% or greater or a leverage ratio of 3% or greater if the institution is rated composite 1 in its most recent report of examination, under appropriate federal banking agency guidelines, a total capital ratio of 8% or greater and a Tier 1 capital ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below that measure and critically undercapital-ized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be reclassified to be in a capitalization category that is next below that indicated by its actual capital position if it receives a less than satisfactory examination rating by its examiners with respect to its assets, management, earnings or liquidity that has not been corrected, or it is determined that the bank is in an unsafe or unsound condition or engages in an unsafe or unsound practice.

     FDICIA generally prohibits a depository institution from making any capital distribution, including payment of dividends or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are limited with regard to their growth and are required to submit a capital restoration plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Under FDICIA, a bank that is not well capitalized is generally prohibited from accepting or renewing brokered deposits and offering interest rates on deposits significantly higher than the prevailing rate in its normal market area or nationally, depending upon where the deposits are solicited. In addition, pass-through insurance coverage may not be available for some employee benefit accounts.

     A number of requirements and restrictions may apply to significantly undercapitalized depository institutions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions may be restricted from making payments of principal and interest on subordinated debt and are subject to appointment of a receiver or conservator. At March 31, 2001, which is the most recent notification from the banks' primary regulators, all of the bank subsidiaries were categorized as well capitalized under the regulatory framework for prompt corrective action.

DIVIDEND RESTRICTIONS

     The Federal Reserve Board's policy regarding dividends is that a bank holding company should not declare or pay a cash dividend which would impose undue pressure on the capital of its subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve Board believes that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

     CIB Marine's ability to pay any dividends to its shareholders depends in large part on the ability of CIB Marine's subsidiary banks to pay dividends to it. The ability of the commercial subsidiary banks to pay dividends is restricted primarily by the banking laws of the state under which the subsidiary bank is organized, in the case of CIB Marine's subsidiaries, the laws of Illinois, Indiana or Wisconsin. The ability of Marine Bank -- Omaha to pay dividends is subject to OTS regulations applicable to federal savings banks.

     Under Illinois law, a bank may generally pay dividends without the approval of the Illinois Office of Banks and Real Estate as long as the amount of the dividend does not exceed net profits then on hand, after first deducting from net profits the bank's losses and bad debts, and subject to certain additional requirements of the Illinois Office of Banks and Real Estate.

     Under Wisconsin law, a Wisconsin-chartered commercial bank that meets its regulatory capital requirement may declare dividends based upon undivided profits, in an amount the board of directors considers expedient, if the board has made provisions for the payment of all expenses, losses, reserves, taxes and interest accrued or due from the bank before declaring the dividend from undivided profits. If the bank has declared and paid dividends in either of the two immediately preceding years that exceeded net income for either of those two years, the bank may not declare or pay any dividend in the current year that exceeds year-to-date net income without the written consent of the Division of Banking.

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

     Under Indiana law, a bank may pay dividends without the approval of the Indiana Department of Financial Institutions if its capital is unimpaired. Dividends may not exceed undivided profits on hand, less losses, bad debts, certain depreciation and other expenses.

     Under regulations of the OTS, the ability of a federal savings association to pay cash dividends and make other capital distributions is subject to limitations. An institution that desires to make a capital distribution may be required to file a notice or an application with the OTS 30 days before the proposed declaration of the dividend or approval of the proposed capital distribution by the board of directors of the association. Whether an association needs to file a notice or an application is relevant because the OTS may disapprove a notice or deny an application if it determines that the association will be undercapitalized, significantly undercapitalized or critically undercapitalized following the capital distribution, the distribution raises safety and soundness concerns or the distribution violates a prohibition contained in any statute, regulation, agreement between the association and the OTS or the FDIC or a condition imposed on the association in an OTS-approved application or notice. If neither the association nor its proposed capital distribution meet any of the criteria for filing a notice or an application, then the association does not need to file a notice or application with the OTS before making a capital contribution.

     An association is required to file an application for a proposed capital distribution if it is not eligible for expedited treatment. It is not eligible for expedited treatment if it does not have a composite rating of 1 or 2, a satisfactory CRA rating or better, a compliance rating of 1 or 2, does not meet all of its capital requirements or has been notified by supervisory personnel that it is a problem association or an association in troubled condition. Even if an association qualifies for expedited treatment, it must still file an application if the total amount of all of the capital distributions including the proposed capital distribution by the association during the applicable calendar year exceeds the association's net income for that year to date plus the association's retained net income for the preceding two years, or following the proposed capital distribution the association would not be adequately capitalized or the proposed capital distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the association and the OTS or the FDIC or violate a condition imposed on the association in an OTS-approved application or notice. An adequately capitalized association is defined as one that has a total risk-based capital ratio of 8% or greater and a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater or a leverage ratio of 3% or greater if the association is assigned a composite rating of 1 and does not meet the definition of a well-capitalized savings association.

     An association is required to file a notice for a proposed capital distribution if it is not required to file an application for the distribution and following the proposed capital distribution it would not be well capitalized where a well capitalized association is defined as one that has total risk-based capital ratio of 10% or greater and a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any written agreement or capital directive issued by the OTS to meet and maintain a specific capital level for any capital measure, or the proposed capital distribution would reduce the amount of or retire any part of the association's common or preferred stock or retire, with some exceptions, any part of debt instruments like notes or debentures included in capital, or the association is a subsidiary of a savings and loan holding company. As of March 31, 2001, Marine Bank-Omaha met the definition of a well-capitalized savings association.

     As of March 31, 2001, $44.7 million of the total stockholders' equity of the subsidiary banks was available for payment of dividends to CIB Marine without approval by the applicable regulatory authorities.

FEDERAL DEPOSIT INSURANCE

     As FDIC-insured institutions, each of CIB Marine's subsidiary banks are required to pay deposit insurance premiums based on the risk each poses to the FDIC insurance funds. The FDIC has the authority to raise or lower assessment rates on insured deposits to achieve certain designated reserve ratios in the insurance funds and to impose special additional assessments. The FDIC has adopted a premium rate schedule, which provides for an assessment range of 0% to 0.27% of deposits, depending on the capital category and supervisory category to which it is assigned. In addition to its insurance assessment, each insured institution is subject to quarterly debt service assessments in connection with bonds issued by the government corporation that financed the federal savings and loan bailout. The first quarter 2001 debt service assessment was 0.0196%.

RESTRICTIONS ON AFFILIATE TRANSACTIONS

     Transactions between CIB Marine, its subsidiary banks and its non-bank subsidiaries are subject to a number of restrictions. Federal Reserve Board policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered or, if no market exists, actual costs plus a reasonable profit. Bank holding companies are also restricted in the extent to which they and their subsidiaries can borrow or otherwise obtain credit from one another or engage in other transactions, including purchasing securities issued by an affiliate, purchasing assets from an affiliate, accepting securities issued by an affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an affiliate.

QUALIFIED THRIFT LENDER

     The Home Owners' Loan Act requires savings associations like Marine
Bank -- Omaha to meet a qualified thrift lender test. To meet the QTL test, an association's Qualified Thrift Investments must total at least 65% of portfolio assets. Under OTS regulations, portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquid investments in an amount not exceeding 20% of assets. Qualified Thrift Investments generally consist of residential housing, small business, credit card and educational loans, and loans for personal, family and household purposes. A savings association that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations:

     - the association may not engage in any new activity or make any new investment, directly or indirectly, unless the activity or investment is permissible for a national bank;

     - the branching powers of the association shall be restricted to those of a national bank;

     - the institution shall not be eligible to obtain any advances from its FHLB; and

     - the payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank.

Upon the expiration of three years from the date the association ceases to be a qualified thrift lender, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances subject to safety and soundness considerations.

                        DESCRIPTION OF CIB CAPITAL STOCK

GENERAL

     The authorized capital stock of CIB Marine consists of 50 million shares of CIB Marine common stock, par value $1.00, and 5 million shares of CIB Marine preferred stock, par value $1.00, issuable in one or more series from time to time and for the consideration as the CIB Marine board of directors may determine. As of March 31, 2001, 16,942,170 shares of CIB Marine common stock were issued and outstanding and no shares of CIB Marine preferred stock were issued and outstanding.

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Wisconsin General Corporation Law, the CIB Marine articles of incorporation and the CIB Marine by-laws.

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

COMMON STOCK

     Holders of CIB Marine common stock are entitled to receive dividends as declared by the CIB Marine board of directors out of any funds legally available for dividends. At the time of liquidation, dissolution or winding up of CIB Marine, and after claims of creditors and preferences of any CIB Marine preferred stock outstanding at the time of liquidation have been paid, holders of CIB Marine common stock will receive the value of the remaining assets of CIB Marine in proportion to the number of shares of common stock they hold.

     At the time of its issuance, CIB Marine preferred stock will have preference over CIB Marine common stock with respect to the payment of dividends, the distribution of assets in the event of liquidation, dissolution or winding up of CIB Marine, and as the CIB Marine board of directors may otherwise determine.

     Holders of CIB Marine common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as the CIB Marine board of directors may provide with respect to any class or series of CIB Marine preferred stock that it may authorize in the future. Shares of CIB Marine common stock are not redeemable, and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 80% of CIB Marine's outstanding shares of capital stock entitled to vote may be required for certain business combinations between CIB Marine or its subsidiaries and persons owning 10% or more of the outstanding shares of any class or series of CIB Marine's capital stock. See "Comparison of Rights of Shareholders of CIB Marine and Citrus Financial -- Shareholder Vote for Business Combinations with an Interested Shareholder" on page 67.

     The outstanding shares of CIB Marine common stock are, and the shares to be issued to holders of Citrus Financial common stock at completion of the merger, will be validly issued, fully paid and non-assessable except to the extent provided under Wisconsin corporate law. The holders of CIB Marine common stock generally do not have any liability as stockholders.

PREFERRED STOCK

     CIB Marine may issue preferred stock in one or more series, with voting powers, designations, preferences and relative, participating, optional or other special rights and limitations, qualifications or restrictions as may be fixed by the CIB Marine board of directors. As of March 31, 2001, no shares of CIB Marine preferred stock were issued and outstanding.

RESTRICTIONS ON OWNERSHIP

     The BHCA requires any bank holding company to obtain the approval of the Federal Reserve Board before the acquisition of 5% or more of CIB Marine common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of CIB Marine common stock under the CBCA. Any holder of 25% or more of CIB Marine common stock, or a holder of 5% or more if the holder otherwise exercises a "controlling influence" over CIB Marine, is regulated as a bank holding company under the BHCA. See "Regulation and Supervision."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for CIB Marine common stock is GreatBanc Trust Company.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a Citrus Financial shareholder, your rights are governed by the Florida Business Corporation Act and the Citrus Financial articles of incorporation and by-laws. After the transaction, unless you have properly exercised your appraisal rights as described in "The Merger -- Dissenter's Appraisal Rights" on page 26, you will be a shareholder of CIB Marine. As a CIB Marine shareholder, your rights will be governed by the Wisconsin Business Corporation Law and the CIB Marine articles of incorporation and by-laws.

     The following discussion summarizes the material differences between the rights of CIB Marine shareholders and Citrus Financial shareholders. This summary is qualified in its entirety by reference to Citrus Financial's articles of incorporation and by-laws, CIB Marine's articles of incorporation and by-laws, and the relevant provisions of the WBCL and the FBCA.

AUTHORIZED CAPITAL STOCK

     CIB Marine. The CIB Marine articles of incorporation authorize CIB Marine to issue up to 50,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. On March 31, 2001, 16,942,170 shares of CIB Marine common stock were issued and outstanding and no shares of CIB Marine preferred stock were issued and outstanding.

     Citrus Financial. The Citrus Financial articles of incorporation authorize Citrus Financial to issue up to 10,000,000 shares of common stock, $3.15 par value per share, and 1,000,000 shares of preferred stock, $5.00 par value per share. On March 31, 2001, 1,423,402 shares of Citrus Financial common stock were issued and outstanding, not including the 43,824 stock options outstanding, and no shares of Citrus Financial preferred stock were issued and outstanding.

NUMBER, VACANCY AND REMOVAL OF DIRECTORS

     CIB Marine. CIB Marine's by-laws provide that the number of directors may be fixed from time to time by a resolution adopted by a majority of the board without vacancies. The board of directors currently consists of ten directors. The directors are divided into three classes as equal in number as possible. Directors hold office for three-year terms, and the term of one class of directors expires each year. A majority of the directors, even if less than a quorum, or a sole remaining director, will fill any vacancies. Directors chosen to fill vacancies hold office for the remainder of the term. The shareholders can remove any director only for cause and by the affirmative vote of the holders of at least 80% of the combined voting power of all of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     Citrus Financial. Citrus Financial's by-laws provide that the board of directors must consist of between six and eighteen directors. The board of directors fixes the exact number of directors by majority vote. The board of directors currently consists of eleven directors. The directors are divided into three classes, and each class consists of one-third, or as close to one-third as possible, of the total number of directors constituting the board of directors. Directors hold office for three-year terms, and the term of one class of directors expires each year. The majority of the directors, even if less than a quorum, is entitled to fill any vacancies. If the directors do not fill a vacancy, the shareholders may fill the vacancy at any shareholder meeting held during the existence of the vacancy. If a vacancy occurs because a director is removed from office, the vacancy will be filled by a vote of 75% of the outstanding shares entitled to vote in elections of directors. Directors chosen to fill vacancies hold office for the remainder of the term. The shareholders can remove any director with or without cause. Removal of a director by shareholders requires the affirmative vote of the holders of at least 75% of the outstanding shares of each class of stock entitled to vote generally in the election of directors. The board of directors may remove a director for cause by the affirmative vote of no less than 60% of the disinterested directors.

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

MEETINGS OF SHAREHOLDERS

     CIB Marine. The CIB Marine by-laws provide that the annual shareholder meeting will be held each year on a date and at a time fixed by resolution of the board of directors. The Chairman, the President or the board of directors may call a special shareholder meeting for any purpose. The Chairman or the President must call a special meeting at the written demand of shareholders holding at least 10% of the shares entitled to vote on the issue proposed to be considered at the meeting.

     Citrus Financial. The Citrus Financial by-laws provide that the annual shareholder meeting will be held on the fourth Monday in April of each year or on another date determined by the board of directors. The President or the Chairman of the board of directors may call a special shareholder meeting for any purpose. The President or the Secretary must call a special meeting at the written request of a majority of all directors or at the written request of shareholders holding at least 10% of the shares entitled to vote.

NOTICE OF SHAREHOLDER MEETINGS

     CIB Marine. CIB Marine must deliver written or printed notice of the annual meeting and each special meeting to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days before the meeting. In the case of a meeting to vote on a merger or other business combination, CIB Marine must deliver the notice not less than 20 days nor more than 60 days before the meeting. In the case of a special meeting called at the demand of shareholders, CIB Marine must deliver the notice not more than 30 days after the written demand of the shareholders is delivered to CIB Marine.

     Each notice must state the place, date and time of the meeting. In the case of a special meeting, the notice must also describe any purpose for which the meeting has been called. In the case of a special meeting called at the demand of shareholders, the notice must describe any business shown in the statement of purpose for the meeting contained in the written demand received by CIB Marine.

     Citrus Financial. Except as otherwise required by statute or the articles of incorporation, Citrus Financial must give written notice of the annual meeting and each special meeting to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days before the meeting. The notice must state the place, date and time of the meeting and, in the case of a special meeting, the purpose for which the meeting is called.

PREEMPTIVE RIGHTS

     Both the WBCL and the FBCA provide that no shareholder will have any preemptive rights to purchase unissued securities of the corporation unless the articles of incorporation expressly grant those rights. Neither the CIB Marine articles of incorporation nor the Citrus Financial articles of incorporation provide for preemptive rights.

CUMULATIVE VOTING

     Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name. The shareholder may cast this total number of votes for one nominee or may distribute the votes among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

     Under both the WBCL and the FBCA, shareholders do not have the right to cumulate their votes unless the articles of incorporation specifically provide for cumulative voting. Neither the CIB Marine articles of incorporation nor the Citrus Financial articles of incorporation provide for cumulative voting.

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

SHAREHOLDER ACTION WITHOUT A MEETING

     CIB Marine. The WBCL provides that any action to be taken at a shareholders' meeting may be taken by a written consent of all shareholders entitled to vote on the action or, if the corporation's articles of incorporation provide, by the minimum number of shareholders whose votes are necessary to authorize the action at a meeting where all shares entitled to vote were present and voted. The CIB Marine articles of incorporation provide that any action to be taken at a shareholders' meeting may be taken without a meeting and without action of the board of directors only by a written consent of all shareholders entitled to vote on the action.

     Citrus Financial. The FBCA and the Citrus Financial by-laws provide that any action to be taken at a shareholders' meeting may be taken without a meeting, without prior notice and without a vote, by a written consent signed by the holders of the minimum number of shares necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Within 10 days after the action is authorized by written consent, the corporation must give notice to those shareholders who have not consented in writing. The notice must summarize the material features of the action taken by written consent. If the action is one for which shareholders have dissenters' rights of appraisal, Citrus Financial must clearly state those rights in the notice.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

     CIB Marine. Under the WBCL, the board of directors may propose amendments to a corporation's articles of incorporation and can establish conditions for the amendment. The WBCL generally provides that amendments to the articles of incorporation must be approved by the shareholders in addition to the board of directors. The vote of shareholders required to approve an amendment depends in part on the rights of the voting groups entitled to vote separately on the amendment. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment. Otherwise, the WBCL provides that, if a quorum exists, the amendment will be adopted if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation require a greater number of affirmative votes.

     The CIB Marine articles of incorporation require that the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of stock of the corporation entitled to vote in the election of directors, voting as a single class, be cast in favor of amendments relating to:

     - the issuance and/or establishment of rights or preferences of preferred stock;

     - the number, election, terms or removal of directors;

     - amendments to the CIB Marine by-laws;

     - shareholder action by written consent;

     - election of the corporation to be subject to particular WBCL provisions; and

     - which amendments to the articles of incorporation will require 80% shareholder approval.

     However, if an amendment otherwise requiring 80% shareholder approval is declared advisable by the affirmative vote of at least 75% of the board of directors with no vacancies and a majority of disinterested directors, the amendment requires only the vote otherwise required under the WBCL.

     Citrus Financial. To amend the articles of incorporation of a Florida corporation, the FBCA generally requires that, unless the articles of incorporation provide for a greater shareholder vote, the votes cast in favor of the an amendment must exceed the votes cast against the amendment at a meeting at which a quorum is present. However, the FBCA requires that a majority of the outstanding votes entitled to be cast on an amendment must be cast in favor of an amendment that would create dissenters' rights under Florida law.

     Generally, Citrus Financial's articles of incorporation provide that the articles of incorporation may be amended by the affirmative vote or consent of the holders of at least 50% of the shares of each class of stock entitled to vote in elections of directors. Additionally, the articles of incorporation require the affirmative vote or consent of at least 75% of the outstanding shares of each class of stock entitled to vote in the elections of directors to approve amendments to provisions regarding:

     - the number, class, term, or removal of directors or the filling of vacancies in the board of directors; and

     - the approval of business combinations.

AMENDMENTS TO THE BY-LAWS

     CIB Marine. The WBCL provides that a corporation's shareholders or board of directors may adopt, amend or repeal any provision of the corporation's by-laws. However, the corporation's articles of incorporation may reserve that power exclusively to the shareholders. In addition, in adopting, amending or repealing a particular provision of the by-laws, the shareholders may prohibit the board of directors from amending, repealing or readopting that by-law provision.

     The CIB Marine articles of incorporation provide that the by-laws may only be amended by:

     - the affirmative vote of the majority of the entire board of directors without vacancies; or

     - the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of stock generally entitled to vote in the election of directors, voting together as a single class.

     Citrus Financial. Under the FBCA, a Florida corporation's board of directors or shareholders may amend or repeal any provision of the corporation's by-laws. However, the board of directors may not amend or repeal the corporation's by-laws if the articles of incorporation reserve that power to the shareholders, or the shareholders, in amending or repealing the by-laws, expressly provide that the board of directors may not amend or repeal the by-laws or a particular by-law provision.

     Citrus Financial's by-laws provide that the by-laws may be amended by the shareholders or by the board of directors at any regular or special meeting of the board. If amendment of the by-laws is proposed at a meeting of shareholders, the notice of meeting must include a description of the general nature of the proposed amendment. Amendment of the by-laws by the shareholders requires the affirmative vote of 75% of the outstanding shares of each class of stock entitled to vote on election of directors. Amendment of the by-laws by the board of directors requires the affirmative vote of a majority of all the directors holding office at the time of the vote.

DISSENTERS' APPRAISAL RIGHTS

     CIB Marine. Under the WBCL, shareholders of a corporation are generally entitled to receive payment of the fair value of their shares if they dissent from specified transactions, including:

     - mergers requiring shareholder approval or in which the corporation will be merged with its parent corporation;

     - share exchanges in which the corporation's shares will be acquired and on which the shareholder is entitled to vote;

     - sale of all or substantially all the assets of the corporation other than in the ordinary course of business, including a sale in dissolution, but not including the following:

      - a sale required under a court order;

      - a sale for cash under which all or substantially all of the net proceeds will be distributed to the shareholders within one year of the sale; and

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     - any other transaction which requires approval of the shareholders and for which the corporation provides shareholders dissenters' rights.

     The WBCL also provides that a corporation's articles of incorporation may allow a shareholder to dissent from any amendment to the articles of incorporation and obtain the fair value of his or her shares if the amendment would adversely affect the rights of the shareholder by:

     - altering or abolishing a preferential right of the shares;

     - creating, altering or abolishing any redemption rights;

     - altering or abolishing any preemptive rights;

     - excluding or limiting the right of the shares to vote on any matter or cumulate votes; or

     - reducing the number of shares owned by the shareholder to a fractional share that will be acquired for cash.

     The CIB Marine articles of incorporation do not limit the rights of shareholders to dissent from business combination transactions as described in the WBCL. However, neither the CIB Marine articles of incorporation nor the by-laws expressly provide for dissenters' rights for amendments to the articles of incorporation.

     Citrus Financial. Under the FBCA, shareholders of a Florida corporation are generally entitled to receive payment of the fair value of their shares if they dissent from specified transactions, including:

     - mergers requiring shareholder approval or in which the corporation will be merged with its parent corporation;

     - sale of substantially all the assets of the corporation other than in the ordinary course of business, including a sale in dissolution, but not including the following:

      - a sale required under a court order;

      - a sale for cash under which all or substantially all of the net proceeds will be distributed to the shareholders within one year of the sale;

     - a control-share acquisition;

     - share exchanges in which the corporation's shares will be acquired and on which the shareholder is entitled to vote; and

     - any amendment to the articles of incorporation that would adversely affect the shareholder by:

      - altering or abolishing any preemptive rights attached to the shareholder's shares;

      - altering or abolishing the shareholder's voting rights, except as the rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

      - effecting an exchange, cancellation or reclassification of any of the shareholder's shares, when the amendment would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages relating to the shares;

     - reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder's shares subject to redemption when they are not otherwise redeemable;

     - making dividends on any of the shareholder's preferred shares non-cumulative;

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

     - reducing the dividend preference of any of the shareholder's preferred shares; or

     - reducing any stated preferential amount payable on the shareholder's preferred shares in a voluntary or involuntary liquidation.

STATE ANTI-TAKEOVER STATUTES

  CIB Marine.

     Business Combinations with Interested Shareholders. Under the WBCL, during the three-year period after a person becomes an interested shareholder by the acquisition of shares, a Wisconsin corporation generally may not engage in a business combination with the interested shareholder unless the board of directors approved the business combination or the acquisition of the shares before the interested shareholder completed the acquisition. Following this three-year period, the WBCL also prohibits a business combination with an interested shareholder unless:

     - the board of directors approved the business combination or the acquisition of the shares by which the person became an interested shareholder before the acquisition of the shares;

     - the business combination is approved by a majority of the outstanding voting stock not owned by the interested shareholder;

     - the consideration to be received by shareholders meets the fair price and form requirements of the WBCL; or

     - the business combination is of a type specifically excluded from the coverage of the WBCL.

For the purpose of this provision of the WBCL, a business combination includes:

     - mergers and share exchanges,

     - sales of corporate assets or stock,

     - certain reclassifications and recapitalizations,

     - liquidation or dissolution of the corporation, and

     - similar transactions.

An interested shareholder is one that:

     - beneficially owns or controls 10% or more of the outstanding voting shares of a Wisconsin corporation, or

     - is an affiliate or associate and had beneficial ownership or control of 10% or more of the outstanding shares of a Wisconsin corporation within the last three years.

     Business Combinations with Significant Shareholders. The WBCL also places restrictions on mergers or share exchanges between public Wisconsin corporations and their significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder unless the shareholders receive a statutorily-determined fair price. This is intended to insure that shareholders in a second step merger, share exchange or asset sale receive at least what shareholders received in the first step. For the purpose of these provisions of the WBCL, a significant shareholder is one that:

     - beneficially owns or controls 10% or more of the outstanding voting shares of a Wisconsin corporation, or

     - is an affiliate or associate and had beneficial ownership or control of 10% or more of the outstanding shares of a Wisconsin corporation within the last two years.

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

     Control Share Acquisitions. The WBCL provides that, except in limited circumstances, the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the total voting power of the corporation is limited to 10% of the voting power those excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a special meeting of shareholders, including those held by the party seeking restoration, are voted in favor of the restoration.

     However, this provision of the WBCL does not alter the voting rights of any stock of a Wisconsin corporation acquired as follows:

     - before April 22, 1986 or by an agreement entered into before April 22, 1986;

     - as a gift not made to avoid the effect of this provision;

     - through the satisfaction of a pledge or other security interest;

     - in a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange;

     - from a Wisconsin corporation; or

     - before becoming a resident corporation of Wisconsin or becoming publicly held.

     The WBCL also requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value by any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale of assets that amount to at least 10% of the market value of a Wisconsin corporation. This requirement does not apply if at least three directors are not officers or employees or a majority of the disinterested directors chooses not to apply this provision.

  Citrus Financial.

     Business Combinations with Interested Shareholders. Under the FBCA, any business combination with an interested shareholder, its affiliates or its associates must be approved by the affirmative vote of the holders of two-thirds of the voting shares of a Florida corporation that are not owned by the interested shareholder. However, this approval is not required if:

     - a majority of the disinterested directors has approved the business combination;

     - the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the business combination;

     - the interested shareholder has been the beneficial owner of at least 80% of the outstanding voting shares for at least five years preceding the announcement of the business combination;

     - the interested person is the beneficial owner of at least 90% of the outstanding voting shares, exclusive of shares acquired directly from a Florida corporation in a transaction not approved by a majority of the disinterested directors;

     - the corporation is an investment company registered under the Investment Company Act of 1940; or

     - the consideration to be received by holders of the stock meets minimum levels determined by a formula under the FBCA, generally the highest price paid by the interested shareholder for any shares previously acquired;

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

     For the purpose of this provision of the FBCA, a business combination includes:

     - mergers and share exchanges;

     - sales of corporate assets or stock;

     - certain reclassifications and recapitalizations;

     - liquidation or dissolution of the corporation; and

     - loans or other financial assistance.

For the purpose of this provision of the FBCA, an interested shareholder is one that beneficially owns more than 10% of the outstanding voting shares.

     Control Share Acquisitions. The FBCA restricts the voting rights of shares when those shares are acquired by a party who, by the acquisition, would control at least 20% of all voting rights of a Florida corporation's issued and outstanding stock. The FBCA provides that the acquired shares will, upon the acquisition, cease to have any voting rights. The acquiring party may, however, petition a Florida corporation to have voting rights reassigned to the shares by a resolution of a majority of the remaining shareholders for each class and series of stock. If the resolution is approved, and the voting rights are reassigned to the shares representing a majority of all voting rights of the outstanding voting stock, then, unless the articles of incorporation or by-laws provide otherwise, all remaining shareholders of the corporation shall be entitled to exercise dissenter's rights under the FBCA.

     The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

     - under the laws of intestate succession or by gift or testamentary transfer;

     - through the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the FBCA;

     - through either a merger or share exchange if a Florida corporation is a party to the agreement or plan of merger or share exchange;

     - under any savings, employee stock ownership or other benefit plan of a Florida corporation; or

     - through an acquisition of shares specifically approved by the board of directors.

DIVIDENDS

     CIB Marine. Under the WBCL, the board of directors of a Wisconsin corporation may authorize, and the corporation may pay, dividends or make other distributions to its shareholders, including the repurchase of shares, unless either of the following is true:

     - after the distribution, the Wisconsin corporation would not be able to pay its debts as they become due in the usual course of business; or

     - the Wisconsin corporation's total assets after the distribution would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

CIB Marine's articles of incorporation and by-laws do not otherwise restrict the payment of dividends or distributions.

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

     Citrus Financial. The FBCA provides that, except as provided in the corporation's articles of incorporation, the board of directors of a Florida corporation may make distributions and pay dividends to its shareholders unless either of the following is true:

     - the Florida corporation would not be able to pay its debts as they become due in the usual course of business, or

     - the Florida corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.

Citrus Financial's articles of incorporation and by-laws do not otherwise restrict the payment of dividends or distributions.

SHAREHOLDER INSPECTION RIGHTS AND SHAREHOLDER LISTS

     CIB Marine. The WBCL and the CIB Marine by-laws provide that a shareholder may inspect and copy the by-laws during regular business hours at the principal office if the shareholder gives written notice no less than five business days before the date on which the shareholder wishes to inspect and copy the by-laws. Additionally, the WBCL provides that a shareholder may inspect and copy any of the following corporate records:

     - excerpts of minutes of meetings or records of other actions taken by shareholders, the board of directors or a committee of the board;

     - accounting records; and

     - the list of the shareholders.

However, a shareholder may only inspect and copy these corporate records if the following conditions are met:

     - the shareholder gives the Wisconsin corporation written notice of his or her demand to inspect and copy records no less than five business days before the date on which the shareholder wishes to inspect and copy the records; and

     - the shareholder has been a shareholder for at least six months before the demand to inspect and copy records, or the shareholder holds at least 5% of the outstanding shares.

     Citrus Financial. Under the FBCA, a shareholder may inspect and copy the articles of incorporation and the by-laws if the shareholder gives a Florida corporation written notice of his or her demand to do so no less than five business days before the date on which the shareholder wishes to inspect and copy the records.

     Additionally, a shareholder may inspect and copy the following corporate records:

     - minutes of meetings or actions taken without a meeting of shareholders, the board of directors or a committee of the board of directors;

     - accounting records;

     - a list of shareholders; or

     - any other corporate books and records.

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

However, a shareholder may only inspect and copy these corporate records if the following conditions are met:

     - the shareholder makes the demand to inspect and copy the corporate records in good faith and for a proper purpose,

     - the shareholder describes the purpose and the documents he or she desires to inspect with reasonable particularity, and

     - the records are directly connected with the shareholder's purpose.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     CIB Marine. Under the WBCL and the CIB Marine by-laws, CIB Marine must indemnify its officers and directors against liability incurred in a proceeding to which the indemnified person was a party because he or she is an officer or director. Indemnification is not required if the liability was incurred because an officer or director breached or failed to perform a duty that he or she owes to CIB Marine that constitutes:

     - a willful failure to deal fairly with CIB Marine or its shareholders relating to a matter in which the officer or director has a material conflict of interest;

     - a violation of criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

     - a transaction from which the officer or director derived an improper personal benefit; or

     - willful misconduct.

In addition, CIB Marine's by-laws allow CIB Marine to deny indemnification to officers and directors for any action in which a majority of the directors of the corporation are a party in interest.

     The CIB Marine by-laws provide that if the corporation determines that an officer or director is not entitled to indemnification, the board of directors will immediately authorize that an independent determination be made as to the officer's or director's entitlement to indemnification. At the option of the officer or director seeking indemnification, the independent determination will be made by either:

     - a panel of three arbitrators, one to be selected by the officer or director, one to be selected by the board, and one to be selected by the other two arbitrators, or

     - an independent legal counsel mutually selected by the officer or director and the board of directors by a majority vote of a quorum of disinterested directors.

In the independent determination proceeding, the officer or director will have a rebuttable presumption that he or she is entitled to indemnification. CIB Marine will pay all costs associated with the independent determination process.

     Additionally, CIB Marine's by-laws provide that CIB Marine will not:

     - indemnify an officer or director for any action initiated or brought voluntarily by the officer or director, other than as a defense, except for actions:

      - brought to establish or enforce a right to indemnification under any law or the CIB Marine by-laws;

      - in which the officer or director is successful on the merits; or

      - for which the board of directors determines that indemnification is appropriate; or

     - indemnify an officer or director for any amounts paid in settlement of any action without CIB Marine's written consent.
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     Citrus Financial.  The FBCA permits and the Citrus Financial by-laws require Citrus Financial to indemnify its officers and directors against liability incurred in a proceeding to which the person is or was a party because he or she is or was an officer or director of Citrus Financial or of another entity at the request of Citrus Financial. These indemnification rights apply if the officer or director:

     - acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of Citrus Financial; and

     - as to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In addition, the FBCA permits and the Citrus Financial by-laws require Citrus Financial to indemnify and hold harmless an officer or director who is a party in a proceeding by or in the right of Citrus Financial against expenses and other amounts actually and reasonably incurred in connection with the defense or settlement of the proceeding. Citrus Financial must provide the indemnification if the officer or director has acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of Citrus Financial. Citrus Financial will not provide indemnification where there is an adjudication of liability, unless the court in which the proceeding was brought, or any other court of competent jurisdiction, determines, in view of all the circumstances, that the officer or director is fairly and reasonably entitled to indemnity for expenses as the court deems proper. However, the FBCA and the Citrus Financial by-laws further provide that Citrus Financial must indemnify any officer or director who is successful in defending an action by or in the right of Citrus Financial against the costs and expenses of defending the action.

     Except with regard to the costs and expenses of successfully defending an action or as a court may order, Citrus Financial will indemnify an officer or director only if a determination is made that indemnification is proper and the expenses were reasonable under the circumstances. The determination of whether the indemnification is permissible and the expenses are reasonable will be made:

     - by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

     - by a majority vote of a committee, duly designated by the board consisting of two or more directors not at the time parties to the proceeding;

     - by independent legal counsel selected by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

     - by the shareholders of Citrus Financial by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding, or, if no quorum is obtainable, by a majority vote of the shareholders who were not parties to the action, suit or proceeding.

     The FBCA and the Citrus Financial by-laws further provide that Citrus Financial may pay the expenses incurred in defending any proceeding in advance of the final disposition if the officer or director agrees to repay the amount if it is ultimately determined that the officer or director is not entitled to be indemnified by Citrus Financial.

     The provisions for indemnification and advancement of expenses are not exclusive. Accordingly, Citrus Financial may make any other or further indemnification or advancement of expenses of any of its officers or directors under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. However, under the FBCA and the Citrus Financial by-laws, indemnification or advancement of expenses will not be made to or on behalf of any officer or director if a judgment or other final adjudication

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

establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute:

     - a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

     - a transaction from which the officer or director derived an improper personal benefit;

     - in the case of a director, a circumstance under which the provisions of the FBCA relating to liability for unlawful distributions are applicable; or

     - willful misconduct or a conscious disregard for the best interest of Citrus Financial in a proceeding by or in the right of Citrus Financial to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

SHAREHOLDER PROPOSALS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     CIB Marine. Under the CIB Marine by-laws, shareholders may only nominate candidates for election to the board of directors or propose other business for consideration at the annual meeting of shareholders by providing timely written notice to the Secretary of CIB Marine. CIB Marine will consider the notice timely if it is delivered or mailed to and received by the Secretary:

     - no later than 60 days nor earlier than 90 days before the first anniversary of the prior year's annual meeting; or

     - if the date of the annual meeting is more than 30 days before or 60 days after the first anniversary of the prior year's annual meeting, no earlier than 90 days prior to the annual meeting and no later than 60 days prior to the annual meeting or by the tenth day following the day CIB Marine first publicly announces the date of the annual meeting.

However, if CIB Marine increases the number of directors to be elected to the board of directors without a public disclosure of the nominees or the increased size of the board at least 70 days before the first anniversary of the prior year's annual meeting, CIB Marine will consider a shareholder's notice with respect to nominees for newly created director positions timely if it is delivered or mailed to and received by the Secretary no later than the tenth day following the day CIB Marine first publicly discloses the increased board size.

     To be properly submitted, a shareholder's notice to the Secretary must contain the following:

     - as to each person whom the shareholder proposes to nominate for election or reelection as a director at an annual or special meeting, all information relating to the person required to be disclosed in solicitations of proxies for election of directors in an election contest, or otherwise required, under Regulation 14A and Rule 14a-11 under the Securities Exchange Act of 1934;

     - as to any other business the shareholder proposes to bring before an annual meeting:

      - a brief description of the business desired to be brought before the annual meeting:

      - the reasons for conducting the business at the annual meeting, and

      - any material interest in the business of the shareholder and the beneficial owner on whose behalf the proposal is made; and

     - as to the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made or the business is to be brought:

      - the name and address of the shareholder, as they appear on the corporate books, and the name and address of the beneficial owner, and

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      - the class, series and number of shares of capital stock that are owned beneficially and of record by the shareholder and the beneficial owner.

     If CIB Marine determines that directors will be elected at a special meeting of shareholders, any shareholder entitled to vote for election of directors may nominate candidates for election to the board by providing timely written notice to the Secretary. CIB Marine will consider the notice timely if it is received by the Secretary:

     - no more than 90 days before the special meeting; or

     - no later than the close of business on the later of:

      - the sixtieth day before the special meeting; or

      - the tenth day after the date CIB Marine first publicly announces the date of the special meeting and the nominees proposed for election to the board at the meeting.

     The provisions in the CIB Marine by-laws specifying notice procedures for shareholder proposals and nominations of candidates for election to the board of directors do not limit in any way:

     - the right of shareholders to request inclusion of proposals in CIB Marine's proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, or

     - the right of holders of any class or series of preferred stock to elect directors under any circumstances shown in the CIB Marine by-laws.

     Citrus Financial. The Citrus Financial by-laws provide that annual meetings will be held each year for the purpose of electing directors and transacting any other business properly brought before the meeting. Citrus Financial's articles of incorporation and by-laws do not contain any specific provisions relating to the notice and procedural requirements for shareholder proposals of business or nominations by shareholders of candidates for director. Consequently, Citrus Financial's shareholders have fewer restrictions concerning their proposal of business and nomination of candidates for director than CIB Marine's shareholders.

SHAREHOLDER VOTE FOR BUSINESS COMBINATIONS WITH AN INTERESTED SHAREHOLDER

     CIB Marine. The CIB Marine articles of incorporation prohibit CIB Marine from engaging in a business combination with an interested shareholder unless the transaction:

     - is approved by at least 80% of the voting power of the outstanding shares of capital stock generally entitled to vote in the election of directors, voting together as a single class; and

     - is approved by at least two-thirds of the voting power of the outstanding shares of capital stock generally entitled to vote on the election of directors, that are not owned by an interested shareholder, its associates and its affiliates.

For the purpose of this provision of the CIB Marine articles of incorporation, a business combination includes:

     - mergers, consolidations, and share exchanges,

     - sales of corporate assets or stock,

     - certain reclassifications and recapitalizations,

     - liquidations or dissolutions, and

     - similar transactions.

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An interested shareholder is one that:

     - beneficially owns or controls 10% or more of the outstanding voting shares;

     - is an affiliate or associate of CIB Marine and had beneficial ownership or control of 10% or more of the outstanding shares within the last two years; or

     - is the assignee or successor to any voting shares which an interested shareholder owned or controlled within the last two years.

     Under the CIB Marine articles of incorporation, these restrictions on business combinations with interested shareholders will not apply if:

     - the business combination has been approved by an affirmative vote of a majority of the continuing directors, even if the continuing directors do not constitute a quorum of the entire board; or

     - all of the following criteria are satisfied:

      - certain fair price criteria;

      - after the interested shareholder acquires at least 10% of the voting power of CIB Marine and before the business combination is completed:

        - except as approved by a majority of the continuing directors, CIB Marine has declared and paid full quarterly dividends on any outstanding shares of preferred stock at the regular date; and

        - except as approved by a majority of the continuing directors:

         - CIB Marine has not reduced the annual rate of dividends paid on the common stock;

         - an increase in the annual rate of dividends necessary to reflect the effect of any business combination which reduces the number of outstanding shares of common stock is approved; and

         - the interested shareholder does not acquire any additional voting stock, except in limited circumstances;

        - after the interested shareholder acquires at least 10% of the voting power of CIB Marine, the interested shareholder does not receive any loans, advances or other financial assistance from CIB Marine; and

        - CIB Marine mails a proxy or information statement describing the business combination and complying with the requirements of the Securities Exchange Act of 1934 at least 30 days before the completion of the business combination.

     Under the CIB Marine articles of incorporation, continuing director means:

     - any member of the board of directors that:

      - is not the interested shareholder involved in the business combination or related to the interested shareholder; and

      - was a member of the board before the interested shareholder acquired at least 10% of the voting power of CIB Marine; or

     - any successor to a continuing director who is recommended or elected to succeed a continuing director by a majority of the continuing directors then in office.

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     Citrus Financial.  The Citrus Financial articles of incorporation prohibit
Citrus Financial from engaging in a business combination with an interested person unless:

     - the transaction is approved by at least two-thirds of the voting power of the shares of each class of stock generally entitled to vote in the election of directors; and

     - the transaction is approved by a majority of the shares of each class of stock generally entitled to vote in the election of directors that are not owned or controlled by the interested person.

For the purpose of this provision of the Citrus Financial articles of incorporation, a covered transaction includes:

     - mergers or consolidations,

     - sales of corporate assets or stock, and

     - liquidation of Citrus Financial.

An interested person is an individual, partnership, corporation or other entity that beneficially owns or controls 5% or more of the outstanding voting shares of the corporation.

     Under the Citrus Financial articles of incorporation, these restrictions on business combinations with interested persons will not apply if:

     - the business combination is approved by at least 75% of the entire membership of the board of directors; or

     - each of the following criteria are satisfied:

      - certain fair price criteria; and

      - after the interested shareholder acquires at least 5% of the voting power of Citrus Financial and before the business combination is completed, except as approved by 75% of the entire board of directors, Citrus Financial has not reduced the rate of dividends paid on the common stock of Citrus Financial below the average quarterly dividend rate for the four full quarters immediately before the interested person acquired at least 5% of the voting power of Citrus Financial.

                       PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     There is no established public trading market for the common stock of CIB Marine or Citrus Financial. At the record date, there were approximately shares of CIB Marine common stock issued and outstanding and there
were approximately      holders of record. CIB Marine has offered and sold
shares of its common stock in private placement transactions. CIB Marine has made the following private placements to a limited number of accredited investors under Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933:

     - Between March 24 and April 7, 2000, CIB Marine sold 223,705 shares of its common stock at $17.29 per share, for a total of $3.9 million.

     - Between June 23 and June 30, 2000, CIB Marine sold 134,850 shares of its common stock at $17.90 per share, for a total of $2.4 million.

     - Between September 19 and November 10, 2000, CIB Marine sold 52,969 shares of its common stock at $18.80 per share, for a total of $1.0 million.

     - Between December 20, 2000 and January 31, 2001, CIB Marine sold 22,709 shares of its common stock at $19.71 per share, for a total of $0.4 million.

     - Between April 18, 2001 and May 31, 2001, CIB Marine sold 76,284 shares of its common stock at $20.95 per share, for a total of $1.6 million. This offering is expected to close on or before June 22, 2001.

The March and June 2000 private placements were also made to CIB Marine's employee stock ownership plan. CIB Marine incurred no commissions or underwriting discounts in any of these private placements.

     At the record date, there were approximately           shares of Citrus
Financial common stock issued and outstanding and there were approximately holders of record. The most recent trades of Citrus Financial common stock for which Citrus Financial has knowledge of trading price occurred in 1998. In each case, the trading price was at $10.00 per share. The number of shares traded was as follows: 880 shares in January 1998, 1,440 shares in February 1998, and an aggregate of 22,988 shares in March 1998. Neither CIB Marine nor Citrus Financial pays cash dividends on its common stock. CIB Marine agreed in the reorganization agreement not to declare a dividend in the form of stock, cash or otherwise between the close of business on the last day of the month before the closing date and the effective date of the merger of CIBM Acquisition with and into Citrus Financial. Citrus Financial agreed in the reorganization agreement that between March 6, 2001 and the closing date, neither Citrus Financial nor any entity in which Citrus Financial owns or controls voting stock or equity securities will declare or pay any dividends or distributions.

                                 LEGAL MATTERS

     Schiff Hardin & Waite will pass upon the validity of the CIB Marine common stock to be issued in connection with the merger of CIBM Acquisition with and into Citrus Financial. Certain legal matters relating to federal income tax implications of the merger have been passed upon for CIB Marine by Schiff Hardin & Waite and for Citrus Financial by Igler & Dougherty, P.A.

                                    EXPERTS

     The consolidated financial statements of CIB Marine as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this proxy statement/prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and are incorporated by reference and upon authority of KPMG LLP as experts in accounting and auditing.

     The consolidated financial statements of Citrus Financial as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000, incorporated in this proxy statement/ prospectus by reference to the Citrus Annual Report on Form 10-KSB for the year ended December 31, 2000, have been audited by Stevens, Powell & Company, P.A., independent public accountants, and are incorporated by reference in reliance on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Citrus Financial will hold a 2002 annual meeting of shareholders only if the transaction is not completed before the time of the meeting. If this meeting is held, Citrus Financial shareholders may submit proposals to be considered for shareholder action at this according to the applicable regulations of the SEC, the applicable provisions of Florida law and the applicable provisions of the bylaws of Citrus Financial. Any proposals of shareholders intended to be presented at this meeting must have been received at the corporate office of Citrus Financial, 1717 Indian River Boulevard, Suite 100, Vero Beach Florida 32960 on or before January 21, 2002 to be considered for inclusion in the Citrus Financial proxy materials relating to that meeting.

                         ADJOURNMENT OF SPECIAL MEETING

     Citrus Financial seeks approval to adjourn the special meeting in the event that the number of proxies sufficient to approve the reorganization agreement is
not received by             , 2001. In order to permit proxies that have been
received by Citrus Financial at the time of the special meeting to be voted, if necessary, for the adjournment, Citrus Financial is submitting the question of adjournment to the shareholders as a separate proposal. If it becomes necessary to adjourn the special meeting, and the adjournment is for a period less than 30 days, no notice of the time and place of the adjourned meeting will be given to the shareholders, other than an announcement made at the special meeting.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Citrus Financial board of directors knows of no matters that will be presented for consideration at the Citrus Financial special meeting other than as described in this proxy statement/prospectus. If any other matters do properly come before the Citrus Financial special meeting, or any adjournments or postponements of that special meeting, and are voted on, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by that proxy regarding any of those other matters. The individuals named as proxies intend to vote or not to vote according to the recommendation of the board of directors of Citrus Financial.

                      WHERE YOU CAN FIND MORE INFORMATION

     CIB Marine filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of CIB Marine common stock to be issued in the merger. This document constitutes a prospectus of CIB Marine in addition to being a proxy statement of Citrus Financial. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CIB Marine and CIB Marine common stock. As permitted by the rules and regulations of the SEC we have omitted some information included in the registration statement or exhibits to the registration statement from this proxy statement/prospectus.

     In addition, CIB Marine and Citrus Financial file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

    Public Reference Room         Northeast Regional Office        Midwest Regional Office
    450 Fifth Street, N.W.           7 World Trade Center          500 West Madison Street
          Room 1024                       Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048        Chicago, Illinois 60661

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room of the SEC in Washington, D.C. by calling the SEC at 1-800-SEC-0300. In addition, the SEC maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like CIB Marine and Citrus Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows CIB Marine and Citrus Financial to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except to the extent it is superseded by information included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that CIB Marine and Citrus Financial have previously filed with the SEC. They contain important information about both companies and their financial condition.

CIB MARINE SEC FILINGS                                              PERIOD
----------------------                                              ------
Annual Report on Form 10-K/A for:...............  Year ended December 31, 2000, as filed on
                                                    May 7, 2001
Quarterly Report on Form 10-Q for:..............  Quarter ended March 31, 2001, as filed on
                                                    May 15, 2001
Current Report on Form 8-K filed:...............  March 7, 2001

CITRUS FINANCIAL SEC FILINGS                                        PERIOD
----------------------------                                        ------
Annual Report on Form 10-KSB for:...............  Year ended December 31, 2000, as filed on
                                                    April 2, 2001
"Management's Discussion and Analysis of
  Financial Condition and Results of Operations
  for Citrus Financial Services, Inc." contained
  in the 2000 Annual Report to Shareholders
  for:..........................................  Year ended December 31, 2000, filed as an exhibit to Form 10-KSB on April 2, 2001
Quarterly Report on Form 10-QSB for:............  Quarter ended March 31, 2001, as filed on
                                                    May 15, 2001
Current Report on Form 8-K filed:...............  March 13, 2001

     CIB Marine and Citrus Financial also are incorporating by reference any additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the Citrus Financial special meeting.

     You can obtain any of the documents incorporated by reference in this document through CIB Marine or Citrus Financial, or from the SEC through the SEC's Internet world wide web site at the address stated above. You may obtain documents incorporated by reference in this proxy statement/ prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

CIB Marine Bancshares, Inc.      Citrus Financial Services, Inc.
  Attn: Donald J. Straka              Attn: Randy J. Riley
   N27 W24025 Paul Court     1717 Indian River Boulevard, Suite 100,
 Pewaukee, Wisconsin 53072          Vero Beach, Florida 32960
      (262) 695-6010                     (561) 231-4446

     If you would like to request documents, please do so by             , 2001,
to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the transaction or our companies that is different from, or in addition to, what is contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/ prospectus. Therefore, if any other person does give you information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the federal securities laws. These statements concern our plans, expectations and objectives for future operations. Any statement in this document that is not a historical fact is a forward-looking statement. We use the words "estimate," "intend," "expect," "believe," "anticipate" and similar expressions to identify forward-looking statements, but some of these statements may use other phrasing. Neither CIB Marine nor Citrus Financial undertakes any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. While we make the forward-looking statements in good faith and believe they are based on reasonable assumptions, these statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include risks under the heading "Risk Factors" beginning on page 14, and:

     - Adverse changes in business conditions in the banking industry generally and in the markets in which the subsidiary banks of the companies operate;

     - Changes in the legislative and regulatory environment that result in increased competition or operating expenses;

     - Changes in interest rates and changes in monetary and fiscal policies which could negatively affect net interest margins, asset valuations and expense expectations;

     - Increased competition from other financial and non-financial institutions;

     - Ability of the companies to generate or obtain the funds necessary to achieve future growth objectives;

     - Ability of the companies to manage future growth;

     - Ability of the companies to identify attractive acquisition and growth opportunities;

     - Ability of the companies to attract and retain key personnel;

     - Adverse changes in the loan and investment portfolios of the companies;

     - Changes in the financial condition or operating results of one or more borrowers, related groups of borrowers or borrowers within a single industry or small geographic region where the companies have a concentration of credit extended;

     - The competitive impact of technological advances in the banking business;

     - Realization of expected cost savings from the merger;

     - Revenues following the merger;

     - Costs or difficulties related to the integration of the businesses of the companies; and

     - Other risks described in the filings of the companies with the SEC.

     You should consider these risks and uncertainties in evaluating forward-looking statements, and should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies' historical financial positions and results of operations under the pooling of interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and reflected at their historical amounts. The unaudited pro forma condensed combined financial information combines the historical financial information of CIB Marine and Citrus Financial as of and for the three months ended March 31, 2001, and the twelve month periods ended December 31, 2000, 1999 and 1998. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had been consummated at the beginning of the earliest period presented.

     The merger, which is expected to be completed in the third or fourth quarter of 2001, involves the estimated exchange of 0.506 of a share of CIB Marine common stock for each outstanding share of Citrus Financial common stock. The unaudited pro forma condensed combined financial information is based on and derived from, and should be read together with our historical consolidated financial statements and the related notes, which are incorporated in this document by reference. See "Where You Can Find More Information" on page 71.

     The pro forma earnings do not reflect any financial benefits which may result from the consolidation of operations and are not indicative of the results of future operations. No assurances can be given to the ultimate level of financial benefits that may be realized from the transaction. See "Management after the Merger" on page 44. The pro forma information does not reflect the effect of estimated nonrecurring pre-tax merger related expenses of $425,000 because the actual expenses could be substantially different.

     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only according to the assumption set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated during the periods or as of the dates for which the pro forma data are presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                        CIB MARINE AND CITRUS FINANCIAL

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                CITRUS      PRO FORMA
                                                  CIB MARINE   FINANCIAL   ADJUSTMENTS   PRO FORMA
                                                  ----------   ---------   -----------   ----------
ASSETS
Cash and Cash Equivalents:
  Cash and Due from Banks.......................  $   18,741    $ 2,384      $    --     $   21,125
  Federal Funds Sold............................      45,075      6,088           --         51,163
                                                  ----------    -------      -------     ----------
          Total Cash and Cash Equivalents.......      63,816      8,472           --         72,288
                                                  ----------    -------      -------     ----------
Loans Held for Sale.............................      27,238      1,267           --         28,505
Securities:
  Available for Sale, at fair value.............     309,957     14,228           --        324,185
  Held to Maturity..............................     115,786        675           --        116,461
                                                  ----------    -------      -------     ----------
          Total Securities......................     425,743     14,903           --        440,646
                                                  ----------    -------      -------     ----------
Loans...........................................   1,905,323     65,763           --      1,971,086
  Less: Allowance for Loan Loss.................     (25,212)      (971)          --        (26,183)
                                                  ----------    -------      -------     ----------
          Net Loans.............................   1,880,111     64,792           --      1,944,903
                                                  ----------    -------      -------     ----------
Premises and Equipment, net.....................      22,051      2,787           --         24,838
Accrued Interest Receivable.....................      18,354        553           --         18,907
Deferred Income Taxes...........................       7,767         86           --          7,853
Goodwill and Core Deposit Intangibles, net......      12,412         --           --         12,412
Foreclosed Properties...........................       1,582        753           --          2,335
Other Assets....................................      17,040      1,446          333         18,819
                                                  ----------    -------      -------     ----------
          Total Assets..........................  $2,476,114    $95,059      $   333     $2,571,506
                                                  ==========    =======      =======     ==========

LIABILITIES
Deposits:
  Non Interest-Bearing Demand...................  $  108,633    $13,090      $    --     $  121,723
  Interest-Bearing Demand.......................      46,826      3,678           --         50,504
  Savings.......................................     255,934     14,318           --        270,252
  Time..........................................   1,577,674     54,548           --      1,632,222
                                                  ----------    -------      -------     ----------
          Total Deposits........................   1,989,067     85,634           --      2,074,701
                                                  ----------    -------      -------     ----------
Short-term Borrowings...........................     172,442         --           --        172,442
Accrued Interest Payable........................      11,436        376           --         11,812
Accrued Income Taxes............................       3,677       (120)          --          3,557
Other Liabilities...............................       3,546        143           --          3,689
Long-term Borrowings............................      53,169        104           --         53,273
Guaranteed Trust Preferred Securities...........      40,000         --           --         40,000
                                                  ----------    -------      -------     ----------
          Total Liabilities.....................   2,273,337     86,137           --      2,359,474
                                                  ----------    -------      -------     ----------
STOCKHOLDER'S EQUITY
Preferred Stock.................................          --         --           --             --
Common Stock....................................      16,942      4,491       (3,748)        17,685
Capital Surplus.................................     135,180      4,638        4,081        143,899
Retained Earnings...............................      46,333       (256)          --         46,077
Accumulated Other Comprehensive Income..........       4,322         49           --          4,371
                                                  ----------    -------      -------     ----------
          Total Stockholders' Equity............     202,777      8,922          333        212,032
                                                  ----------    -------      -------     ----------
          Total Liabilities and Stockholders'
            Equity..............................  $2,476,114    $95,059      $   333     $2,571,506
                                                  ==========    =======      =======     ==========

                        CIB MARINE AND CITRUS FINANCIAL

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 2001
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         PRO FORMA
                                             CIB MARINE      CITRUS     ADJUSTMENTS    PRO FORMA
                                             -----------   ----------   -----------   -----------
INTEREST AND DIVIDEND INCOME:
  Loans....................................  $    42,519   $    1,515       $--       $    44,034
  Loans held for sale......................          316           23        --               339
  Securities
     Taxable...............................        6,947          271        --             7,218
     Tax-exempt............................          768           --        --               768
     Dividends.............................           64            8        --                72
  Federal funds sold.......................          289           69        --               358
                                             -----------   ----------       ---       -----------
          Total interest and dividend
            income.........................  $    50,903   $    1,886       $--       $    52,789
INTEREST EXPENSE:
  Deposits.................................       27,917          999        --            28,916
  Short-term borrowings....................        2,364           --        --             2,364
  Long-term borrowings.....................          633            2        --               635
  Guaranteed trust preferred securities....          839           --        --               839
                                             -----------   ----------       ---       -----------
          Total interest expense...........       31,753        1,001        --            32,754
                                             -----------   ----------       ---       -----------
Net interest income........................       19,150          885        --            20,035
Provision for loan loss....................        2,820          (32)       --             2,788
                                             -----------   ----------       ---       -----------
          Net interest income after
            provision for loan loss........       16,330          917        --            17,247
                                             -----------   ----------       ---       -----------
NONINTEREST INCOME:
  Loan fees................................        1,663           --        --             1,663
  Deposit service charges..................          566           81        --               647
  Other service fees.......................          101            4        --               105
  Trust....................................           --           --        --                --
  Gain on sale of assets...................           --           12        --                12
  Other....................................          206           19        --               225
  Securities gains, net....................        1,101           --        --             1,101
                                             -----------   ----------       ---       -----------
          Total noninterest income.........        3,637          116        --             3,753
NONINTEREST EXPENSE:
  Salaries and employee benefits...........        7,439          429        --             7,868
  Equipment................................          598          102        --               700
  Occupancy and premises...................        1,162           66        --             1,228
  Professional services....................          292           92        --               384
  Advertising/marketing....................          243           26        --               269
  Amortization of intangibles..............          331           --        --               331
  Telephone and data communications........          296           25        --               321
  Other....................................        1,161          134        --             1,295
                                             -----------   ----------       ---       -----------
          Total noninterest expense........       11,522          874        --            12,396
                                             -----------   ----------       ---       -----------
Income before income taxes.................        8,445          159        --             8,604
Income tax expense.........................        2,820           60        --             2,880
                                             -----------   ----------       ---       -----------
          Net income.......................  $     5,625   $       99       $--       $     5,724
                                             ===========   ==========       ===       ===========
EARNINGS PER SHARE
  Basic....................................  $      0.33   $     0.07       $--              0.32
  Diluted..................................         0.33         0.07        --              0.32
Weighted average shares -- Basic...........   16,934,335    1,423,402        --        17,654,576
Weighted average shares -- Diluted.........   17,233,970    1,438,118        --        17,961,658

                        CIB MARINE AND CITRUS FINANCIAL

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2000
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         PRO FORMA
                                             CIB MARINE      CITRUS     ADJUSTMENTS    PRO FORMA
                                             -----------   ----------   -----------   -----------
INTEREST AND DIVIDEND INCOME:
  Loans....................................  $   155,044   $    6,410       $--       $   161,454
  Loans held for sale......................          364           97        --               461
  Securities
     Taxable...............................       23,327          523        --            23,850
     Tax-exempt............................        2,821           --        --             2,821
     Dividends.............................          316           33        --               349
  Federal funds sold.......................        1,036          304        --             1,340
                                             -----------   ----------       ---       -----------
          Total interest and dividend
            income.........................  $   182,908   $    7,367       $--       $   190,275
INTEREST EXPENSE:
  Deposits.................................       98,815        3,651        --           102,466
  Short-term borrowings....................        7,113           --        --             7,113
  Long-term borrowings.....................        1,784            8        --             1,792
  Guaranteed trust preferred securities....        1,351           --        --             1,351
                                             -----------   ----------       ---       -----------
          Total interest expense...........      109,063        3,659        --           112,722
                                             -----------   ----------       ---       -----------
Net interest income........................       73,845        3,708        --            77,553
Provision for loan loss....................        8,324        1,130        --             9,454
                                             -----------   ----------       ---       -----------
          Net interest income after
            provision for loan loss........       65,521        2,578        --            68,099
                                             -----------   ----------       ---       -----------
NONINTEREST INCOME:
  Loan fees................................        3,435           --        --             3,435
  Deposit service charges..................        2,103          345        --             2,448
  Other service fees.......................        1,064           16        --             1,080
  Trust....................................          548           --        --               548
  Gain (loss) on sale of assets............          459           (5)       --               454
  Other....................................          561           57        --               618
  Securities gains, net....................           31           30        --                61
                                             -----------   ----------       ---       -----------
          Total noninterest income.........        8,201          443        --             8,644
NONINTEREST EXPENSE:
  Salaries and employee benefits...........       25,530        1,858        --            27,388
  Equipment................................        2,528          462        --             2,990
  Occupancy and premises...................        3,877          282        --             4,159
  Professional services....................        1,676          318        --             1,994
  Advertising/marketing....................          887          108        --               995
  Amortization of intangibles..............        1,399           --        --             1,399
  Telephone and data communications........          982          108        --             1,090
  Other....................................        4,666          531        --             5,197
                                             -----------   ----------       ---       -----------
          Total noninterest expense........       41,545        3,667        --            45,212
                                             -----------   ----------       ---       -----------
Income (loss) before income taxes..........       32,177         (646)       --            31,531
Income tax expense (benefit)...............       11,104         (244)       --            10,860
                                             -----------   ----------       ---       -----------
          Net income (loss)................  $    21,073   $     (402)      $--       $    20,671
                                             ===========   ==========       ===       ===========
EARNINGS (LOSS) PER SHARE
  Basic....................................  $      1.26   $    (0.29)      $--       $      1.19
  Diluted..................................         1.24        (0.28)       --              1.17
Weighted average shares -- Basic...........   16,734,204    1,396,793        --        17,440,982
Weighted average shares -- Diluted.........   16,968,871    1,411,509        --        17,683,094

                        CIB MARINE AND CITRUS FINANCIAL

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         PRO FORMA
                                             CIB MARINE      CITRUS     ADJUSTMENTS    PRO FORMA
                                             -----------   ----------   -----------   -----------
INTEREST AND DIVIDEND INCOME:
  Loans....................................  $    98,759   $    5,340       $--       $   104,099
  Loans held for sale......................          258          537        --               795
  Securities
     Taxable...............................       14,539          321        --            14,860
     Tax-exempt............................        1,808           --        --             1,808
     Dividends.............................          248           31        --               279
  Federal funds sold.......................          546          271        --               817
                                             -----------   ----------       ---       -----------
          Total interest and dividend
            income.........................  $   116,158   $    6,500       $--       $   122,658
INTEREST EXPENSE:
  Deposits.................................       59,508        2,853        --            62,361
  Short-term borrowings....................        1,507            3        --             1,510
  Long-term borrowings.....................          793           48        --               841
  Guaranteed trust preferred securities....           --           --        --                --
                                             -----------   ----------       ---       -----------
          Total interest expense...........       61,808        2,904        --            64,712
                                             -----------   ----------       ---       -----------
Net interest income........................       54,350        3,596        --            57,946
Provision for loan loss....................        6,110          675        --             6,785
                                             -----------   ----------       ---       -----------
          Net interest income after
            provision for loan loss........       48,240        2,921        --            51,161
                                             -----------   ----------       ---       -----------
NONINTEREST INCOME:
  Loan fees................................        2,538           --        --             2,538
  Deposit service charges..................        1,373          422        --             1,795
  Other service fees.......................          400           18        --               418
  Trust....................................          550           --        --               550
  Gain (loss) on sale of assets............          805           (4)       --               801
  Other....................................           85           61        --               146
  Securities gains, net....................           --            2        --                 2
                                             -----------   ----------       ---       -----------
          Total noninterest income.........        5,751          499        --             6,250
NONINTEREST EXPENSE:
  Salaries and employee benefits...........       20,433        1,792        --            22,225
  Equipment................................        2,071          432        --             2,503
  Occupancy and premises...................        3,129          255        --             3,384
  Professional services....................        1,164          118        --             1,282
  Advertising/marketing....................          770          117        --               887
  Amortization of intangibles..............        1,057           --        --             1,057
  Telephone and data communications........          838           78        --               916
  Other....................................        3,577        1,071        --             4,648
                                             -----------   ----------       ---       -----------
          Total noninterest expense........       33,039        3,863        --            36,902
                                             -----------   ----------       ---       -----------
Income (loss) before income taxes..........       20,952         (443)       --            20,509
Income tax expense (benefit)...............        7,417         (167)       --             7,250
                                             -----------   ----------       ---       -----------
          Net income (loss)................  $    13,535   $     (276)      $--       $    13,259
                                             ===========   ==========       ===       ===========
EARNINGS (LOSS) PER SHARE
  Basic....................................  $      0.84   $    (0.29)      $--       $      0.80
  Diluted..................................         0.83        (0.27)       --              0.79
Weighted average shares -- Basic...........   16,087,237      953,268        --        16,569,591
Weighted average shares -- Diluted.........   16,269,312    1,018,771        --        16,784,810

                        CIB MARINE AND CITRUS FINANCIAL

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         PRO FORMA
                                             CIB MARINE      CITRUS     ADJUSTMENTS    PRO FORMA
                                             -----------   ----------   -----------   -----------
INTEREST AND DIVIDEND INCOME:
  Loans....................................  $    68,070   $    4,896       $--       $    72,966
  Loans held for sale......................          479          879        --             1,358
  Securities
     Taxable...............................        9,725          396        --            10,121
     Tax-exempt............................        1,359           --        --             1,359
     Dividends.............................          194           36        --               230
  Federal funds sold.......................          701          245        --               946
                                             -----------   ----------       ---       -----------
          Total interest and dividend
            income.........................  $    80,528   $    6,452       $--       $    86,980
INTEREST EXPENSE:
  Deposits.................................       40,833        2,885        --            43,718
  Short-term borrowings....................          407            2        --               409
  Long-term borrowings.....................          958           54        --             1,012
  Guaranteed trust preferred securities....           --           --        --                --
                                             -----------   ----------       ---       -----------
          Total interest expense...........       42,198        2,941        --            45,139
                                             -----------   ----------       ---       -----------
Net interest income........................       38,330        3,511        --            41,841
Provision for loan loss....................        4,733           23        --             4,756
                                             -----------   ----------       ---       -----------
          Net interest income after
            provision for loan loss........       33,597        3,488        --            37,085
                                             -----------   ----------       ---       -----------
NONINTEREST INCOME:
  Loan fees................................        3,302           --        --             3,302
  Deposit service charges..................        1,385          350        --             1,735
  Other service fees.......................          430           22        --               452
  Trust....................................          376           --        --               376
  Gain (loss) on sale of assets............           --           (9)       --                (9)
  Other....................................          111           49        --               160
  Securities gains, net....................          344            3        --               347
                                             -----------   ----------       ---       -----------
          Total noninterest income.........        5,948          415        --             6,363
NONINTEREST EXPENSE:
  Salaries and employee benefits...........       17,114        1,466        --            18,580
  Equipment................................        1,495          339        --             1,834
  Occupancy and premises...................        2,247          205        --             2,452
  Professional services....................          632          133        --               765
  Advertising/marketing....................          682           72        --               754
  Amortization of intangibles..............          345           --        --               345
  Telephone and data communications........          628           56        --               684
  Other....................................        3,238          730        --             3,968
                                             -----------   ----------       ---       -----------
          Total noninterest expense........       26,381        3,001        --            29,382
                                             -----------   ----------       ---       -----------
Income before income taxes.................       13,164          902        --            14,066
Income tax expense.........................        4,510          338        --             4,848
                                             -----------   ----------       ---       -----------
          Net income.......................  $     8,654   $      564       $--       $     9,218
                                             ===========   ==========       ===       ===========
EARNINGS PER SHARE
  Basic....................................  $      0.57   $     0.59       $--       $      0.59
  Diluted..................................         0.57         0.48        --              0.58
Weighted average shares -- Basic...........   15,067,664      952,296        --        15,549,526
Weighted average shares -- Diluted.........   15,197,264    1,179,286        --        15,793,983

               CIB MARINE AND CITRUS FINANCIAL NOTES TO UNAUDITED

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION

     On March 6, 2001, CIB Marine announced that it had signed a definitive agreement to merge a wholly owned subsidiary with and into Citrus Financial. In the merger, the voting common stock of Citrus Financial will be exchanged for the voting common stock of CIB Marine.

     The unaudited pro forma condensed combined financial information has been prepared assuming that the merger will be accounted for under the pooling of interests method and is based on the historical consolidated financial statements of the two companies. A review of each company's respective accounting policies has not been completed. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to those accounting policies that will be followed by the combined company. Any restatements of this nature are not expected to be material.

NOTE 2 -- SHAREHOLDER'S EQUITY

     Under the terms of the reorganization agreement, it is estimated that Citrus Financial stockholders will receive 0.506 of a share of CIB Marine common stock for each common share of Citrus Financial owned immediately before the completion of the merger. Shares of CIB Marine common stock outstanding as of the merger date will remain outstanding and will not be exchanged in the merger. Citrus Financial had 1,423,402 shares of common stock outstanding at March 31, 2001 and 43,824 stock options outstanding which we assume will be exercised on or before their expiration date of July 11, 2001, which will be exchanged for approximately 742,416 shares of CIB Marine's common stock. Therefore, on a pro forma basis the combined company would have approximately 17,684,586 shares outstanding after the merger. The common stock in the unaudited pro forma condensed combined balance sheet has been adjusted to reflect the par value amount of shares of the combined company. Additionally, capital surplus has been adjusted to reflect the assumed exercise of the Citrus Financial stock options.

NOTE 3 -- MERGER RELATED CHARGES

     CIB Marine and Citrus Financial expect the combined company to incur merger-related expenses of approximately $425,000 as a result of the transaction. The merger-related expenses have not been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2001 because the actual amount could be significantly different and have not been reflected in the unaudited pro forma condensed combined income statements as they are not expected to have a continuing impact on the operations of the combined company.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          CIB MARINE BANCSHARES, INC.
                            A WISCONSIN CORPORATION,

                                      AND

                        CITRUS FINANCIAL SERVICES, INC.
                             A FLORIDA CORPORATION,

                                      AND

                               CITRUS BANK, N.A.,
                                A NATIONAL BANK

                           DATED AS OF MARCH 6, 2001

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER
  1.1   The Merger..................................................   A-5
  1.2   Closing Date................................................   A-5
  1.3   Actions at Closing..........................................   A-6
  1.4   Effective Date..............................................   A-6
  1.5   Conversion of Shares........................................   A-6
  1.6   Per Share Book Value Calculation............................   A-7
  1.7   Exchange of Shares..........................................   A-8
  1.8   Dissenter's Rights..........................................   A-8
ARTICLE II  STATEMENTS OF ESSENTIAL FACTS CONCERNING CFSI
  2.1   Organization, Good Standing and Authority...................   A-9
  2.2   Capitalization of CFSI......................................   A-9
  2.3   Financial Statements and Other Reports......................   A-10
  2.4   CFSI and Bank Reports.......................................   A-11
  2.5   SEC Reports.................................................   A-11
  2.6   Insurance...................................................   A-11
  2.7   Litigation and Compliance with Laws.........................   A-12
  2.8   Conflict of Interest Transactions...........................   A-12
  2.9   Oral Commitments............................................   A-13
        Taxes.......................................................   A-13
 2.10
        Environmental Suits and Proceedings.........................   A-13
 2.11
        Authorization of Transactions...............................   A-14
 2.12
        Broker's and Finder's Fees..................................   A-15
 2.13
        Employee Compensation and Benefit Plans.....................   A-15
 2.14
        Undisclosed Liabilities.....................................   A-16
 2.15
        No Adverse Changes..........................................   A-16
 2.16
        Conduct of Business in Normal Course........................   A-16
 2.17
        Investment Securities.......................................   A-16
 2.18
        Properties and Assets.......................................   A-16
 2.19
        Other Property Interests....................................   A-17
 2.20
        Loan Portfolio..............................................   A-17
 2.21
        Significant Contracts.......................................   A-17
 2.22
        No Defaults.................................................   A-18
 2.23
        No Fiduciary Powers.........................................   A-18
 2.24
        Corporate Governance Documents..............................   A-18
 2.25
        Change in Business Relationships............................   A-18
 2.26
        CFSI Officers...............................................   A-18
 2.27
        Patents, Trademarks and Copyrights..........................   A-18
 2.28
        No Exercise.................................................   A-18
 2.29
        No Omissions................................................   A-19
 2.30
ARTICLE III  STATEMENTS OF ESSENTIAL FACTS CONCERNING CIBM
  3.1   Organization, Good Standing and Authority...................   A-19
  3.2   Capitalization of CIBM......................................   A-19
  3.3   Financial Statements and Other Reports......................   A-20
  3.4   CIBM and CIBM Bank Reports..................................   A-20
  3.5   SEC Reports.................................................   A-21
  3.6   Insurance...................................................   A-21
  3.7   Litigation and Compliance with Laws.........................   A-21
  3.8   Conflict of Interest Transactions...........................   A-21
  3.9   Oral Commitments............................................   A-22

        Taxes.......................................................   A-22
 3.10
        Environmental Suits and Proceedings.........................   A-23
 3.11
        Authorization of Transactions...............................   A-23
 3.12
        Broker's and Finder's Fees..................................   A-24
 3.13
        Employee Compensation and Benefit Plans.....................   A-24
 3.14
        Undisclosed Liabilities.....................................   A-24
 3.15
        No Adverse Changes..........................................   A-24
 3.16
        Conduct of Business in Normal Course........................   A-24
 3.17
        Investment Securities.......................................   A-24
 3.18
        Properties and Assets.......................................   A-25
 3.19
        No Defaults.................................................   A-25
 3.20
        No Omissions................................................   A-25
 3.21
ARTICLE IV  ADDITIONAL AGREEMENTS
  4.1   Conduct of Business of the CFSI Entities....................   A-25
  4.2   Conduct of Business of CIBM.................................   A-27
  4.3   Access to Information.......................................   A-27
  4.4   CFSI Shareholders' Meeting..................................   A-28
  4.5   Registration Statement......................................   A-28
  4.6   Information to be Included in Proxy Statement and              A-28
          Registration..............................................
  4.7   Affiliate Letters...........................................   A-29
  4.8   Reasonable Efforts..........................................   A-29
  4.9   Regulatory Approvals........................................   A-29
        Business Relations and Publicity............................   A-29
 4.10
        Loan Review and Allowance for Loan Loss.....................   A-29
 4.11
        CIBMAC Shareholder Approval.................................   A-30
 4.12
        No Conduct Inconsistent with this Agreement.................   A-30
 4.13
        Confidential Information....................................   A-30
 4.14
        Maintenance of Capital Levels...............................   A-30
 4.15
        No Control of CFSI by CIBM..................................   A-30
 4.16
        Employees...................................................   A-30
 4.17
        Termination of CFSI 401(k) Plan.............................   A-30
 4.18
        Directors' and Officers Liability Insurance.................   A-31
 4.19
        Boards of Directors of the CFSI Entities....................   A-31
 4.20
        Accruals....................................................   A-31
 4.21
        Untrue Representations and Warranties.......................   A-31
 4.22
        Shareholder List............................................   A-31
 4.23
        Shareholder Voting Agreement................................   A-31
 4.24
        CIBM Common Stock Issuance..................................   A-32
 4.25
        Dividends...................................................   A-32
 4.26
        Employees...................................................   A-32
 4.27
ARTICLE V  CONDITIONS PRECEDENT
  5.1   Conditions Precedent to Obligations of CIBM.................   A-32
  5.2   Conditions Precedent to Obligations of CFSI.................   A-36
ARTICLE VI  SURVIVAL
ARTICLE VII  GENERAL PROVISIONS
  7.1   Further Assurances..........................................   A-38
  7.2   Expenses....................................................   A-38
  7.3   Successors and Assigns......................................   A-39
  7.4   Termination.................................................   A-39
  7.5   Right of First Refusal......................................   A-39
  7.6   Cancellation Fee............................................   A-40
  7.7   Put Agreement...............................................   A-40

  7.8   Certain Definitions.........................................   A-40
  7.9   Notices.....................................................   A-41
        Governing Law...............................................   A-41
 7.10
        Counterparts................................................   A-41
 7.11
        Severability................................................   A-41
 7.12
        Captions....................................................   A-42
 7.13
        Entire Agreement; Amendment.................................   A-42
 7.14
EXHIBIT A  PLAN OF MERGER...........................................   A-43
OTHER EXHIBITS
Exhibit B  Affiliate Letter
Exhibit C  Shareholder Voting Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 6th day of March, 2001, by and among CIB MARINE BANCSHARES, INC., a Wisconsin corporation ("CIBM"), CITRUS FINANCIAL SERVICES, INC., a Florida corporation ("CFSI"), and Citrus Bank, N.A., a federally chartered commercial bank (the "Bank").

     WHEREAS, the Boards of Directors of CIBM, CFSI and the Bank have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for in this Agreement, whereby CIBM Acquisition Corporation (CIBMAC), a corporation to be duly organized in the State of Florida as a wholly-owned subsidiary of CIBM, will be merged with and into CFSI (the "Merger");

     WHEREAS, this Agreement provides for the Merger and the conversion of all validly issued and outstanding shares of common stock of CFSI, par value $3.15 per share (sometimes referred to herein as the "CFSI Common Stock"), into shares of common stock of CIBM, par value $1.00 per share (sometimes referred to herein as the "CIBM Common Stock"), all in accordance with the terms and conditions of the Plan of Merger (as defined in Section 1.1 of this Agreement);

     WHEREAS, CFSI owns 100 percent of the issued and outstanding capital stock of the Bank; and

     WHEREAS, the parties hereto desire and intend that the Merger qualify as a reorganization in accordance with Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, with the foregoing recitals incorporated herein by this reference, and in consideration of the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, a copy of which is attached hereto as Exhibit A (the "Plan of Merger"), at the Effective Date (as defined in Section 1.4 hereof), CIBMAC shall be merged with and into CFSI, the separate corporate existence of CIBMAC shall cease and CFSI shall be the surviving corporation under the name of Citrus Financial Services, Inc. pursuant to the Florida Business Corporation Act (the "FBCA") and the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Plan of Merger shall be authorized, approved and executed by and between CIBM and CFSI, and provides, inter alia, that:

          (a) the Articles of Incorporation of CFSI as in effect immediately prior to the Effective Date, shall be, from and after the Effective Date, the Articles of Incorporation of the surviving corporation;

          (b) the Bylaws of CFSI in effect immediately prior to the Effective Date shall be, from and after the Effective Date, the Bylaws of the surviving corporation;

          (c) the officers and directors of the surviving corporation shall be as set forth in the Plan of Merger.

     1.2 CLOSING DATE. The consummation of the transactions contemplated by this Agreement and the Plan of Merger shall take place at a closing (the "Closing"). The Closing shall be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein and in the Plan of Merger, and shall be held on the fifteenth day of the month following the last day of the month in which all of the conditions to the Merger have been satisfied (the "Closing Date"). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of CFSI located at 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida, or at such other place upon which the parties may agree. CIBM and

CFSI presently intend that the Closing will take place on or before the date 180 days following the date of this Agreement, or such other date as mutually agreed to by the parties.

     1.3 ACTIONS AT CLOSING. At the Closing, the parties shall (i) exchange the various documents contemplated hereby and (ii) cause Articles of Merger to be filed with the Secretary of State of the State of Florida (the "Florida Secretary of State"), as provided by applicable Florida law. Upon verification that the Merger has become effective as provided by Florida law, CIBM and CFSI shall take all actions provided for in the Plan of Merger for delivery of CIBM Common Stock and cash in lieu of fractional shares in exchange for CFSI Common Stock pursuant to this Agreement and the Plan of Merger.

     1.4 EFFECTIVE DATE. The Merger shall be consummated upon the filing of properly executed Articles of Merger with the Florida Secretary of State in the manner and form provided for by applicable Florida law. The effective time of the Merger shall be the close of Business on the day of the Closing or such other time and date within five business days after the Closing as CIBM and CFSI may mutually agree and specify in the Articles of Merger (the "Effective Date").

     1.5  CONVERSION OF SHARES.

     (a) Subject to the consummation of the Merger in accordance with the terms and provisions of this Agreement and the Plan of Merger, all CFSI Common Stock shall be converted into such number of shares of CIBM Common Stock as determined pursuant to Section 1.5(b) of this Agreement on the Effective Date, subject to
Section 1.5(c) of this Agreement. On or before the Effective Date, CIBM shall authorize the issuance of, and shall make available, a sufficient number of shares of common stock of CIBM that shareholders of CFSI shall be entitled to receive pursuant to this Agreement and the Plan of Merger. As provided in this Agreement and Plan of Merger, no fractional shares of CIBM Common Stock shall be issued in the Merger, and cash shall be paid by CIBM in lieu of exchanging such fractional shares.

     (b) The record holder of each share of CFSI Common Stock validly issued and outstanding as of the Effective Date shall be converted into and represent the right to receive CIBM Common Stock and cash (without interest thereon) upon surrender of a certificate representing such share of CFSI Common Stock as follows:

          (i) for purposes of this Agreement, "CFSI Common Stock Exchange Value" shall mean the per share book value of CFSI Common Stock calculated pursuant to Section 1.6 of this Agreement multiplied by 1.68, and "CIBM Common Stock Exchange Value" shall mean the per share book value of CIBM Common Stock calculated pursuant to Section 1.6 of this Agreement multiplied by 1.75;

          (ii) the conversion ratio shall be determined by dividing the CFSI Common Stock Exchange Value by the CIBM Common Stock Exchange Value (the "Conversion Ratio");

          (iii) each holder of CFSI Common Stock shall receive shares of CIBM Common Stock equal to the Conversion Ratio multiplied by the total number of shares of CFSI Common Stock surrendered by such holder; and

          (iv) each holder of CFSI Common Stock who would otherwise receive a fractional share of CIBM Common Stock will be paid cash in lieu of such fractional share in an amount equal to the fractional share, multiplied by the CIBM Common Stock Exchange Value.

     (c) In the event the CFSI Common Stock Exchange Value is less than $9.50, CIBM may, in its sole discretion:

          (i) terminate the Agreement;

          (ii) substitute $9.50 as the CFSI Common Stock Exchange Value; or

          (iii) offer CFSI the CFSI Common Stock Exchange Value calculated pursuant to Section 1.6 of this Agreement and CFSI shall have the option, in its sole discretion, to accept the CFSI Common

     Stock Exchange Value and complete the Merger pursuant to the terms of this Agreement and the Plan of Merger or terminate the Agreement.

Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated pursuant to clause (i) or (iii), each party shall be responsible for their respective costs and expenses incurred in the furtherance of this Agreement and the transactions contemplated herein and none of the parties shall have any further obligation or liability to the other except as provided in Section 7.7 of this Agreement.

     (d) Each holder of an option to acquire CFSI shares of common stock which is vested, outstanding and exercisable pursuant to its terms at the Effective Time, shall be converted into shares of CIBM common stock in an amount equal to the difference between the CFSI Common Stock Exchange Value less the per share exercise price, multiplied by a factor in which the numerator is equal to the number of exercisable stock options held by the holder and the denominator is the CIBM Common Stock Exchange Value. CIBM shall pay cash in lieu of fractional shares. As a condition to the receipt of such shares of CIBM common stock and cash in lieu of fractional shares, each option holder shall execute a cancellation agreement in form and substance reasonably satisfactory to CIBM.

     1.6  PER SHARE BOOK VALUE CALCULATION.

     (a) The per share book value of CFSI and CIBM common stock shall be calculated as of the close of business on the last day of the month prior to the Closing Date (the "Valuation Date"). The per share book values of each CFSI and CIBM shall be calculated by dividing the Base Capital of each CFSI and CIBM (as hereinafter defined) by the number of their respective validly issued and outstanding shares of common stock. Base Capital shall be the capital of CFSI and CIBM, respectively, calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"), subject to any adjustments contemplated by Section 1.6(b) as of the Valuation Date.

     (b) The following adjustments, as applicable, shall be made to the capital of CFSI and CIBM to determine their respective Base Capital:

          (i) professional fees not yet expensed or paid by CFSI in regard to its Fairness Opinion, other transaction related expenses and any other amounts due or to become due to its attorneys, accountants, advisors, consultants or others related to the Merger shall be deducted from the capital of CFSI;

          (ii) professional fees not yet expensed or paid by CIBM to its attorneys, accountants, consultants or others related to the Merger shall be deducted from the capital of CIBM;

          (iii) accounting and/or tax adjustments which relate to the termination of the Citrus Bank 401(k) Plan shall be deducted from the capital of CFSI;

          (iv) an amount equal to the total loan charge-offs within CFSI's and the Bank's loan portfolio that would be made under CIBM's lending policies and procedures shall be deducted, to the extent possible, from CFSI's and the Bank's allowance for loan loss, with the remainder deducted from the capital of CFSI;

          (v) following any deduction from CFSI's and the Bank's allowance for loan loss as provided in Section 1.6(b)(iv), an amount equal to the difference between (A) one percent (1.0%) of the total loans of CFSI and the Bank (excluding the charge-off loan amount calculated pursuant to Section 1.6(b)(iv)) and (B) the amount of the allowance for loan loss of CFSI and the Bank, both calculated as of the Valuation Date shall be deducted from the capital of CFSI, provided that the amount calculated pursuant to (A) is greater than the amount calculated pursuant to (B).

          (vi) all other adjustments to be made to the capital of CFSI and CIBM as otherwise set forth in this Agreement.

     1.7 EXCHANGE OF SHARES. Prior to or as soon as practicable after the Effective Date, CIBM shall deposit or cause to be deposited with a bank or trust company unaffiliated with CIBM (the "Exchange Agent"), for the benefit of the holders of CFSI Common Stock, certificates representing the shares of CIBM Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of CIBM Common Stock collectively referred to herein as the "Exchange Fund"), to be issued and paid pursuant to Section 1.6 in exchange for the outstanding shares of CFSI Common Stock. The Exchange Agent shall invest the cash portion of the Exchange Fund in a cash management vehicle acceptable to CIBM, which may include a no-load money market fund.

          (a) Promptly after the Effective Date, the Exchange Agent shall mail a transmittal form, in form and substance reasonably satisfactory to CFSI, to each holder of CFSI Common Stock (other than CIBM or CFSI) advising such holder of the procedure for surrendering CFSI Common Stock share certificates to the Exchange Agent for conversion into CIBM Common Stock certificates and/or payment for a fractional share. After the Effective Date and upon the proper surrender of a certificate evidencing shares of CFSI Common Stock, the Exchange Agent shall deliver to the holder such shares of CIBM Common Stock pursuant to this Agreement and the Plan of Merger, and a check, without interest thereon, in the amount of cash for the fractional share to which the holder is then entitled hereunder. The certificate of CFSI Common Stock so surrendered shall forthwith be canceled.

          (b) Notwithstanding anything to the contrary contained in this Agreement, no certificates representing fractional shares of CIBM Common Stock shall be issued upon the surrender for exchange of CFSI Common Stock certificates, and no dividend or distribution with respect to CIBM Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CIBM. Until so surrendered and exchanged, each CFSI Common Stock certificate shall represent solely the right to receive the shares of CIBM Common Stock and the cash for a fractional share calculated pursuant to Section 1.5 into which it shall have been converted, and the Exchange Agent shall not be required to transfer the shares or deliver to the holder thereof the CIBM Common Stock and cash into which such certificate(s) shall have been converted.

          (c) No interest will be paid or accrued on any cash in lieu of fractional shares. CIBM shall provide to the holders of CFSI Common Stock procedures allowing for transfer of shares or payment with respect to lost or destroyed certificates against receipt of customary and appropriate certifications and indemnity.

          (d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of CFSI for six (6) months after the Effective Date, including interest thereon, shall be paid to CIBM. Any former stockholders of CFSI who have not theretofore complied with this Article Section 1.7 shall thereafter look only to CIBM for delivery of the shares of CIBM Common Stock and cash in lieu of any fractional shares deliverable in respect of each share of CFSI Common Stock.

          (e) Notwithstanding anything in this Section 1.7 or elsewhere in this Agreement to the contrary, no party hereto shall be liable to a holder of CFSI Common Stock for any cash delivered to a public official pursuant to applicable escheat, abandoned property or similar laws.

     1.8  DISSENTER'S RIGHTS.  CIBM and CFSI acknowledge that pursuant to
Section 607.1302 of the FBCA, the holders of CFSI Common Stock will be entitled to dissenter's rights under the FBCA. See Section 5.1(m) of this Agreement.

                                   ARTICLE II

                 STATEMENTS OF ESSENTIAL FACTS CONCERNING CFSI

     This Agreement is entered into by CIBM upon the understanding, and CFSI and the Bank represent and warrant, that the following statements of essential facts are true and correct on the date of this Agreement:

     2.1  ORGANIZATION, GOOD STANDING AND AUTHORITY.

     (a) CFSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of properties and assets or the conduct of its business requires it to be so qualified or licensed and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CFSI is a duly registered bank holding company under the BHCA. Except with regard to those entities set forth on Schedule 2.1(a), CFSI does not own or control any voting stock or equity securities of any other entity.

     (b) The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of properties and assets or the conduct of its business requires it to be so qualified and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Bank is a member in good standing of the Federal Home Loan Bank System. The deposits of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF"). Except with regard to those entities set forth on Schedule 2.1(b), the Bank does not own or control any voting stock or equity securities of any other entity.

     (c) Citrus Mortgage Corp. ("CMC") is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or business requires it to be so qualified and has the corporate power and authority to own or lease all of its properties and assets. Since the date of its organization, CMC has not conducted any operations or business. CMC does not own or control any voting stock or equity securities of any other entity.

     (d) Citrus Recovery Corp. ("CRC") is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or business requires it to be so qualified and has the corporate power and authority to own or lease all of its properties and assets. CNC is not presently conducting any operations or business. CRC does not own or control any voting stock or equity securities of any other entity.

     2.2  CAPITALIZATION OF CFSI.

     (a) The authorized capital stock of CFSI consists of 10,000,000 shares of common stock, $3.15 par value per share, of which 1,423,402 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $5.00 par value per share, of which no shares are issued and outstanding. These 1,423,402 shares are the only shares of common stock, debt or equity securities of CFSI issued and outstanding. CFSI has reserved 43,824 shares of common stock for issuance upon exercise of the outstanding options (the "CFSI Stock Options"). Schedule 2.2 to this Agreement sets forth a list of all stock option plans of CFSI, including the name of each option holder, the date of the issuance of each CFSI Stock Option, the number of shares subject to each CFSI Stock Option, the expiration date of each CFSI Stock Option, the vesting schedule of each CFSI Stock Option, the exercise price for each CFSI Stock Option, and the number of unexercised and outstanding option shares of each CFSI Stock Option holder. The issued and outstanding shares of CFSI have been duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. Except for the CFSI Stock Options, there are and will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from CFSI any shares of capital stock, debt or other equity securities of CFSI, or any other securities representing the right to purchase or otherwise receive any shares of capital stock or other debt or equity securities of CFSI.

     (b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 100 shares are issued and outstanding. The 100 shares of common stock of the Bank are the only shares of common stock, debt or equity securities of the Bank issued and outstanding. CFSI owns all of the issued and outstanding shares of capital stock of the Bank, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. There are and will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from the Bank any shares of capital stock, debt or equity securities representing the right to purchase or otherwise receive any shares of capital stock, debt or equity securities of the Bank.

     (c) The authorized capital stock of CMC consists of 100,000 shares of common stock, $0.01 par value per share, of which 1 share is issued and outstanding. The 1 share of common stock of CMC is the only share of common stock, debt or equity securities of CMC issued and outstanding. CFSI owns all of the issued and outstanding shares of capital stock of CMC, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are and will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from CMC any shares of capital stock, debt or equity securities representing the right to purchase or otherwise receive any shares of capital stock, debt or equity securities of CMC.

     (d) The authorized capital stock of CRC consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding. The 1,000 shares of common stock of CRC are the only shares of common stock, debt or equity securities of CRC issued and outstanding. The Bank owns all of the issued and outstanding shares of capital stock of CRC, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are and will be at the Closing no outstanding subscriptions, options, warrants, calls, commitments, agreements, contracts or other rights in existence to purchase, acquire or issue from CRC any shares of capital stock, debt or equity securities representing the right to purchase or otherwise receive any shares of capital stock, debt or equity securities of CRC.

     2.3  FINANCIAL STATEMENTS AND OTHER REPORTS.

     (a) The financial condition of the CFSI Entities are reflected in the consolidated financial statements of CFSI. CFSI has furnished CIBM, or will furnish when such reports become available, true and complete copies of the following financial statements and reports of the CFSI Entities, as the case may be (clauses (a)(i) - (iv) collectively, the "CFSI Financial Statements"):

          (i) CFSI's Annual Report on Form 10-KSB for the fiscal years ended December 31, 2000, 1999, 1998 and 1997;

          (ii) CFSI's Quarterly Report on Form 10-QSB for each fiscal quarter following December 31, 1999, and ended through the last quarter prior to the Closing;

          (iii) Call Reports for CFSI and the Bank filed with the Federal Reserve, the Office of the Comptroller of Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC") and any other regulatory agency or authority having jurisdiction over any of the CFSI Entities for the fiscal years ended December 31, 2000, 1999, 1998 and 1997; and

          (iv) Consolidated Statements of Financial Condition and Statements of Income prepared by CFSI for and at the three and twelve month periods ended December 31, 2000 and for the interim period from January 1, 2001, and ended through the last month prior to the Closing.

     (b) The financial statements included or incorporated by reference into the reports described in clause (a)(i) above are audited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the financial position of CFSI at the dates shown and the results of operations for the periods then ended. The interim financial statements included in the reports described in clauses
(a)(ii) and (iii) or described in clause (a)(iv) are unaudited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position of the CFSI Entities.

     (c) The books and records of the CFSI Entities accurately reflect the financial condition of the CFSI Entities. The information contained in the CFSI Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. For the purpose of this clause and
Section 3.3(c), items are considered "material" regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a person relying on the information would be changed or influenced by the omission or misstatement.

     2.4 CFSI AND BANK REPORTS. Since January 1, 1997, CFSI and the Bank have timely filed all material reports, registrations and statements, together with any amendments to be made with respect thereto required to be filed with (a) the Federal Reserve Board, (b) the OCC, (c) the FDIC and (d) any other financial institution regulatory authority (collectively the "CFSI Regulatory Reports"). CFSI and the Bank have paid all fees and assessments due and payable in connection with the CFSI Regulatory Reports. As of their respective dates, such CFSI Regulatory Reports complied in all material respects with the statutes, rules and regulations in force or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. CFSI has provided to CIBM copies of all such reports, registrations and statements. Except for normal examinations conducted by regulatory agencies in the regular course of the businesses of CFSI and the Bank, no regulatory agency has initiated any proceeding or, to the best knowledge of CFSI no regulatory agency has indicated that it is considering initiating an investigation into the businesses or operations of the CFSI Entities since January 1, 1997, except where such proceedings or investigations are not likely, either individually or in the aggregate, to have a Material Adverse Effect (as defined in Section 7.8(a) of this Agreement)) on the CFSI Entities. There is no material unresolved violations of laws or regulations of any regulatory agency with respect to any report or statement relating to any examinations of either of CFSI and the Bank. There are no payments of any sums due and owing as a result of any violations of applicable regulations, penalties, fines or assessments related thereto.

     2.5 SEC REPORTS. CFSI has provided to CIBM copies of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed by CFSI with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the "Securities Acts") since January 1, 1997 (collectively the "CFSI SEC Filings") and (b) communication mailed by CFSI to its shareholders since January 1, 1997, and no such registration statement, prospectus, report, schedule, proxy, statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective filing and effective dates, the filings of CFSI with the SEC complied in all material respects with the published rules and regulations of the SEC with respect thereto since January 1, 1997. CFSI has timely filed all reports, registration statements and other documents required to be filed by it under the Securities Acts.

     2.6 INSURANCE. Schedule 2.6 to this Agreement sets forth a summary of all policies of insurance and bonds which are in full force and effect and in which any of the CFSI Entities is named as an insured party (other than in its capacity as a mortgagee), which otherwise relate to or cover any assets, properties, premises, operations and personnel of the CFSI Entities or which is owned or carried by any of the CFSI

Entities. CFSI has had insurance in force for the last five (5) years, which with respect to amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CFSI and its subsidiaries. Schedule 2.6 also describes any claims made or pending with regard to any policies and bonds within the past five (5) years and neither CFSI nor the Bank is aware of any facts which would form a basis of a claim under such bonds. The CFSI Entities have in full force and effect policies of insurance and bonds issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth in Schedule 2.6. None of the CFSI Entities has received notice from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying any coverage thereof, or canceling or threatening cancellation of any such insurance contracts. Neither CFSI nor the Bank has any reason to believe that the existing coverages would not be renewed by its carrier(s) on substantially the same terms.

     2.7 LITIGATION AND COMPLIANCE WITH LAWS. The CFSI Entities and their respective directors, officers, employees and controlling stockholders (collectively, the "CFSI Entities Parties") are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations that (a) regulate or are concerned in any way with the business of banking or acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the extension of credit, the collection of interest, and the location and operation of banking facilities, or (b) otherwise relate to or affect the business or assets of the CFSI Entities or the assets owned, used, occupied or managed by any of them. Except as disclosed in Schedule 2.7:

          (i) there are no claims, actions, suits, orders, proceedings or governmental or regulatory investigations pending, or, to the knowledge of CFSI, threatened or contemplated against or affecting any of the CFSI Entities Parties (in their capacities as such where applicable), at law or in equity, or before any federal, state, municipal, administrative or other governmental authority or court, or before any arbitrator or arbitration panel, whether by contract or otherwise, which would have a Material Adverse Effect on CFSI; and

          (ii) there is no decree, judgment, order, supervisory agreement, extraordinary supervisory letter, commitment letter, consent agreement or memorandum of understanding entered into or in existence against or restraining any of the CFSI Entities Parties from taking any actions of any kind in connection with the business of any of the CFSI Entities, as the case may be. None of the CFSI Entities Parties has been advised by, nor have any of them received from any Regulatory Authority (as defined in Section 7.8(b) of this Agreement) any notice or threat of enforcement actions or any criticism, recommendation or suggestion of a material nature, and none of the CFSI Entities has any basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

     2.8 CONFLICT OF INTEREST TRANSACTIONS. Except as reflected in Schedule 2.8, no executive officer or director of any of the CFSI Entities, or holder of 10% or more of the common stock of CFSI, or any member of the immediate family or related interest (as defined in 12 C.F.R. sec. 215.2 (n)) of any such person:

          (a) has any direct or indirect interest in (i) any entity which does business with any of the CFSI Entities or (ii) any property or assets which is owned or used by any of the CFSI Entities in the conduct of their business;

          (b) has any financial, business or contractual relationships or arrangement with any of the CFSI Entities (excluding any agreements and commitments entered into with respect to the Bank's acceptance of deposits or investments); or

          (c) has been involved in any transaction with any of the CFSI Entities since December 31, 1999, which involves an amount in excess of $60,000, or has had loans or any commitment to loan outstanding from any of the CFSI Entities in excess of $60,000 not made in the ordinary course of business.

     2.9 ORAL COMMITMENTS. To the best knowledge of CFSI, the records of the Bank contain accurate copies of all contracts, commitments or arrangements of a material nature, and the Bank has not entered into any such contract, commitment or arrangement, not reduced to writing, in which it has agreed (a) to loan money or extend credit, or to make other financial accommodations, to or for the benefit of another party, (b) to waive, release, modify, extend or defer the obligations or the terms thereof of any other party to repay indebtedness owing to the Bank or to forbear in the enforcement of any right or remedy of the Bank with respect thereto, (c) to release, relinquish or discharge any guarantor, surety, or other party that is or may be liable for repayment of indebtedness owing to the Bank, (d) to release or surrender, in whole or in part, any collateral or rights therein, securing the obligation of any party that is or may be liable for repayment of indebtedness owing to the Bank, or (e) to purchase or sell, or repurchase or resell, any asset or interest or participation therein from or to any party.

     2.10 TAXES. As used in this Agreement, the term "tax" or "taxes" means all federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, Social Security, unemployment and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (a) All tax returns, reports, declarations and information statements required to be filed by any of the CFSI Entities with the United States or any state or local government unit have been, and until the Closing will have been, timely filed and are accurate and complete. No application for the extension of time for filing any tax return or consent to any extension of time for filing any tax return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to any of the CFSI Entities. The CFSI Entities have each duly paid all taxes due and none of the CFSI Entities is delinquent in the payment of any taxes due or claimed to be due by any taxing authority and adequate provisions for taxes have been made in the CFSI Financial Statements. None of the CFSI Entities has received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto. None of the CFSI Entities is a member of any consolidated group other than CFSI for purposes of the Internal Revenue Code of 1986 (the "Code"), as amended.

          (b) Amounts withheld by the CFSI Entities from their employees for all prior periods comply in all material respects with the tax withholding provisions of applicable federal, state and local laws.

          (c) There are no tax liens upon any property or assets of the CFSI Entities.

          (d) The Internal Revenue Service ("IRS") has not initiated or proposed any adjustment or change in accounting method pursuant to Section 481 of the Code by reason of an involuntary change in accounting method by CFSI which was included in income of the CFSI Entities. Except as set forth in the CFSI Financial Statements, none of the CFSI Entities has entered into a transaction which is being accounted for as an installment obligation under
     Section 453 of the Code. Except as disclosed on Schedule 2.10, CFSI has not requested or is considering to request a change in accounting method for the tax years 1999 or 2000.

     2.11  ENVIRONMENTAL SUITS AND PROCEEDINGS.

     (a) For purposes of this Agreement, the following terms shall have the indicated meaning:

          (i) "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as defined herein).

          (ii) "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. "Hazardous Substances" shall include without limitation petroleum or any derivative or byproduct thereof, asbestos, radioactive material and polychlorinated biphenyls and as otherwise defined in the Comprehensive Response, Compensation and Liability Act, as amended ("CERCLA").

          (iii) "CFSI Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased, occupied or operated by any of the CFSI Entities, or held by any of the CFSI Entities as a fiduciary for the account of others, or which collateralize any outstanding loan or line of credit, whether or not such loan or line of credit is or has been in default.

     (b) To the best knowledge of CFSI, none of the CFSI Entities have been or is in violation of or liable under any Environmental Law.

     (c) To the best knowledge of CFSI, and except as disclosed on Schedule 2.11, none of the Loan Portfolio Properties and Other Properties Owned, has been or is in violation of any Environmental Law and none of the CFSI Entities are liable for any such violations.

     (d) To the best knowledge of CFSI, and except as disclosed on Schedule 2.11, none of the CFSI Loan Portfolio Properties and Other Properties Owned is contaminated with any Hazardous Substance.

     (e) None of the CFSI Entities is, nor may be deemed to be, an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a Hazardous Substance.

     (f) To the best knowledge of CFSI, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the CFSI Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

     2.12  AUTHORIZATION OF TRANSACTIONS.

     (a) The execution, delivery and performance of this Agreement by CFSI has been duly authorized by the Board of Directors of CFSI. Subject to approval by the shareholders of CFSI as contemplated in this Agreement the other approvals contemplated in this Agreement, CFSI has full corporate power to execute, deliver and perform this Agreement and the Plan of Merger and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not violate any provisions of the Articles of Incorporation or Bylaws of any of the CFSI Entities, or any orders, agreements or directives to which any of the CFSI Entities is a party or is otherwise bound. Except for the regulatory approvals, approval of shareholders, or consents, if any, to be obtained pursuant to this Agreement, no consent of any Regulatory Authority or other person is required to be obtained by any of the CFSI Entities in order to permit CFSI to perform its obligations hereunder or to permit consummation of the Merger.

     (b) Except as disclosed in Schedule 2.12, neither the execution and delivery of this Agreement by CFSI, the consummation by CFSI of the transactions contemplated hereby, nor the compliance by CFSI with any of the terms or provisions hereof will:

          (i) violate, conflict with, result in a breach of any provision of or the loss of any benefit under;

          (ii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under;

          (iii) result in termination of or a right of termination or cancellation under, accelerate the performance required by; or

          (iv) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of any of the CFSI Entities under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the CFSI Entities is a party, or by which any of the CFSI Entities or any of their respective properties or assets may be bound or affected.

     2.13 BROKER'S AND FINDER'S FEES. None of the CFSI Entities, nor any of their respective employees, officers or directors has employed any broker or finder, nor have they incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation with respect to the transactions contemplated in this Agreement or the Plan of Merger.

     2.14  EMPLOYEE COMPENSATION AND BENEFIT PLANS.

     (a) Each of the CFSI Benefit Plans has been administered, in all material respects, in compliance with its terms and the requirements of applicable laws, rules and regulations governing such benefit plans. None of the CFSI Entities or any fiduciary with respect to any CFSI Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA.

     (b) None of the CFSI Entities maintains any CFSI Benefit Plan, nor any other document, plan or agreement, other than Citrus Bank 401(k) Plan which contains, directly or indirectly, any change in control provisions that would cause an increase or acceleration of benefits or benefit entitlements to officers, directors, employees or former officers, directors or employees of any of the CFSI Entities or their respective beneficiaries, or other event that would cause an increase in liability to any of the CFSI Entities as a result of the transactions contemplated by this Agreement. None of the CFSI Benefit Plans were or are subject to Title IV of ERISA.

     (c) None of the CFSI Entities, nor any of their respective affiliates, employees, officers, directors, agents, or fiduciaries, has violated Section 406 of ERISA or engaged in any "Prohibited Transaction" (as defined in Section 4975(c)(1) of the Code) with respect to any CFSI ERISA Plan. Each CFSI ERISA Plan that is intended to be qualified under Section 401 and related provisions of the Code is the subject of a determination letter from the IRS to the effect that it is so qualified under the Code and its related funding vehicle is tax-exempt, under Section 501 of the Code.

     (d) No matter is pending relating to any CFSI Benefit Plan before any court or governmental agency.

     (e) None of the CFSI Entities is, or has ever been, obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA).

     (f) Except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and Section 4980B of the Code or as reflected on
Schedule 2.22, none of the CFSI Entities, nor any other party on behalf of any of the CFSI Entities, has any obligation or commitment to provide health, disability or life insurance or similar welfare benefits to former employees or members of their families.

     (g) As of the Closing, each of the CFSI Benefit Plans shall be fully funded and terminated or CFSI shall have applied for termination pursuant to Section
4.18. For purposes of this Agreement, "fully funded" means all contributions and other payments to be made by any of the CFSI Entities to any CFSI Benefit Plan have been made or reserves adequate for such purposes have been set aside therefore and reflected in the CFSI Financial Statements. None of the CFSI Entities is in default in performing any of its respective obligations under any of the CFSI Benefit Plans or any related trust agreement, insurance contract or other agreement. There are no outstanding liabilities with respect to any CFSI Benefit Plan.

     (h) There is no litigation, claim or assessment pending or threatened on behalf of or against any of the CFSI Benefit Plans that alleges a violation of applicable state or federal law. CFSI knows of no basis for any such litigation, claim or assessment.

     2.15 UNDISCLOSED LIABILITIES. None of the CFSI Entities has any liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, existing or arising out of any transaction or state of facts existing on or prior to the date hereof that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on any of the CFSI Entities except (a) as fully disclosed, reflected or reserved against in the consolidated balance sheet of CFSI included in the CFSI June 30, 2000 Form 10-QSB, (b) as and to the extent arising under contracts, commitments, transactions or circumstances identified in this Agreement or the schedules or exhibits provided for herein, and (c) as and to the extent incurred in the ordinary course of business consistent with past practice since December 31, 1999.

     2.16 NO ADVERSE CHANGES. Other than as specifically disclosed in this Agreement, or as disclosed in the CFSI Financial Statements, and the CFSI SEC Filings filed, prior to the date hereof, since December 31, 1999, none of the CFSI Entities (a) has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, had, or could reasonably be expected to have, a Material Adverse Effect on CFSI, or (b) is subject to any condition, event, circumstance, fact or occurrence (other than changes resulting from or attributable to (i) changes in laws, regulations and GAAP or interpretations, or (ii) general economic or competitive conditions) that may reasonably be expected to result in a Material Adverse Effect on the businesses, income, assets, liabilities, or financial condition of any of the CFSI Entities.

     2.17 CONDUCT OF BUSINESS IN NORMAL COURSE. Since December 31, 1999, the businesses of the CFSI Entities have been conducted only in the ordinary and usual course consistent with past practice.

     2.18 INVESTMENT SECURITIES. Each of the CFSI Entities has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the CFSI Entities. Such securities are valued on the books of CFSI in accordance with GAAP.

     2.19  PROPERTIES AND ASSETS.

     (a) Schedule 2.19(a) to this Agreement sets forth a complete and correct description of all real property owned or leased by the CFSI Entities or in which any of them has an interest (other than as a mortgagee), including all real property carried by the Bank as other real estate owned ("OREO"). The CFSI Entities own or have a valid right to use, or a valid leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are now being conducted, subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions, restrictions, claim or charge of any kind except as set forth on
Schedule 2.19(a). All material certificates, licenses and permits required for the lawful use and occupancy of such real property by any of the CFSI Entities, as the case may be, have been obtained and are in full force and effect. Except as otherwise disclosed on Schedule 2.19(a), all real property carried by the Bank as Other Real Estate Owned ("OREO") is the subject of a recent appraisal which complies with applicable regulatory requirements and is carried on the Bank's books at an amount that has been calculated in accordance with GAAP and applicable regulatory guidelines.

     (b) Schedule 2.19(b) to this Agreement sets forth a complete and correct description of each item of personal property which had an original cost equal to or greater than $10,000 that is owned or leased by any of the CFSI Entities and used in the conduct of their respective businesses. Except as disclosed on
Schedule 2.19(b), all said personal property owned by the CFSI Entities, or used by any of them in their businesses, are owned free and clear of any liens, claims, encumbrances or rights of others and all of said assets are in good working condition, normal wear and tear excepted. The assets reflected in the most recent CFSI Financial Statements or identified in this Agreement or the schedules provided for herein include (a) all of the assets owned by any of the CFSI Entities, except for those subsequently disposed of by the CFSI Entities for fair market value in the ordinary course of business, and (b) all of the assets used or intended for use by any of the CFSI Entities in the conduct of their respective businesses.

     2.20 OTHER PROPERTY INTERESTS. Schedule 2.20 to this Agreement sets forth a complete and correct description of all real estate which is the subject of pending foreclosure proceedings by any of the CFSI Entities, otherwise not included in Schedule 2.19(a), indicating in each case whether such real estate is improved and the nature of any material encumbrances, defects of title or environmental conditions of which CFSI has knowledge.

     2.21 LOAN PORTFOLIO. Except as disclosed on Schedule 2.21, the loans contained in the loan portfolio of the Bank are evidenced by promissory notes or other evidences of indebtedness, which, with all ancillary security documents, constitute valid and binding obligations of the Bank and each of the other parties thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and by applicable laws or principles of equity which may affect the availability of equitable remedies. None of such loans is subject to any defense, set-off or counterclaim of any party liable thereon and all such loans which are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens. The Bank's reserve for loan losses has been calculated in accordance with prudent and customary banking practices and is adequate to reflect the risk inherent in the Bank's loan portfolio.

     2.22 SIGNIFICANT CONTRACTS. Schedule 2.22 sets forth a Schedule which completely and accurately lists or describes, and includes a copy of the following contracts, commitments or arrangements (whether written or oral) under which any of the CFSI Entities is obligated:

          (a) all consulting arrangements, and contracts for professional and other services, including those under which any of the CFSI Entities performs services for others;

          (b) all leases of real estate or personal property, exclusive of leases of personal property whereunder total annual rentals are, in each instance, less than $5,000;

          (c) all contracts, commitments and agreements for the purchase, acquisition, development, sale or disposition of real or personal property, exclusive of conditional sales contracts and security agreements for the acquisition of personal property whereunder total future payments are, in each instance, less than $5,000;

          (d) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) under which any of the CFSI Entities had, has or may have any obligation ("CFSI ERISA Plans"), and all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees or agents of any of the CFSI Entities, and all other bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, formal or informal, under which any of the CFSI Entities had, has or may have any obligation ("CFSI non-ERISA Plans" and, together with the CFSI ERISA Plans, the "CFSI Benefit Plans");

          (e) all loans, loan commitments, credit agreements, conditional sales contracts, title retention agreements or security agreements relating to money borrowed by any of the CFSI Entities, letters of credit or other financial accommodations, including modification or amendments thereof, extended to or for the benefit of any of the CFSI Entities;

          (f) all union and other labor contracts;

          (g) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements, which are with officers or directors of any of the CFSI Entities, any "affiliates" of any of the CFSI Entities within the meaning of Section 23A of the Federal Reserve Act, or any record or beneficial owner of 5% or more of the common stock of CFSI or any members of the immediate family or related interest (as defined in 12 C.F.R. sec. 215.2 (m)) of any such person, excepting any ordinary and customary banking relationships that comply with applicable banking regulations; and

          (h) all other contracts to which any of the CFSI Entities is a party or under which any of the CFSI Entities is obligated, other than in the usual or ordinary course of business of any of the CFSI Entities, which involves the payment by any of the CFSI Entities of more than $5,000.

     Except as disclosed on Schedule 2.22, and except with regard to loans made by any of the CFSI Entities in the ordinary course of their respective businesses, there are no other material contracts, commitments or arrangements (whether written or oral) under which any of the CFSI Entities is obligated wherein the aggregate commitment of any of the CFSI Entities, individually or jointly, exceeds $5,000.

     2.23 NO DEFAULTS. All contracts, commitments or arrangements of any of the CFSI Entities set forth on Schedule 2.22 to this Agreement are valid and in full force and effect. Each of the CFSI Entities have fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all material obligations under all contracts, commitments and arrangements to which it is a party. There are no defaults under any such contracts, commitments and arrangements, and no events have occurred that, with the lapse of time or election of any other party, will become defaults by any of the CFSI Entities which would have a Material Adverse Effect on CFSI. No breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of the CFSI Entities to enforce any of their rights thereunder in any material respect.

     2.24 NO FIDUCIARY POWERS. None of the CFSI Entities has obtained from applicable Regulatory Authority authorization to provide, nor do any of them perform, any personal trust, corporate trust or other fiduciary activities.

     2.25 CORPORATE GOVERNANCE DOCUMENTS. Schedule 2.25 contains a copy of the Articles of Incorporation and Bylaws of CFSI, the Bank, CMC and CRC (collectively, the "CFSI Entities"), in each case as amended to the date hereof. CFSI has provided CIBM such other documents relating to the authority of the CFSI Entities to conduct their businesses as CIBM has requested. All such documents are true, complete and correct copies of the original documents. The stock registers and minute books of the CFSI Entities to the extent they exist, access to which have been provided to CIBM, are complete and correct in all material respects and accurately reflect all meetings, consents and other actions of the organizers, incorporators, shareholders and stockholders (as the case may be), Board of Directors and committees of the Board of Directors of the CFSI Entities and all transactions in the capital stock of the CFSI Entities, occurring since their organization.

     2.26 CHANGE IN BUSINESS RELATIONSHIPS. None of the CFSI Entities has notice, whether on account of the transactions contemplated by this Agreement or otherwise, that (a) any customer, agent, representative or supplier intends to discontinue, diminish, or change its relationships with any of the CFSI Entities, the effect of which would have a Materially Adverse Effect on the business of any of the CFSI Entities, or (b) that any officer of any of the CFSI Entities intends to terminate or substantially change the terms of his or her employment, other than Walter A. Alvarez and John M. Tench.

     2.27 CFSI OFFICERS. Schedule 2.27 lists the names and positions of all officers of each of the CFSI Entities and the person to whom such officers report.

     2.28 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in Schedule 2.28, neither CFSI nor the Bank require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright or any material trade secret for the business or operations of CFSI or the Bank. CFSI and the Bank own or are licensed or otherwise have the right to use any items listed in Schedule 2.28.

     2.29 NO EXERCISE. Since November of 1998, there have been no cashless exercises of CFSI stock options or warrants.

     2.30 NO OMISSIONS. None of the statements of essential facts contained in this Article II and none of the representations, warranties and covenants of CFSI contained herein, in the schedules provided for herein or in the CFSI Financial Statements is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

                                  ARTICLE III

                 STATEMENTS OF ESSENTIAL FACTS CONCERNING CIBM

     This Agreement is entered into by CFSI upon the understanding, and CIBM represents and warrants, that the following statements of essential facts hereto are true and correct on the date of this Agreement:

     3.1  ORGANIZATION, GOOD STANDING AND AUTHORITY.

     (a) CIBM is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of properties and assets or the conduct of its business requires it to be so qualified or licensed and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CIBM is a duly registered bank holding company under the BHCA.

     (b) Central Illinois Bank and CIB Bank (Chicago) are commercial banks duly organized, validly existing and in good standing under the laws of the State of Illinois. Marine Bank (Wisconsin) is a commercial bank duly organized and validly existing and in good standing under the laws of the State of Wisconsin. CIB Bank (Indianapolis) is a commercial bank duly organized and validly existing and in good standing under the laws of the State of Indiana. Marine Bank (Omaha) is a federally chartered savings bank duly organized and existing under and by virtue of the laws of the United States, The foregoing banks are collectively referred to herein as the "CIBM Banks." Each of the CIBM Banks are duly qualified to do business and are in good standing in all jurisdictions where its ownership or leasing of properties and assets or the conduct of its business requires it to be so qualified and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The deposits of the CIBM Banks are insured up to the applicable limits by the FDIC through BIF and/or the Savings Association Insurance Fund. All of the CIBM Banks are wholly owned subsidiaries of CIBM.

     3.2  CAPITALIZATION OF CIBM.

     (a) The authorized capital stock of CIBM consists of 50,000,000 shares of common stock, par value $1.00 per share, of which 16,941,240 shares were issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding ("CIBM Preferred Stock"). These 16,941,240 shares are the only shares of common stock or equity securities of CIBM issued and outstanding as of the date of this Agreement. CIBM has reserved 1,762,500 shares of common stock for issuance of stock options, of which 1,404,499 are currently subject to option grants. The issued and outstanding shares of CIBM Common Stock have been duly authorized, validly issued, fully paid, nonassessable (except as provided under Wisconsin law) and free of pre-emptive rights.

     (b) The shares of CIBM Common Stock deliverable pursuant to this Agreement and the Plan of Merger will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid, and nonassessable (except as provided under Wisconsin law), with no liability attaching to the ownership thereof except as provided under Wisconsin law, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based on information provided by CFSI.

     3.3  FINANCIAL STATEMENTS AND OTHER REPORTS.

     (a) The financial condition of CIBM and its subsidiaries (the "CIBM Entities") is reflected in the consolidated financial statements of CIBM. CIBM has made available to CFSI, or will furnish when such reports become available, true and complete copies of the following financial statements and reports of CIBM and its subsidiaries, as the case may be (clauses (a)(i)-(iv) collectively, the "CIBM Financial Statements"):

          (i) CIBM's Annual Report on form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998;

          (ii) CIBM's Quarterly Reports on form 10-Q for the fiscal quarters following December 31, 1999, and ended through the last quarter prior to the Closing; and

          (iii) Call Reports for CIBM and the CIBM Banks filed with the Federal Reserve, FDIC and any other regulatory agency or authority having jurisdiction over CIBM and its subsidiaries for the fiscal years ended December 31, 2000, 1999, 1998, and 1997; and

          (iv) Consolidated Statements of Financial Condition and Statements of Income prepared by CIBM for and at the three and twelve month periods ended December 31, 2000 and for the interim period from January 1, 2001 and ended through the last month prior to the Closing.

     (b) The financial statements included or incorporated by reference into the reports described in clause (a)(i) above are audited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the financial position of CIBM at the dates shown and the results of operations for the periods then ended. The interim financial statements included in the reports described in clauses,
(a)(ii) and (iii) or described in clause (a)(iv) are unaudited, comply with and have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position of the CIBM Entities.

     (c) The books and records of the CIBM Entities accurately reflect the financial condition of the CIBM Entities. The information contained in the CIBM Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

     3.4 CIBM AND CIBM BANK REPORTS. Since January 1, 1997, CIBM and the CIBM Banks have filed all material reports, registrations and statements, together with any amendments to be made with respect thereto required to be filed with
(a) the Federal Reserve Board, (b) the OTS, (c) the FDIC and (d) any other financial institution regulatory authority (collectively the "CIBM Regulatory Reports"). CIBM and the CIBM Banks have paid all fees and assessments due and payable in connection with the CIBM Regulatory Reports. As of their respective dates, such CIBM Regulatory Reports complied in all material respects with the statutes, rules and regulations in force or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. CIBM has made available to CFSI copies of all such requested reports, registrations and statements. Except for normal examinations conducted by regulatory agencies in the regular course of the businesses of CIBM and the CIBM Banks, no regulatory agency has initiated any proceeding or, to the best knowledge of CIBM no regulatory agency has indicated that it is considering initiating an investigation into the businesses or operations of CIBM and the CIBM Banks since January 1, 1997, except where such proceedings or investigation are not likely, either individually or in the aggregate to have a Material Adverse Effect on CIBM. There is no material unresolved violations of laws or regulations of any regulatory agency with respect to any report or statement relating to any examinations of either of CIBM and the CIBM Banks. There are no payments of any material sums due and owing as a result of any violations of applicable regulations, penalties, fines or assessments related thereto.

     3.5 SEC REPORTS. CIBM has filed all reports, registration statements and other documents, or any amendments thereto required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, registration statements and other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Acts. Unless otherwise amended, as of their respective filing and effective dates, none of such reports, registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. CIBM has timely filed all reports, registration statements and other documents required to be filed by it under the Securities Act.

     3.6 INSURANCE. Schedule 3.6 to this Agreement sets forth a summary of all policies of insurance and bonds which are in full force and effect and in which any of CIBM and the CIBM Banks is named as an insured party (other than in its capacity as a mortgagee), which otherwise relate to or cover any assets, properties, premises, operations and personnel of CIBM and the CIBM Banks or which is owned or carried by any of CIBM or the CIBM Banks. CIBM has had insurance in force for the last five (5) years, which in respect to amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CIBM and its subsidiaries. The CIBM Entities have in full force and effect policies of insurance and bonds issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth in Schedule 3.6. None of CIBM or the CIBM Banks has received notice from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying any coverage thereof, or canceling or threatening cancellation of any such insurance contracts. Neither CIBM nor the CIBM Banks has any reason to believe that the existing coverages would not be renewed by its carrier(s) on substantially the same terms.

     3.7 LITIGATION AND COMPLIANCE WITH LAWS. The CIBM Entities and their respective directors, officers, employees and controlling stockholders (collectively the "CIBM Entities Parties") are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations that (a) regulate or are concerned in any way with the business of banking or acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the extension of credit, the collection of interest, and the location and operation of banking facilities, or (b) otherwise relate to or affect the business or assets of the CIBM Entities or the assets owned, used, occupied or managed by any of them. Except as disclosed in Schedule 3.7:

          (i) there are no claims, actions, suits, orders, proceedings or governmental or regulatory investigations pending, or, to the knowledge of CIBM, threatened or contemplated against or affecting the CIBM Entities Parties (in their capacities as such where applicable), at law or in equity, or before any federal, state, municipal, administrative or other governmental authority or court, or before any arbitrator or arbitration panel, whether by contract or otherwise which to the best knowledge of CIBM would have a Material Adverse Effect on CIBM; and

          (ii) there is no decree, judgment, order, supervisory agreement, extraordinary supervisory letter, commitment letter, consent agreement or memorandum of understanding entered into or in existence against or restraining any of the CIBM Entities Parties, from taking any actions of any kind in connection with the business of any of the CIBM Entities, as the case may be. None of the CIBM Entities has been advised by, nor have any of them received from any Regulatory Authority any notice or threat of enforcement actions or any criticism, recommendation or suggestion of a material nature, and none of the CIBM Entities has any basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

     3.8 CONFLICT OF INTEREST TRANSACTIONS. Except as reflected in public filings with the SEC, as of the date of such filings, no executive officer or director of CIBM, or holder of 10% or more of the common stock of CIBM, or any member of the immediate family or related interest (as defined in 12 C.F.R. sec. 215.2 (n)) of any such person:

          (a) has any direct or indirect interest in (i) any entity which does business with any of the CIBM Entities or (ii) any property or assets which is owned or used by any of the CIBM Entities in the conduct of their business;

          (b) has any financial, business or contractual relationships or arrangement with any of the CIBM Entities (excluding any agreements and commitments entered into with respect to the CIBM Banks' acceptance of deposits or investments); or

          (c) has been involved in any transaction with any of the CIBM Entities since December 31, 1999, which involves an amount in excess of $60,000, or has had loans or any commitment to loan outstanding from any of the CIBM Entities in excess of $60,000 not made in the ordinary course of business.

     3.9 ORAL COMMITMENTS. To the best knowledge of CIBM, the records of the CIBM Banks contain accurate copies of all contracts, commitments or arrangements of a material nature, and have not entered into any such contract, commitment or arrangement, not reduced to writing, in which it has agreed (a) to loan money or extend credit, or to make other financial accommodations, to or for the benefit of another party, (b) to waive, release, modify, extend or defer the obligations or the terms thereof of any other party to repay indebtedness owing to the CIBM Banks or to forbear in the enforcement of any right or remedy of the CIBM Banks with respect thereto, (c) to release, relinquish or discharge any guarantor, surety, or other party that is or may be liable for repayment of indebtedness owing to the Bank, (d) to release or surrender, in whole or in part, any collateral or rights therein, securing the obligation of any party that is or may be liable for repayment of indebtedness owing to the CIBM Banks or (e) to purchase or sell, or repurchase or resell, any asset or interest or participation therein from or to any party.

     3.10  TAXES.

     (a) All tax returns, reports, declarations and information statements required to be filed by any of the CIBM Entities with the United States or any state or local government unit have been, and until the Closing will have been, timely filed and are accurate and complete. No application for the extension of time for filing any tax return or consent to any extension of time for filing any tax return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to any of the CIBM Entities. The CIBM Entities have each duly paid all taxes due and none of the CIBM Entities is delinquent in the payment of any taxes due or claimed to be due by any taxing authority and adequate provisions for taxes have been made in the CIBM Financial Statements. None of the CIBM Entities has received any notice of any proposed deficiency for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto which would have a Material Adverse Effect on CIBM. None of the CIBM Entities is a member of any consolidated group other than CIBM for purposes of the Code, as amended.

     (b) Amounts withheld by the CIBM Entities from their employees for all prior periods comply in all material respects with the tax withholding provisions of applicable federal, state and local laws.

     (c) There are no tax liens upon any property or assets of the CIBM
Entities.

     (d) The IRS has not initiated or proposed any adjustment or change in accounting method pursuant to Section 481 of the Code by reason of an involuntary change in accounting method by CIBM which was included in income of the CIBM Entities. Except as set forth in the CIBM Financial Statements, none of the CIBM Entities has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Except as disclosed on
Schedule 3.10, CIBM has not requested or is considering to request a change in accounting method for the tax years 1999 or 2000.

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     3.11  ENVIRONMENTAL SUITS AND PROCEEDINGS.

     (a) For purposes of this Agreement, "CIBM Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased, occupied or operated by any of the CIBM Entities, or held by any of the CIBM Entities as a fiduciary for the account of others, or which collateralize any outstanding loan or line of credit, whether or not such loan or line of credit is or has been in default.

     (b) To the best knowledge of CIBM, and except as disclosed on Schedule 3.11, none of the CIBM Entities have been or is in violation of or liable under any Environmental Law.

     (c) To the best knowledge of CIBM, and except as disclosed on Schedule 3.11, none of the CIBM Loan Portfolio Properties and Other Properties Owned, has been or is in violation of any Environmental Law and none of the CIBM Entities are liable for any such violations.

     (d) To the best knowledge of CIBM, and except as disclosed on Schedule 3.11, none of the CIBM Loan Portfolio Properties and Other Properties Owned is contaminated with any Hazardous Substance.

     (e) None of the CIBM Entities is, nor may be deemed to be, an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a Hazardous Substance.

     (f) To the best knowledge of CIBM, and except as disclosed on Schedule 3.11, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the CIBM Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

     3.12  AUTHORIZATION OF TRANSACTIONS.

     (a) The execution, delivery and performance of this Agreement by CIBM has been duly authorized by the Board of Directors of CIBM. Subject to all approvals as contemplated in this Agreement, CIBM has full corporate power to execute, deliver and perform this Agreement and Plan of Merger, and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not violate any provisions of the Articles of Incorporation or Bylaws of CIBM, or any orders, agreements or directives to which CIBM is a party or is otherwise bound. Except for the approvals referred to in this Agreement, the approvals of the Board of Directors of CIBMAC and of CIBM, the sole shareholder of CIBMAC, no consent of any Regulatory Authority or other person is required to be obtained by CIBM in order to permit CIBM to perform its obligations hereunder or to permit consummation of the Merger.

     (b) Except as disclosed in Schedule 3.12, neither the execution and delivery of this Agreement by CIBM, the consummation by CIBM of the transactions contemplated hereby, nor the compliance by CIBM with any of the terms or provisions hereof will:

          (i) violate, conflict with, result in a breach of any provision of or the loss of any benefit under;

          (ii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under;

          (iii) result in termination of or a right of termination or cancellation under, accelerate the performance required by; or

          (iv) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of any of the CIBM Entities under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the CIBM Entities is a party, or by which any of the CIBM Entities or any of their respective properties or assets may be bound or affected.

     3.13 BROKER'S AND FINDER'S FEES. Neither CIBM, nor any of its respective employees, officers or directors has employed any broker or finder, nor have they incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation with respect to the transactions contemplated in this Agreement or the Plan of Merger.

     3.14 EMPLOYEE COMPENSATION AND BENEFIT PLANS. Each of the CIBM employee benefit plans (as defined in Section 3(3) of ERISA) under which CIBM has or may have any obligation ("CIBM ERISA Plans"), and all employment contracts, all other employee compensation arrangements, all severance agreements and all other bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, funded or unfunded, under which CIBM has or may have any obligation ("CIBM non-ERISA Plans," and, together with CIBM ERISA Plans, the "CIBM Benefit Plans") have been administered, in all material respects, in compliance with its terms and the requirements of applicable law. CIBM does not have and has not had any CIBM Benefit Plans which are subject to Title IV of ERISA. Neither CIBM nor any of its affiliates, its employees, directors or agents, or any fiduciary, has violated Section 406 of ERISA or engaged in any "Prohibited Transaction" (as defined in Section 4975(c)(1) of the Code) with respect to any CIBM ERISA Plan. Each CIBM ERISA Plan that is intended to be qualified under Section 401 and related provisions of the Code is the subject of a determination letter from the IRS to the effect that it is so qualified under the Code and its related funding vehicle is tax-exempt, under Section 501 of the code. No matter relating to any CIBM Benefit Plan is pending before any court or governmental agency. Neither CIBM, nor any of its affiliates is, or has ever been, obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA). Except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and
Section 4980B of the Code, neither CIBM, nor any other party on behalf of CIBM, has any obligation or commitment to provide health, disability or life insurance or similar welfare benefits to former employees or members of their families. The representations and warranties set forth in this Section 3.14 are subject to the items described in Schedule 3.14.

     3.15 UNDISCLOSED LIABILITIES. CIBM does not have any liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, existing or arising out of any transaction or state of facts existing on or prior to the date hereof that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on CIBM, except (a) as fully disclosed, reflected or reserved against in the consolidated balance sheet of CIBM included in the CIBM June 30, 2000 Form 10-Q, (b) as disclosed on Schedule 3.15 to this Agreement, (c) as and to the extent arising under contracts, commitments, transactions or circumstances identified in this Agreement or the schedules or exhibits provided for herein, and (d) as and to the extent incurred in the ordinary course of business consistent with past practice since December 31, 1999.

     3.16 NO ADVERSE CHANGES. Other than as specifically disclosed in this Agreement, or as disclosed in the CIBM Financial Statements, and the CIBM filings with the SEC filed, prior to the date hereof, since December 31, 1999, none of the CIBM Entities (a) has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, had, or could reasonably be expected to have, a Material Adverse Effect on CIBM, or (b) is subject to any condition, event, circumstance, fact or occurrence (other than changes resulting from or attributable to (i) changes in laws, regulations and GAAP or interpretations, or (ii) general economic or competitive conditions) that may reasonably be expected to result in a Material Adverse Effect on the business, income, assets, liabilities or financial condition of CIBM.

     3.17 CONDUCT OF BUSINESS IN NORMAL COURSE. Since December 31, 1999, the business of CIBM has been conducted only in the ordinary and usual course consistent with past practice.

     3.18 INVESTMENT SECURITIES. Each of CIBM and the CIBM Banks has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the CIBM Entities. Such securities are valued on the books of CIBM in accordance with GAAP.

     3.19  PROPERTIES AND ASSETS.

     (a) CIBM and the CIBM Banks own or have a valid right to use, or a valid leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are now being conducted, subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions, restrictions, claim or charge of any kind except as set forth on Schedule 3.19(a). All material certificates, licenses and permits required for the lawful use and occupancy of such real property by any of CIBM and the CIBM Banks, as the case may be, have been obtained and are in full force and effect. Except as otherwise disclosed on Schedule 3.19(a), all real property carried by the CIBM Banks as OREO is the subject of a recent appraisal which complies with applicable regulatory requirements and is carried on the Bank's books at an amount that has been calculated in accordance with GAAP and applicable regulatory guidelines.

     (b) Except as disclosed on Schedule 3.19(b), all personal property owned by CIBM or the CIBM Banks, or used by any of them in their businesses, which had an original cost equal to or greater than $100,000, are owned free and clear of any liens, claims, encumbrances or rights of others and all of said assets are in good working condition, normal wear and tear excepted.

     3.20 NO DEFAULTS. All contracts, commitments or arrangements of the CIBM Entities which exceed $100,000, are valid and in full force and effect. Each of the CIBM Entities have fulfilled and taken all action reasonably necessary to date to enable them to fulfill, when due, all material obligations under all such contracts, commitments and arrangements to which it is a party. There are no defaults under any such contracts, commitments and arrangements, and no events have occurred that, with the lapse of time or election of any other party, will become defaults by any of the CIBM Entities which would have a Material Adverse Effect on CIBM. No breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of the CIBM Entities to enforce any of their rights thereunder in any material respect.

     3.21 NO OMISSIONS. None of the statements of essential facts contained in this Article III and none of the representations, warranties and covenants of CIBM contained herein, in the schedules provided for herein or in the CIBM Financial Statements is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 CONDUCT OF BUSINESS OF THE CFSI ENTITIES. Between the date hereof and the Closing Date, the businesses of the CFSI Entities shall be conducted in the usual, regular and ordinary course consistent in all material respects with prudent banking practices and the CFSI Entities shall use reasonable efforts to preserve intact, except as otherwise provided in this Agreement, their reputation and business relationships with suppliers, customers, employees and others having business relationships with the CFSI Entities. Without limiting the foregoing, and without the prior written consent of CIBM, which consent will not be unreasonably withheld:

          (a) Except as to the exercise of any existing options to acquire CFSI Common Stock pursuant to their terms, no change shall be made in the Articles of Incorporation or Bylaws of the CFSI Entities or in the number of issued and outstanding shares of CFSI Common Stock, stock options (nor change any terms or provisions with respect to any existing stock options), or warrants of the CFSI Entities, except as necessary to meet minimum regulatory requirements or as required by a Regulatory Authority (provided that CFSI shall not sell any equity securities for less than 1.68 times its per share book value calculated pursuant to GAAP as of the month-end preceding the offering or sale of such equity securities);

          (b) no bonuses shall be awarded or paid to any officer or employee of the CFSI Entities and the compensation of officers and employees of the CFSI Entities shall not be increased, except that CFSI and the Bank may provide for normal annual bonuses and increases in salary consistent with past practices;

          (c) no loans, loan commitments, renewals or restructurings of loans, or letters of credit for $50,000 or more (including aggregation of loans to any one customer or related entities), shall be made by any of the CFSI Entities except for loans, renewals or restructurings currently committed to be made pursuant to written commitment letters, and other loans, renewals or restructurings, regardless of the amount, made in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations with respect to amount, terms, security and quality of the borrower's or borrowers' credit; provided, however, that none of the CFSI Entities shall make any new loans or loan commitments after the Valuation Date;

          (d) no dividends or other distributions shall be declared or paid by any of the CFSI Entities, nor shall the CFSI Entities adjust, split, combine or reclassify any capital stock; nor directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or grant any appreciation rights, if any, or grant any individual or corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock, preferred stock, debt or other equity securities except as provided in Section 4.1(a);

          (e) the CFSI Entities shall use their best efforts to maintain their present insurance and bond coverage in respect of its properties, assets and business;

          (f) none of the CFSI Entities shall make any investment either by purchase of stock or securities (other than investment securities allowed pursuant to Section 4.1(h) of this Agreement), make contributions to capital, transfer property, or purchase any property or assets from any other individual, corporation or other entity in excess of $10,000;

          (g) except for transactions in the ordinary course of business consistent with past practice, none of the CFSI Entities shall enter into, terminate or extend any material contract, agreement or commitment, or make any change in any of its material leases or contracts, other than renewals of contracts and leases, and then only if such changes do not materially alter the terms of the agreement;

          (h) none of the CFSI Entities shall purchase nor designate any existing or additional securities as "Held to Maturity," purchase any security with a maturity in excess of one year, nor restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported unless otherwise required by GAAP;

          (i) none of the CFSI Entities shall make any significant changes, outside the ordinary course of their respective businesses, in the general nature of the businesses conducted by the CFSI Entities, including but not limited to the investment or use of its assets, the liabilities it incurs, or the facilities it operates;

          (j) no employment, consulting or other similar agreements shall be entered into by any of the CFSI Entities except with regard to obtaining a fairness opinion in connection with the transaction contemplated by this Agreement;

          (k) except as otherwise provided herein, the CFSI Entities shall terminate and fully fund all CFSI Benefit Plans prior to the Closing;

          (l) none of the CFSI Entities shall incur any expense outside the ordinary course of its business, nor make or incur any expenditure for fixed assets, in excess of $10,000 for any single item or $20,000 in the aggregate, or enter into any leases of fixed assets having an aggregate annual rental in excess of $10,000;

          (m) none of the CFSI Entities shall sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation, or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by such person, nor incur any liabilities or obligations, make any commitments or disbursements or acquire any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

          (n) none of the CFSI Entities shall engage or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to applicability of any exemptions contained in said Section 23A);

          (o) no changes of a material nature shall be made in the CFSI Entities' accounting procedures, methods, policies or practices or the manner in which they conduct their respective businesses and maintain their records;

          (p) the Bank shall not accept, renew or purchase public funds equal to or greater than $200,000, excepting the Bank's treasury, tax and loan account with the Federal Reserve Bank, nor accept, renew or purchase brokered deposits.

          (q) none of the CFSI Entities shall do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which any of the CFSI Entities is otherwise bound or under where any of the CFSI Entities has agreed to act as a fiduciary or otherwise exercise fiduciary powers;

          (r) The CFSI Entities shall conduct their businesses in a manner that will not adversely affect the parties ability to obtain all necessary regulatory approvals for the transactions contemplated hereby and CFSI's ability to perform its obligation under this Agreement.

     4.2 CONDUCT OF BUSINESS OF CIBM. Between the date hereof and the Closing Date, the business of CIBM shall be conducted (and CIBM shall cause the business of its subsidiaries to be conducted) in the usual and ordinary course consistent in all material respects with prudent banking practices and in a manner that will not materially adversely affect the parties ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or CIBM's ability to perform its obligations under this Agreement.

     4.3 ACCESS TO INFORMATION. From the date of this Agreement, and through the Closing, to the extent permissible under law, CFSI and CIBM shall, and shall cause their respective subsidiaries to provide the other and its respective directors, officers, employees, accountants, counsel and other representatives:

          (a) all reports on loans and investments, financial statements and internal and external audit reports;

          (b) supply to the other a copy of each final registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed or received by it pursuant to the requirements of the Securities Acts and regulatory authorities;

          (c) full access to the others' properties, records and business activities and afford such persons the opportunity to observe the others' business activities and consult with its directors and officers regarding the same on an ongoing basis, provided that reasonable advance notice is given, such access is during normal business hours and does not interfere with business operations; and

          (d) full access to all other information or reports (including, but not limited to, minutes, notices, books, records, contracts, commitments, files, correspondence, tax work papers and audit work papers), as the other may reasonably request.

CIBM and CFSI will use such information solely for the purpose of conducting business, legal and financial reviews of the other, their compliance with all terms of the Agreement, and for such other purposes as may be related to this Agreement. CIBM and CFSI will, and each will direct their respective directors, officers, employees and advisors to, maintain the confidentiality of all such information.

     4.4  CFSI'S SHAREHOLDERS MEETING.

     (a) CFSI, acting through its Board of Directors, shall call, give notice, convene and hold a meeting of its shareholders approximately ten (10) days after the expected Valuation Date for the purpose of voting upon this Agreement and the Plan of Merger and the transactions contemplated herein in accordance with CFSI's Articles of Incorporation, Bylaws and the applicable Florida law (the "Shareholders Meeting"). CFSI, through its Board of Directors, consistent with the Board's fiduciary duties, shall recommend to its shareholders approval of this Agreement, the Plan of Merger and the Merger.

     (b) Prior to the Shareholders Meeting, CFSI and CIBM will prepare a definitive proxy statement (the "Proxy Statement") in accordance with the rules and regulations of the SEC, which will comprise part of the Registration Statement (as defined in Section 4.5) for use in connection with the Shareholders Meeting. The Proxy Statement shall contain (i) such information as would be required to be included in such a proxy statement under the Securities Acts, any applicable rules and regulations thereunder, and any applicable state corporate and securities laws applicable to the offering and sale of CIBM Common Stock in the Merger and the solicitation of proxies for the Shareholder Meeting, and (ii) such additional information as CIBM deems reasonably necessary so that the Proxy Statement may be included as part of the Registration Statement. CIBM shall furnish to CFSI such information relating to it and its affiliates and the transactions contemplated in this Agreement and the Plan of Merger and such further information as may be necessary or as may be reasonably requested by CFSI for use in the Proxy Statement. CFSI shall furnish CIBM and its counsel with a copy of the Proxy Statement in advance of mailing to its shareholders and a reasonable time prior to the proposed date on which the Registration Statement is to be filed with the SEC, and CFSI shall make such changes to the Proxy Statement as CIBM deems necessary to permit the Proxy Statement to be included in the Registration Statement. CFSI shall not mail or otherwise furnish or publish to its shareholders any proxy solicitation material or other material relating to the Merger that might constitute a "prospectus" within the meaning of the Securities Act other than the Proxy Statement. Subject to the fiduciary duties of the directors of CFSI, the board of directors shall recommend to the shareholders of CFSI that they vote their shares in favor of the Merger and the Plan of Merger and shall reflect such recommendation in the Proxy Statement and take all lawful action to solicit proxies for and otherwise obtain shareholder approval of the Merger and Plan of Merger.

     4.5 REGISTRATION STATEMENT. As soon as reasonably practicable after the date of the Agreement, CIBM shall file with the SEC a registration statement on an appropriate form under the Act, covering CIBM Common Stock to be issued pursuant to this Agreement and the Plan of Merger. CIBM shall use its best efforts to have the registration statement become effective and shall thereafter, until the Effective Date or termination of this Agreement, keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." As soon as practicable after the date of this Agreement, CIBM shall make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of CIBM Common Stock. In advance of filing the Registration Statement, CIBM shall provide CFSI and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise CFSI and its counsel of any substantive communication received by CIBM or its counsel from the SEC with respect to the Registration Statement. CFSI shall cooperate with CIBM in the preparation, filing and process of securing the effectiveness of the Registration Statement. CFSI shall furnish to CIBM such information relating to it, its affiliates and the transactions contemplated in this Agreement and the Plan of Merger, and such further and supplemental information as may be necessary or as may be reasonably requested by CIBM for use in the Registration Statement. CIBM will use its best efforts to register or qualify the shares in all jurisdictions in which such registration or qualifications is required, based on information provided by CFSI.

     4.6 INFORMATION TO BE INCLUDED IN PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information furnished by CIBM or CFSI for inclusion in the Registration Statement, the Proxy Statement, or any other document filed with the SEC or any state securities commission, at the respective times at which such documents are filed with the SEC or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or, in the case of the Proxy Statement, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.7 AFFILIATE LETTERS. CFSI shall provide CIBM with such information as reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates" of CFSI within the meaning of Rule 145 (or any successor rule) promulgated by the SEC under the Securities Act or within the meaning of Commission Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests) and a list of those persons whom CFSI believes may be deemed to be affiliates. Within 30 days of the execution of this Agreement, CFSI will obtain and deliver to CIBM affiliate letters, substantially in the form of Exhibit B attached hereto, from each of the directors and principal officers of CFSI, and CFSI will obtain such letters from the holders of five percent or more of the outstanding shares of the common stock of CFSI and from any other persons who, in the opinion of counsel for CIBM, may be deemed to be affiliates within the meaning of Rule 145 or Commission Staff Accounting Bulletin No. 65.

     4.8 REASONABLE EFFORTS. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to the Closing and to consummate the Merger as soon as practicable. Neither of the parties hereto shall take any action that is intended or may reasonably be expected to result in a breach of the terms of this Agreement, any of its representations or warranties contained herein or in the schedules or exhibits provided for herein to be or become untrue, in any of the conditions set forth in Article V not being satisfied, or which would adversely effect the ability of CIBM to obtain any necessary regulatory approvals.

     4.9 REGULATORY APPROVALS. CIBM, as soon as is reasonably practical, will take all appropriate action necessary to obtain the regulatory approvals referred to in Section 5.1(d) of this Agreement, and CFSI shall cooperate fully in the process of obtaining all such approvals. CIBM will provide CFSI copies of all applications or notices submitted to any Regulatory Authority related to this transaction, and all comments and correspondence sent or received with respect thereto. CFSI shall cause the Bank and their subsidiaries to cooperate fully in the process of obtaining such approvals.

     4.10 BUSINESS RELATIONS AND PUBLICITY. CFSI will use reasonable efforts to preserve its, the Bank's and their respective subsidiaries' reputation and relationships with suppliers, clients, depositors, customers, employees and others having business relations with any of the CFSI Entities. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made without the prior mutual consent of the parties hereto; provided, however, that either party may release information in connection with or relating to this Agreement or the transactions contemplated hereby if, in the opinion of counsel, the release of such information is required by law; provided, further, that prior to the release of any such information, the releasing party shall first notify the other party of the reason for the release and the information to be released.

     4.11 LOAN REVIEW AND ALLOWANCE FOR LOAN LOSS. Prior to both the Valuation Date and the Closing, CIBM shall be entitled to review the Bank's loan portfolio, and shall be furnished with full information regarding the status of each loan contained therein (including, but not limited to, the payment history, whether any defaults have occurred, the nature and basis for any renewals, loan modifications or any agreements which materially altered or changed the terms of the loan when it was originated or purchased, and any and all collection efforts or loan workouts engaged in by the Bank), as of a date not more than thirty (30) days prior to the Closing Date. CFSI shall cause the Bank, prior to both December 31, 2000 and the Valuation Date, to write off, in whole or in part, all loans of the Bank that are required to be written off by a Regulatory Authority or pursuant to the policies, practices and procedures of CIBM.

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

     4.12 CIBMAC SHAREHOLDER APPROVAL. CIBM, as the entity that will be the owner of all of the outstanding shares of capital stock of CIBMAC, shall cause this Agreement and the Plan of Merger to be approved in accordance with the FBCA.

     4.13 NO CONDUCT INCONSISTENT WITH THIS AGREEMENT. After the date of this Agreement, CFSI shall not permit or authorize any of its officers, directors, shareholders or employees, or any investment banker, attorney, accountant, agent or other representative of CFSI to directly or indirectly solicit, invite, entertain, encourage, facilitate, participate in or undertake any discussions for the purpose of merging or consolidating any of the CFSI Entities with any other person, entity or group, cause any of the CFSI Entities to sell any of its assets or any shares of its capital stock to any other person, entity or group or to issue or grant any options or rights to purchase shares of any class of its stock to any other person, entity or group, or cause the liquidation of any of the CFSI Entities. None of the CFSI Entities shall enter into any agreement to accomplish any of the foregoing, except (a) upon the termination of this Agreement pursuant to Section 7.4 of this Agreement; (b) with the prior written consent of CIBM; (c) pursuant to a written direction from any Regulatory Authority; or (d) upon CFSI receiving an unsolicited bonafide offer from a third party where the Board of Directors of CFSI reasonably believes, after consultation with counsel, that the Board of Directors fiduciary duties require it to enter into discussions with such party. The Board of Directors of CFSI and any committee thereof shall not withdraw or modify their approval recommendation of the transactions contemplated by this Agreement and the Plan of Merger, or approve, recommend or propose publicly any other takeover proposal by another except where the board of directors fiduciary duties require the same.

     4.14 CONFIDENTIAL INFORMATION. CFSI and CIBM each covenant that, in the event the transactions contemplated in this Agreement are not consummated, each will keep in strict confidence, except as required by law, and each shall return, all documents and information concerning the properties, business and assets of the other party that may have been obtained in the course of negotiations or examination of the affairs of the other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public, or other sources that are not bound by confidentiality obligations in favor of CFSI or
CIBM).

     4.15 MAINTENANCE OF CAPITAL LEVELS. CIBM and CFSI, and their respective subsidiaries, shall maintain at least the minimum capital levels as required by Regulatory Authorities.

     4.16 NO CONTROL OF CFSI BY CIBM. Other than as set forth in this Agreement, until the Effective Date, the management of the CFSI Entities and the authority to establish and implement their business policies shall reside solely in the CFSI Entities' officers and Boards of Directors.

     4.17  EMPLOYEES.

     (a) All wages, accrued but unpaid bonuses, accrued vacation time and all other accrued and vested benefits of the employees of the CIBM Entities and the CFSI Entities, including severance payments due to John M. Tench or Walter A. Alvarez and deferred commissions due to William Schuh, shall be, prior to the Valuation Date, paid and/or accrued through the Effective Date.

     (b) CFSI agrees to cooperate with CIBM regarding the manner in which the existing employees of the CFSI Entities are notified of the execution of this Agreement. CFSI shall announce the transactions contemplated by this Agreement at a meeting of its employees at which representatives of CIBM shall be allowed to be present and answer questions. CFSI shall render reasonable assistance to CIBM in regard to continuing the employment of any of the CFSI Entities' employees.

     4.18  TERMINATION OF CFSI 401(K) PLAN.

     (a) Prior to the Effective Date, CFSI shall take all necessary action to terminate the Citrus Bank 401(k) Plan and upon termination of the Citrus Bank 401(k) Plan, all participants thereunder (the "Plan Participants") shall fully vest. Within thirty (30) days of this Agreement, in anticipation of such termination, CFSI shall apply for and use their best efforts to obtain a letter from the IRS as to the tax qualified status of the Citrus Bank 401(k) Plan upon its termination (the "Final Determination Letter").

Prior to the Closing, the Citrus Bank 401(k) Plan shall be fully funded and no further contribution thereto shall be required by CFSI or CIBM.

     (b) In the event that CFSI prior to the Effective Date, and CIBM after the Effective Date, reasonably determine that the 401(k) Plan cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Citrus Bank 401(k) Plan to lose its qualified status, CFSI prior to the Effective Date and CIBM after the Effective Date shall take such action as they may reasonably determine with respect to the distribution of benefits to the Plan Participants, provided that the assets of the Citrus Bank 401(k) Plan shall be held or paid for the benefit of the Plan Participants and further that in no event shall any portion of the amounts held in the Citrus Bank 401(k) Plan revert directly or indirectly to CFSI or any affiliate thereof, or to CIBM or any affiliate thereof.

     4.19 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Prior to the Closing Date, CFSI shall assist CIBM in purchasing single (one-time) premium tail directors' and officers' liability insurance coverage, covering the employees, directors and officers of all the CFSI Entities (of at least the same coverage and amounts, and containing terms which are not materially less advantageous than the directors' and officers' liability insurance policy in force on the date of this Agreement and more fully described on Schedule 2.6 of this Agreement) for four (4) years from the Effective Date for present and former directors and officers for matters existing or occurring prior to, at or after the Effective Date (the "Tail Insurance"). CIBM shall pay seventy-five percent (75%) of the cost of the Tail Insurance and CFSI shall pay twenty-five percent (25%) of the cost of the Tail Insurance.

     4.20 BOARDS OF DIRECTORS OF THE CFSI ENTITIES. At the Closing, CFSI shall deliver to CIBM resignations of all Directors of the CFSI Entities, except those specifically set forth in the Plan of Merger or as identified by CIBM prior to the Closing. The letters of resignation shall be in a form acceptable to CIBM and shall contain releases of liability as required by CIBM.

     4.21 ACCRUALS. All costs and expenses reasonably estimated to be incurred by the CFSI Entities and the CIBM Entities, including all professional fees, costs and expenses payable to the CFSI Entities' and the CIBM Entities' respective attorneys, accountants, agents, consultants and advisors relative to this transaction, shall be paid or accrued on or prior to the Valuation Date and be properly recorded on the applicable books and records of the CFSI Entities and the CIBM Entities.

     4.22 UNTRUE REPRESENTATIONS AND WARRANTIES. During the term of this Agreement, if any party becomes aware of any facts or of the occurrence or impending occurrence of an event which would cause one or more of the representations and warranties of such party contained in this Agreement to be or become untrue as of the Closing Date, then:

          (a) such party shall immediately give detailed written notice thereof to the other party; and

          (b) such party shall use reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived by the other party in writing.

     4.23 SHAREHOLDER LIST. Immediately prior to the mailing of the Proxy Statement, CFSI shall make available to CIBM its list of shareholders, including the name and address of each shareholder and the number of shares of Common Stock of CFSI held by each shareholder, including shares owned beneficially by each such shareholder. Except as otherwise provided in this Agreement, CIBM shall not independently solicit the shareholders of CFSI prior to the Closing relative to the merits of this transaction,

     4.24 SHAREHOLDER VOTING AGREEMENT. Contemporaneously with the execution of this Agreement, CFSI shall deliver to CIBM a Shareholder Voting Agreement, substantially in the form of Exhibit C-1 or C-2 (for any shareholder who is the holder of CFSI Stock Options) attached hereto, from each beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended) who is an officer or director of CFSI.

     4.25 CIBM COMMON STOCK ISSUANCE. Notwithstanding anything to the contrary in this Agreement, CIBM may, as determined by CIBM in its sole discretion, raise additional capital, including without limitation, an offering of CIBM Common Stock or CIBM Preferred Stock at a price no less than 1.75 times the book value per share of CIBM Common Stock or CIBM Preferred Stock calculated as of the last day of the month preceding the offering, or through the exercise of options by option holders pursuant to the terms of the option agreements. CIBM may also, in its sole discretion, grant options to directors, officers and employees consistent with past practices and, with shareholder approval, amend the CIB Marine Bancshares, Inc. Stock Option and Incentive Plan to increase the number of shares subject to the plan to no more than twelve and one-half percent (12.5%) of the total issued and outstanding shares of CIBM Common Stock.

     4.26 DIVIDENDS. CIBM shall not declare a dividend (stock, cash or otherwise) between the Valuation Date and the Effective Date.

     4.27 EMPLOYEES. CIBM shall allow such employees of CFSI and the Bank who remain in the employ of CFSI and the Bank after the Effective Date to participate in and obtain those benefits afforded to other similarly situated employees of the CIBM Entities pursuant to the terms and conditions of such benefit programs.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF CIBM. Unless the conditions are waived by CIBM, all obligations of CIBM under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

          (a) Statements of Essential Facts; Performance of Agreements. The statements of essential facts contained in Article II of this Agreement and all representations and warranties of CFSI contained herein, or in any schedules or exhibits delivered by CFSI or on its behalf to CIBM pursuant to this Agreement, shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on the Closing Date, in each case to the reasonable satisfaction of CIBM, and CFSI shall have performed all covenants and agreements herein required to be performed by it on or prior to the Closing.

          (b) Due Diligence. CFSI shall have provided CIBM and its representatives (counsel and external accountants) full and complete access to all aspects of the businesses of the CFSI Entities, including, but not limited to all books, records, contracts, commitments, correspondence, reports, properties and assets of the CFSI Entities, and with the full and complete cooperation of the employees, officers, directors, agents and representatives of the CFSI Entities. No investigation by CIBM shall affect the representations and warranties of CFSI set forth herein.

          (c) Closing Certificate. CIBM shall have received a certificate signed by the Chief Executive Officer and another duly authorized officer of CFSI acceptable to CIBM, and dated as of the Closing Date, certifying in such detail as CIBM may reasonably request as to the fulfillment of the conditions to the obligations of CIBM as set forth in this Agreement and required to be fulfilled by the CFSI Entities on or prior to the Closing Date.

          (d) Regulatory and Other Approvals. CIBM shall have obtained all consents and approvals, including those of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement and the Plan of Merger upon such terms and conditions, if any, as are satisfactory to CIBM in its reasonable judgment, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transaction provided for herein or to obtain other relief with respect thereto.

          (e) Approval of Merger and Delivery of Plan of Merger. The Plan of Merger and the transactions contemplated therein shall have been approved by the shareholders of CFSI in accordance with Florida law and the Articles of Incorporation and Bylaws of CFSI and the proper officers of CFSI shall have executed and delivered to CIBM and CIBMAC copies of the Plan of Merger in form suitable for filing with the Florida Secretary of State as part of the Articles of Merger and shall have delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such filings.

          (f) No Litigation. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, or by the Plan of Merger, or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby (including, but not limited to, substantial damages) which reasonably could be expected to result in the issuance of an order enjoining such transactions or result in a determination that any of the CFSI Entities has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated herein or in the Plan of Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, or of the Merger.

          (g) Opinion of Counsel. CIBM shall have received the opinion of counsel for CFSI, dated as of the Closing Date, and in form and substance satisfactory to CIBM and its counsel to the effect that:

             (i) CFSI is a corporation validly existing under the laws of the State of Florida. CFSI is registered as a bank holding company under the BHC Act.

             (ii) The Bank is a validly existing commercial bank under the laws of the United States.

             (iii) CRC and CMC are validly existing corporations under the laws of the State of Florida.

             (iv) The authorized capital stock of CFSI is (i) 10,000,000 shares of common stock, $3.15 par value per share, of which 1,423,402 shares (or such greater number of shares which may be issued and outstanding as a result of the exercise of existing options to acquire CFSI Common Stock) are issued and outstanding as of the Closing Date, and (ii) 1,000,000 shares of preferred stock, $5.00 par value per share, of which, as of the Closing Date, no shares were issued and outstanding. CFSI owns all of the issued and outstanding stock of the Bank.

             (v) The execution, delivery, and performance of this Agreement, the Plan of Merger, and the transactions contemplated herein and therein have been duly authorized by the Board of Directors and the shareholders of CFSI by the requisite vote of such shareholders under CFSI's Articles of Incorporation, its Bylaws and applicable Florida law, these being the only authorizations required under its Articles of Incorporation, its Bylaws, and the statutes of the State of Florida. The Agreement and Plan of Merger constitute the legal, valid and binding obligations of CFSI enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

             (vi) The execution, delivery and performance of this Agreement and the Plan of Merger do not violate any provisions of the Articles of Incorporation or Bylaws of the CFSI Entities, or any material contract or agreement known to counsel by which CFSI is bound or any law, rule, regulation or, to counsel's knowledge, written order to which CFSI is subject.

             (vii) To the best of counsel's knowledge, there are no material claims, actions, suits, or proceedings pending or threatened against the CFSI Entities which depart from the ordinary, routine litigation incident to the kind of businesses carried on by each of the CFSI Entities which might reasonably be expected to have a Material Adverse Effect on either of the CFSI Entities.

             (viii) To the best knowledge of counsel, there are no actions, suits or proceedings pending or threatened against any of the CFSI Entities to enjoin consummation of the Merger or to obtain other relief (other than payment to dissenting shareholders) in connection with this Agreement, the Plan of Merger, or the transactions contemplated hereby or thereby.

In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

          (h) No Adverse Changes. Between the date of this Agreement and the Closing Date, the businesses of the CFSI Entities shall have been conducted in the ordinary course consistent in all material respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may be expected to result in a Material Adverse Effect on the CFSI Entities' respective businesses, prospects, income, assets, liabilities or financial condition. None of the CFSI Entities shall have been made a party to, or threatened with any actions, suits, proceedings or litigation which, in the opinion of CIBM, will have or is likely to have a Material Adverse Effect on the respective financial condition, assets or businesses of the CFSI Entities.

          (i) Other Documents. CIBM shall receive at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by CFSI with the terms of this Agreement and the Plan of Merger.

          (j) Comfort Letters. In the event CIBM determines within thirty (30) days of this Agreement to require "Comfort Letters," CIBM shall have received from KPMG and Stevens, Sparks & Co., P.A. such "Comfort Letters" dated the date of mailing of the Proxy Statement covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to CIBM.

          (k) Fairness Opinion. CFSI shall have delivered to CIBM the fairness opinion from David A. Noyes & Company, updated as of the date of approximately the date of mailing of the Proxy Statement, the opinion to the effect that the Merger is fair, from a financial point of view, to the shareholders of CFSI.

          (l) Consents. To the extent required by law or contractual terms, the CFSI Entities shall have obtained the written consent to the Merger of other parties to leases or other contracts, commitments or arrangements to which any of the CFSI Entities is a party.

          (m) Dissenting Shares. Dissenter's rights have been exercised by shareholders who, in the aggregate, hold no more than seven and one half percent (7.5%) of the issued and outstanding stock of CFSI.

          (n) Benefit Plan Termination. Notwithstanding anything to the contrary herein, CFSI shall have fully funded the Citrus Bank 401(k) Plan and shall have, within thirty (30) days of this Agreement, filed for the Final Determination Letter, and CFSI shall have fully funded and terminated all other CFSI Benefit Plans, and provided evidence to the satisfaction of CIBM's counsel concerning same. CFSI shall have terminated any of its obligations to provide death benefits to employees, officers and/or directors, no payments of any kind will be required to be made on account of such termination after the Closing Date, and each such covered employee, officer and/or director shall have delivered a letter agreement acceptable to CIBM agreeing to the termination of any right to death benefits.

          (o) Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of common stock of CIBM to be issued in the Merger, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the SEC shall have been complied with to CIBM's reasonable satisfaction.

          (p) Financial Review. CIBM and KPMG, LLP shall have had an adequate opportunity to conduct such a review or examination of the financial condition, assets, liabilities, results of operation and businesses of the CFSI Entities as CIBM shall deem prudent, and such review or examination shall not have disclosed matters that are inconsistent in any material respect with the representations and warranties of CFSI contained in this Agreement.

          (q) Environmental Surveys. CIBM shall have received from CFSI copies of reports of Phase I environmental audits of all real property or facilities used by any of the CFSI Entities in the conduct of their businesses, and of such other properties or facilities in which any of the CFSI Entities has any interest (either individually or as a fiduciary) as identified by CIBM, conducted by an independent environmental consultant reasonably acceptable to CIBM. CFSI shall pay the cost of obtaining such Phase I environmental audits. No such environmental audit shall have identified any violation of the Environmental Laws or condition relating to the environment, human health or safety which could reasonably be expected to have a material adverse effect on the businesses, income, operations, assets, liabilities, financial conditions or prospects of any of the CFSI Entities.

          (r) Required Filings. CFSI shall have made all filings with the SEC and the regulatory agencies required for or necessitated by the consummation of the transactions contemplated by this Agreement.

          (s) Taxes. CFSI shall not have taken any action which impedes, impairs or prevents CIBM's ability to obtain the maximum tax benefits resulting from the adjustments set forth in Section 1.6.

          (t) Pooling of Interests Comfort Letter. All conditions have been met in order for the Merger to be accounted for as a pooling of interests under GAAP and CIBM shall have received a letter from KPMG LLC, in form satisfactory to CIBM, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with GAAP prior to or on the Closing Date. CFSI shall have received and delivered to CIBM a letter from Stevens, Sparks & Co., P.A., in form satisfactory to CIBM approving the accounting treatment of the Merger as a "pooling of interests" in accordance with GAAP as of a date not more ten (10) business days prior to the Closing Date, and CFSI shall have not done, or failed to do, anything that would disallow pooling of interests accounting treatment of this transaction. After the date of this Agreement, CFSI shall use its best efforts to preclude significant shareholders and affiliates from purchasing CFSI Common Stock from other CFSI shareholders.

          (u) Affiliate Letters. Not later than 30 days following the date of execution of this Agreement, CFSI shall have received and delivered to CIBM, affiliate letters in the form of Exhibit B attached hereto, from each of the directors, principal officers, holders of five percent or more of the outstanding shares of CFSI Common Stock and from any persons who, in the opinion of counsel for CIBM, may be deemed to be "affiliates" within the meaning of Rule 145 under the Securities Act or Commission Staff Accounting Bulletin No. 65.

          (v) Employment Agreements. All consulting and/or employment agreements between any of the CFSI Entities and any of their respective officers, directors and employees, shall have been terminated at no further expense or obligation to CFSI, the Bank or their respective subsidiaries following the Valuation Date. CFSI shall have delivered to CIBM a release in a form acceptable to CIBM, executed by each such officer, director or employee, of any and all claims, demands or causes of action that either of them has or may have against the CFSI Entities or any of their respective employees, officers, directors or agents for any reason. Any severance or termination payments or benefits by any of the CFSI Entities to such individuals shall be acceptable to and approved by CIBM and paid in full or accrued on or prior to the Valuation Date.

          (w) Country Club Membership Termination. The CFSI Entities shall have terminated or transferred all country club memberships of any of the CFSI Entities with no further obligation or liability to the CFSI Entities.

     5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF CFSI. Unless the conditions are waived by CFSI, all obligations of CFSI under this Agreement and under the Plan of Merger, are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

          (a) Representations and Warranties of CIBM; Performance of Agreements. The statements of essential facts contained in Article III of this Agreement and the representations and warranties of CIBM contained herein, or in any schedules or exhibits delivered by CIBM or on its behalf to CFSI pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on the Closing Date (subject to Section 4.25), in each case to the reasonable satisfaction of CFSI, and CIBM shall have performed all agreements herein required to be performed by it on or prior to the Closing.

          (b) Due Diligence. CIBM shall have provided CFSI and its representatives (counsel and external accountants) full and complete access to all aspects of the businesses of the CIBM Entities, including, but not limited to all books, records, contracts, commitments, correspondence, reports, properties and assets of the CIBM Entities, and with the full and complete cooperation of the employees, officers, directors, agents and representatives of the CIBM Entities. No investigation by CFSI shall affect the representations and warranties of CIBM set forth herein.

          (c) Closing Certificate. CFSI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of CIBM and dated as of the Closing Date, certifying in such detail as CFSI may reasonably request, as to the fulfillment of the conditions to the obligations of CFSI as set forth in this Agreement and required to be fulfilled by the CIBM Entities on or prior to the Closing Date, including the number of issued and outstanding shares of CIBM common stock on a date no more than two days prior to the Closing Date, the number of shares reserved for issuance of stock options and the number of option shares granted.

          (d) Regulatory and Other Approvals. CIBM shall have duly obtained all consents and regulatory approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement and the Plan of Merger upon such terms and conditions, if any, as are satisfactory to CIBM in its reasonable judgment, all required waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action by any governmental authority seeking to enjoin the transaction provided for herein or to obtain other relief with respect thereto.

          (e) Approval of Merger and Delivery of Plan of Merger. The Plan of Merger and the transactions contemplated therein shall have been approved by the Board of Directors and the sole shareholder of CIBMAC in accordance with governing statutes and the respective Articles of Incorporation and Bylaws of CIBMAC. The proper officers of CIBMAC shall have executed copies of the Plan of Merger in form suitable for filing with the Florida Secretary of State as part of the Articles of Merger.

          (f) No Litigation. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Merger, or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby (including, but not limited to, substantial damages) which reasonably could be expected to result in the issuance of an order enjoining such transactions or result in a determination that CIBM has failed to comply with applicable legal requirements of a material nature in connection with the transactions contemplated herein or in the Plan of Merger. No statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts, or makes illegal the consummation of the transactions contemplated herby, or the Merger.

          (g) Opinion of Counsel. CFSI shall have received the opinion of counsel for CIBM and CIBMAC, dated as of the Closing Date, in form satisfactory to CFSI and its counsel to the effect that:

             (i) CIBM is a corporation validly existing under the laws of the State of Wisconsin. CIBM is registered as a bank holding company under the BHC Act.

             (ii) CIBMAC is a validly existing corporation under the laws of the State of Florida.

             (iii) The execution, delivery, and performance of this Agreement, and the Plan of Merger, and the transactions contemplated herein and therein have been duly authorized by the Board of Directors of CIBM and the sole shareholder of CIBMAC, these being the only authorizations required under their Articles of Incorporation, Bylaws, and the statutes of the State of Florida. The Agreement and the Plan of Merger constitute the legal, valid and binding obligations of CIBM and CFSI enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

             (iv) The execution, delivery and performance of this Agreement and the Plan of Merger do not violate any provisions of the Articles of Incorporation or Bylaws of CIBM or any material contract or agreement known to counsel by which CIBM is bound or any law, rule, regulation or, to counsel's knowledge, written order to which CIBM is subject.

             (v) The execution, delivery and performance of the Plan of Merger do not violate any provisions of the Articles of Incorporation or Bylaws of CIBMAC or any material contract or agreement known to counsel by which CIBMAC is bound or any law, rule, regulation or, to counsel's knowledge, written order to which CIBMAC is subject.

             (vi) To the best of counsel's knowledge, there are no material claims, actions, suits or proceedings pending or threatened against CIBM or CIBMAC which depart from the ordinary, routine litigation incident to the kind of business carried on by CIBM or CIBMAC which might reasonably be expected to have a Material Adverse Effect on CIBM or CIBMAC.

             (vii) To the best knowledge of counsel, there are no actions, suits or proceedings pending or threatened against CIBM or CIBMAC to enjoin consummation of the Merger or to obtain other relief (other than payment to dissenting shareholders) in connection with this Agreement, the Plan of Merger, or the transaction contemplated hereby or thereby.

In rendering the foregoing opinion, such counsel may rely on certificates of corporate officers or governmental officials as to factual matters.

          (h) No Adverse Changes. Between the date of this Agreement and the Closing Date, the businesses of the CIBM Entities shall have been conducted in the ordinary course consistent in all material respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may be expected to result in a Material Adverse Effect on the CIBM Entities' respective businesses, prospects, income, assets, liabilities or financial condition. None of the CIBM Entities shall have been made a party to, or threatened with any actions, suits, proceedings or litigation which, in the opinion of CFSI, will have or is likely to have a Material Adverse Effect on the respective financial condition, assets or businesses of the CIBM Entities.

          (i) Other Documents. CFSI shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by CIBM with the terms of this Agreement.

          (j) Comfort Letters. In the event CIBM requires "Comfort Letters" pursuant to Section 5.1(j) of this Agreement, CFSI shall have received from KPMG LLP and Stevens, Sparks & Co., P.A.

     "Comfort Letters" dated the date of mailing of the Proxy Statement covering matters customary to transactions such as the Merger.

          (k) Fairness Opinion. David A. Noyes & Company shall have delivered to the Board of Directors of CFSI a fairness opinion in form and substance reasonably satisfactory to CFSI, updated as of a date approximately the date of mailing of the Proxy Statement,the opinion that the Merger is fair from a financial point of view to the shareholders of CFSI.

                                   ARTICLE VI

                                    SURVIVAL

     6.1 Except for agreements of the parties that are specifically provided by this Agreement or the Plan of Merger to be performed after the Closing Date (including agreements contained in Article I and in Sections 7.1 and 7.2 hereof), all statements, representations and warranties made herein, in the Plan of Merger, or in connection therewith or with the transactions contemplated thereby, by either party or any of its respective agents, employees, representatives, officers, directors or shareholders shall not survive the Closing.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     7.1 FURTHER ASSURANCES. Each of the parties hereto agrees that at any time and from time to time after the Closing, it will cause to be executed and delivered to any party such further instruments or documents as such other party may reasonably require to give effect to the transactions contemplated hereby and the Plan of Merger.

     7.2 EXPENSES. Each of the parties to this Agreement shall bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that:

          (i) in the event this Agreement is terminated by CIBM solely because of nonfulfillment of Sections 5.1(m) and (t), CFSI shall reimburse CIBM in an amount not to exceed $100,000 for out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of CIBM, provided that, notwithstanding any other provision of this Agreement, neither CFSI nor CIBM shall be required to pay the other for reimbursement of expenses incurred in furtherance of this Agreement and the transactions contemplated herein if this Agreement is terminated by CIBM solely because Section 5.1(m) has not been fulfilled but Section 5.1(t) has been satisfied;

          (ii) except as provided in clause (i), in the event this Agreement is terminated by CIBM pursuant to Section 7.4(c) or (d), excepting for nonfulfillment or waiver of Sections 5.1(d), (o) or (t) (provided that the conduct of CIBM results in the failure of KPMG, LLP to deliver a letter approving the accounting treatment of the merger as a pooling of interest), or CFSI pursuant to Section 7.4(e) hereof, then CFSI shall reimburse CIBM in an amount of $300,000 for out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purpose by or on behalf of CIBM;

          (iii) in the event this Agreement is terminated by CFSI pursuant to
     Section 7.4(c) or (d), excepting for nonfulfillment or waiver of Sections 5.2(d), CIBM shall reimburse CFSI in an amount not to exceed $100,000 for out-of-pocket expenses, subject to verification thereof, it has incurred in furtherance of this Agreement and the transactions contemplated herein, including, but not limited to, reasonable fees of professionals engaged for such purposes by or on behalf of CFSI; and

          (iv) nothing herein contained shall require one party to pay the other reimbursement of expenses in connection with the Merger as a result of termination of this Agreement pursuant to Section 7.4(a).

     7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and personal representations of the parties hereto; provided, however, that no party may assign this Agreement without the written consent of the other party, provided that CIBM may assign this Agreement to any wholly-owned subsidiary of CIBM if CIBM remains fully responsible for the performance of its obligations hereunder and such assignment shall not adversely affect regulatory approval of the transactions contemplated by this Agreement in a material respect.

     7.4 TERMINATION. This Agreement may be terminated (a) at any time by agreement of CIBM and CFSI; (b) by either CIBM or CFSI if the Closing has not occurred on or before October 15, 2001, or such later date as agreed to by CIBM and CFSI; (c) by either CIBM or CFSI if any of the conditions precedent to the obligations of such terminating party contained in Articles V hereof shall not have been satisfied or waived and shall have become reasonably incapable of fulfillment; (d) by either CIBM or CFSI if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not have been fully cured within a reasonable time, but in no event more than twenty (20) days, after written notice specifying the alleged default shall have been given; or (e) by CFSI if the Board of Directors after consultation with counsel determines that its fiduciary duties require it to accept an unsolicited offer from a third party and CFSI shall have delivered to CIBM an opinion of counsel to such effect and CIBM shall have elected not to exercise its right of first refusal pursuant to Section 7.5 hereof. Notwithstanding anything contained in this Section 7.4 to the contrary, neither CIBM or CFSI shall be entitled to collect expenses under Section 7.2 if at the time such party is in material breach of any of its representations, warranties, covenants or agreements.

     7.5  RIGHT OF FIRST REFUSAL.

     (a) In the event that prior to the consummation of the transactions contemplated by this Agreement the CFSI Board of Directors receives an unsolicited third party offer to (i) acquire beneficial or record ownership of at least a majority of the outstanding shares of CFSI Common Stock, (ii) acquire all or substantially all of any of the CFSI Entities assets, or (iii) engage in a merger, consolidation, recapitalization or other business combination with such third party, CFSI shall deliver to CIBM written notice of such proposed acquisition which shall contain a description of the principal terms of the proposed acquisition (the "Proposal"), including the purchase price (payment of which shall be subject only to satisfaction of customary closing conditions and the receipt of all necessary regulatory approvals), the time and place of closing of such acquisition, and all other material terms of the proposed acquisition. Within thirty (30) days after delivery of the Proposal, CIBM shall notify CFSI as to whether or not it intends to exercise its right of first refusal set forth in clause (b). In the event a Proposal contains purchase price consideration other than cash and CFSI and CIBM cannot agree upon the appropriate stock or cash equivalent, CFSI and CIBM shall select an investment banker mutually agreeable to each of them for purposes of valuing any non-cash consideration contained in the Proposal. CFSI and CIBM shall each pay one-half of the fees and expenses of any such investment banker.

     (b) For a period of 30 days after delivery of the Proposal (or such longer time period as may be required to obtain all necessary regulatory approvals or, with respect to any financial commitments CIBM requires to consummate the acquisition, such longer period as shall be reasonably necessary and negotiated by the parties), CIBM shall have the sole and exclusive right to acquire CFSI for the consideration and on such other terms and conditions stated in the Proposal (or in the case of noncash consideration, as determined in the manner described in clause (a)). In the event CIBM determines not to exercise its right of first refusal hereunder, CIBM shall remain entitled to the remedies set forth in Section 7.2 and 7.6 hereof in accordance with the terms thereof.

     7.6 CANCELLATION FEE. In the event CFSI terminates the Agreement pursuant to Section 7.4(e), CFSI shall make a cash payment to CIBM in an amount equal to $500,000. The cancellation fee set forth herein shall be in addition to any expenses CFSI is obligated to pay to CIBM under Section 7.2 of this Agreement.

     7.7 LOAN PUT AGREEMENT. In the event this Agreement is terminated pursuant to Section 1.5(c)(i) or (iii), Section 7.4(a) or (b), or by CFSI pursuant to Section 7.4(c) or (d), CFSI shall have the option to put to CIBM any and all loans made after the date of this Agreement by CFSI or the Bank that had an original principal amount of $25,000 or more provided that: (a) CFSI shall have provided to CIBM all information reasonably requested by CIBM to approve or disapprove of each such loan; (b) CIBM shall have consented in writing to the making of each such loan by CFSI or the Bank; (c) each such loan is evidenced by promissory notes or other evidences of indebtedness, which, with all ancillary security documents, constitute valid and binding obligations of the Bank and each of the other parties thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and by applicable laws or principles of equity which may affect the availability of equitable remedies; (d) none of such loans is subject to any defense, set-off or counterclaim of any party liable thereon and all such loans which are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens; (e) each such loan is assignable under applicable law; and (f) CFSI shall have identified in writing within five (5) business days after the date of the termination of this Agreement ("Put Notice") all such loans that CFSI and the Bank shall put to CIBM. CIBM shall purchase all such loans properly put to CIBM on a date no more than ten (10) days after receipt of the Put Notice ("Purchase Date") for an amount equal to the outstanding principal balance of the loan plus accrued interest as of the Purchase Date less any loan origination or similar fees received by CFSI or the Bank. CFSI and the Bank shall assign and transfer and deliver to CIBM all promissory notes, evidences of indebtedness, security agreements and all other loan documents of CFSI and the Bank relating to each such loan and CFSI and the Bank shall make, execute and deliver all documents required by CIBM to assign and transfer such loans to CIBM.

     7.8  CERTAIN DEFINITIONS.

     (a) Material Adverse Effect means a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include changes in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities, required changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or, any result of an action taken by a CFSI Entity or a CIBM Entity at the written direction of the other, which action is not expressly compelled by a provision in this Agreement;

     (b) Regulatory Authority means the Federal Reserve Board, the Federal Deposit Insurance Corporation, any state regulatory authority, the Office of the Comptroller of Currency, the Office of Thrift Supervision, SEC, or any other governmental agency with jurisdiction over this transaction or the business or affairs of the CIBM Entities or the CFSI Entities.

     7.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally; (b) the third business day after being deposited in the United States mail registered or certified (return receipt requested); (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service; or (d) on the business day on which it is sent and received by facsimile, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to CIBM, addressed to:

        J. Michael Straka, President and CEO
        CIB MARINE BANCSHARES, INC.
        N27 W24025 Paul Court
        Pewaukee, WI 53072
        Tel. No. (262) 695-6010
        Fax No. (262) 695-6014

        with a copy to:

        Donald J. Straka, SVP and General Counsel
        CIB MARINE BANCSHARES, INC.
        N27 W24025 Paul Court
        Pewaukee, WI 53072
        Tel. No. (262) 695-6010
        Fax No. (262) 695-6014

        (b) If to CFSI or the Bank, addressed to:

        Citrus Financial Services, Inc.
        Randy J. Riley
        1717 Indian River Boulevard, Suite 100
        Vero Beach, FL 32960
        Tel. No. (561) 778-4100
        Fax No. (561) 562-6008

        with a copy to:

        A. George Igler, Esq.
        Igler & Dougherty P.A.
        1501 Park Avenue East
        Tallahassee, FL 32301
        Tel No. (850) 878-2411
        Fax No. (850) 878-1230

     7.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida. The parties hereby agree and consent to personal jurisdiction and service and venue in any federal or state court in either Palm Beach or Indian River Counties, Florida.

     7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

     7.12 SEVERABILITY. In the event that any provisions(s) of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision(s) or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision(s) shall be enforceable to the fullest extent permitted under the laws and public policies of the State of Wisconsin.

     7.13 CAPTIONS. The captions in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify any of the provisions hereof.

     7.14 ENTIRE AGREEMENT; AMENDMENT. This Agreement, with its exhibits and the schedules delivered pursuant to it, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written. This Agreement may only be modified or amended by an agreement in writing signed by CIBM and CFSI.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

CITRUS FINANCIAL SERVICES, INC.                      CITRUS BANK, N.A.

By:     /s/ RANDY J. RILEY                           By:     /s/ RANDY J. RILEY
        --------------------------------------               --------------------------------------
        Randy J. Riley                                       Randy J. Riley
Title:  Interim President and CEO                    Title:  President and CEO

CIB MARINE BANCSHARES, INC

By:     /s/ J. MICHAEL STRAKA
        --------------------------------------
        J. Michael Straka
Title:  President and CEO

                                                                     [EXHIBIT A]

                          PLAN AND AGREEMENT OF MERGER

                                    BETWEEN

                             CIBM ACQUISITION CORP.

                                      AND

                        CITRUS FINANCIAL SERVICES, INC.
                     UNDER THE ARTICLES OF INCORPORATION OF
                        CITRUS FINANCIAL SERVICES, INC.

     This Plan and Agreement of Merger (this "Plan of Merger") is made and entered into this 6th day of March, 2001, by and between CIBM ACQUISITION CORP.(hereinafter called "CIBMAC" and CITRUS FINANCIAL SERVICES, INC. (hereinafter called "CFSI" or, where appropriate, the "Surviving Corporation").

                                  WITNESSETH:

     WHEREAS, CIBMAC has an authorized capitalization consisting of 1,000 shares of common stock, par value $1.00 per share (the "CIBMAC Common Stock"), all of which are issued and outstanding and are owned of record and beneficially by CIB Marine Bancshares, Inc. ("CIBM"), a Wisconsin corporation as of the date hereof; and

     WHEREAS, CFSI has an authorized capitalization consisting of 10,000,000 shares of capital stock, par value $3.15 per share, of which 1,423,402 shares of common stock (the "CFSI Common Stock") are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $5.00 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof;

     WHEREAS, the Boards of Directors of CIBMAC and CFSI deem it advisable to merge CIBMAC with and into CFSI (the "Merger") under the name of Citrus Financial Services, Inc. in accordance with Sections 607.1101, 607.1103 and
607.1105 of the Florida Business Corporation Act (the "FBCA");

     WHEREAS, CIBM and CFSI have entered into an Agreement and Plan of Reorganization, dated as of March 6, 2001 (the "Agreement"), providing for the Merger;

     WHEREAS, the Boards of Directors of CIBM and CIBMAC have approved this Plan of Merger and the Merger, no action by the stockholders of CIBM is required under the Wisconsin Business Corporation Act and no action by the shareholders of CIBMAC is required pursuant to Section 607.1103(7) of the FBCA; and

     WHEREAS, the Board of Directors and the shareholders of CFSI have approved this Plan of Merger and the Merger in accordance with Section 607.1103 of the FBCA.

     NOW THEREFORE, with the foregoing recitals incorporated herein by this reference, and in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 SURVIVING CORPORATION. Subject to the terms and conditions of this Plan of Merger, CIBMAC shall be merged into, and under the Articles of Incorporation of, CFSI pursuant to the provisions of, and with the effect provided in, the FBCA, and CFSI shall be the corporation resulting from such merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Citrus Financial Services, Inc." and the present designated corporate headquarters of CFSI at 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida shall be the designated headquarters of the Surviving Corporation.

     1.2 EFFECTIVE DATE. As soon as is reasonably practicable after the date hereof, this Plan of Merger shall be submitted to the Secretary of State of the State of Florida ("Florida Secretary of State") as part of the Articles of Merger, pursuant to Section 607.1105 of the FBCA. The Merger shall become effective on the date on which the Articles of Merger become effective (the "Effective Date") pursuant to Section 607.1106 of the FBCA.

     1.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of CFSI as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Corporation.

     1.4 BY-LAWS. The Bylaws of CFSI as in effect as of the Effective Date, shall be the By-Laws of the Surviving Corporation until the same shall be thereafter altered, amended or repealed in accordance with said By-Laws, Articles of Incorporation, and applicable law.

     1.5 DIRECTORS AND OFFICERS. As of the Effective Date, the directors of the Surviving Corporation shall consist of the following persons:

     J. Michael Straka
     Roy H. Lambert
     Jose Araujo

     As of the Effective Date, the officers of the Surviving Corporation shall consist of the following persons:

     President and Chief Executive Officer: J. Michael Straka
     Secretary and Treasurer: Steven T. Klitzing

                                   ARTICLE II

                                EFFECT OF MERGER

     2.1 CORPORATE EXISTENCE. As of the Effective Date, the corporate existences of each of the Merging Corporations shall, with the full effect provided for in the FBCA, be merged into and continued in the Surviving Corporation under the Articles of Incorporation of CFSI. The Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations, with all the property, rights, powers, duties and obligations of each of the Merging Corporations except as affected by the laws of the State of Florida and by the Articles of Incorporation and By-Laws of the Surviving Corporation. The separate existence of CIBMAC shall cease except to the extent provided by applicable law.

     2.2 RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall be liable for all liabilities of each of the Merging Corporations, and all rights, franchises and interests of each of the Merging Corporations in and to every type of property, real, personal and mixed, and any chose in action thereunto belonging, shall be deemed to be transferred to and vested in the Surviving Corporation without any deed or other transfer, and the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights of property, franchises and interests were held and enjoyed by each of the Merging Corporations. Any reference to any of the Merging Corporations in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Surviving Corporation if not inconsistent with the other provisions of such writing.

     2.3 EFFECTIVENESS OF PRIOR CORPORATE ACTS AND AUTHORIZATIONS. All corporate acts, plans, policies, contracts, approvals and authorizations of each of the Merging Corporations, their respective shareholders, boards of directors, committees (elected or appointed by their boards of directors), officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to any of the Merging Corporations.

                                  ARTICLE III

                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

     3.1 TREATMENT OF SHARES. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any share of CIBMAC Common Stock or any share of CFSI Common Stock, the following shall occur:

          (a) each share of $1.00 par common stock of CIBMAC issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully-paid and nonassessable share of the common stock of CFSI.

          (b) All validly issued and outstanding shares of CFSI Common Stock on the Effective Date shall be converted, by virtue of the Merger, into such number of shares of the common stock of CIBM, par value $1.00 per share (the "CIBM Common Stock"), and cash as follows:

             (i) For purposes of this Plan of Merger, "CFSI Common Stock Exchange Value" shall mean the per share book value of CFSI Common Stock calculated pursuant to Sections 3.1(c) and (d) of this Plan of Merger multiplied by 1.68, and "CIBM Common Stock Exchange Value" shall mean the per share book value of CIBM Common Stock calculated pursuant to
        Section 3.1(c) and (d) of this Plan of Merger multiplied by 1.75;

             (ii) the conversion ratio shall be determined by dividing the CFSI Common Stock Exchange Value by the CIBM Common Stock Exchange Value (the "Conversion Ratio");

             (iii) each holder of CFSI Common Stock shall receive shares of CIBM Common Stock equal to the Conversion Ratio multiplied by the total number of shares of CFSI Common Stock owned directly or beneficially by such holder; and

             (iv) each holder of CFSI Common Stock who would otherwise receive a fractional share of CIBM Common Stock will be paid cash in lieu of such fractional share in an amount equal to the fractional share, multiplied by the CIBM Common Stock Exchange Value.

          (c) The per share book value of CFSI and CIBM common stock shall be calculated as of the last day of the month prior to the Closing Date. The per share book values of each CFSI and CIBM shall be calculated by dividing the Base Capital of each CFSI and CIBM (as hereinafter defined) by the number of their respective validly issued and outstanding shares of common stock. Base Capital shall be the capital of CFSI and CIBM, respectively calculated in accordance with generally accepted accounting principles ("GAAP") as of the last day of the month prior to the Closing Date and any adjustments contemplated by Section 3.1(d).

          (d) No more than five (5) business days prior to the Closing Date, there shall commence an investigatory period during which CIBM and CFSI shall have an opportunity to conduct a review of the books and records of each other for the purpose of making the following adjustments to the capital of the other, as the case may be:

             (i) professional fees not yet expensed or paid by CFSI in regard to its Fairness Opinion, other transaction related expenses and any other amounts due or to become due to its attorneys, accountants, advisors, consultants or others related to the Merger shall be deducted from the capital of CFSI;

             (ii) professional fees not yet expensed or paid by CIBM to its attorneys, accountants, advisors, consultants or others related to the Merger shall be deducted from the capital of CIBM;

             (iii) accounting and/or tax adjustments which relate to the termination of the Citrus Bank 401(k) Plan shall be deducted from the capital of CFSI;

             (iv) an amount equal to the total loan charge-offs within CFSI's and the Bank's loan portfolio that would be made under CIBM's lending policies and procedures shall be deducted, to the extent possible, from CFSI's and the Bank's allowance for loan loss, with the remainder deducted from the capital of CFSI;

             (v) following any deduction from CFSI's and the Bank's allowance for loan loss as provided in Section 3.1(d)(iv), an amount equal to the difference between (A) one percent (1.0%) of the total loans of CFSI and the Bank (excluding the charge-off loan amount calculated pursuant
        Section 3.1(d)(iv)) and (B) the amount of the allowance for loan loss of CFSI and the Bank, both calculated as of the Valuation Date, shall be deducted from the capital of CFSI, provided that the amount calculated pursuant to (A) is greater than the amount calculated pursuant to (B).

             (vi) all other adjustments to be made to the capital of CFSI and CIBM as otherwise set forth in this Agreement.

          (e) Each share of CFSI Common Stock held by CFSI as treasury stock shall be canceled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefore under this Plan of Merger.

          (f) Each issued and outstanding share of CFSI Common Stock, the holders of which have validly asserted dissenters' rights pursuant to Sections 607.1302 and 607.1320 of the FBCA, and shall not have effectively withdrawn or lost such right to receive payment of the fair value of his or her shares of CFSI Common Stock, shall not be converted into or represent a right to receive the consideration specified in subparagraph (b) of this
     Section 3.1, but the holder thereof shall be entitled only to such rights as are granted by Sections 607.1302 and 607.1320. Each shareholder who becomes entitled, pursuant to the provisions of Sections 607.1302 and 607.1320, to payment for his or her shares of CFSI Common Stock, shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such CFSI Common Stock shall be canceled.

          (g) If any holder of shares of CFSI common stock who asserts dissenters' rights under Sections 607.1302 and 607.1320 shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, each such share of CFSI Common Stock shall be converted into the right to receive the consideration specified in Section 3.1(b).

          (h) Each holder of an option to acquire CFSI shares of common stock which is vested, outstanding and exercisable pursuant to its terms at the Effective Time, shall be converted into shares of CIBM common stock in an amount equal to the difference between the CFSI Common Stock Exchange Value less the per share exercise price multiplied by a factor in which the numerator is equal to the number of exercisable stock options held by the holder and the denominator is the CIBM Common Stock Exchange Value. CIBM shall pay cash in lieu of fractional shares. As a condition to the receipt of such shares of CIBM common stock and cash in lieu of fractional shares, each option holder shall execute a cancellation agreement in form and substance reasonably satisfactory to CIBM.

          (i) Until surrendered, certificates representing Shares of CFSI Common Stock will represent only the right to receive CIBM Common Stock and the cash consideration hereunder, without interest, and no holder of any such certificates shall have any further rights as a shareholder of CFSI.

                                   ARTICLE IV

             SURRENDER AND PAYMENT FOR SHARES OF CFSI COMMON STOCK

     4.1 EXCHANGE OF SHARES. As soon as practicable after or prior to the Effective Date, CIBM shall deposit or cause to be deposited with a bank or trust company unaffiliated with CIBM (the "Exchange Agent"), for the benefit of holders of CFSI Common Stock, certificates representing the shares of CIBM Common Stock and cash in lieu of any fractional shares. Promptly after the Effective Date, the Exchange Agent shall send to each shareholder of CFSI (other than a shareholder who has asserted dissenters' rights under Sections 607.1302 and 607.1320) a notice and transmittal form advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent each certificate evidencing CFSI Common Stock (a "CFSI Certificate") in exchange for a certificate or certificates evidencing CIBM Common Stock and cash in lieu of fractional shares, if any, to which such shareholder is entitled under Section 3.1(b) of this Plan of Merger. The notice and transmittal form shall specify that delivery shall be effected, and risk of loss of, and title to, each CFSI Certificate shall pass, only upon delivery of such CFSI Certificate (or of a lost certificate affidavit in a form reasonably acceptable to CIBM) to the Exchange Agent. Upon surrender of each CFSI Certificate to the Exchange Agent for cancellation (or receipt by the Exchange Agent of a lost certificate bond in a form reasonably acceptable to CIBM), together with a duly executed copy of the transmittal form, the Exchange Agent shall promptly distribute to the holder of each CFSI Certificate a certificate or certificates evidencing the number of shares of CIBM Common Stock and cash in lieu of fractional shares, if any, to which the holder of such CFSI Certificate is entitled under Section 3.1(b) of this Plan of Merger, and each CFSI Certificate so surrendered shall forthwith be canceled. All payments of cash shall be made by check drawn to the order of the holder of record or other person specified in the transmittal form in accordance with the requirements thereof.

     4.2 CFSI CERTIFICATE HOLDER RIGHTS. Until a CFSI Certificate is surrendered and exchanged, each such outstanding CFSI Certificate shall for all purposes evidence the right to receive the number of shares of CIBM Common Stock and cash in lieu of fractional shares, if any, to which the holder of such CFSI Certificate is entitled under Section 3.1(b) of this Plan of Merger. Whenever a dividend or other distribution of property is declared by CIBM on CIBM common stock after the Effective Date, the declaration shall include such dividends or other distributions of property on all shares of CIBM common stock issuable under this Plan of Merger but no former shareholder of CFSI will be entitled to receive his or her dividend or other distribution of property until physical exchange of his or her CFSI Certificates pursuant to Articles III and IV of this Plan of Merger shall have been effected. Upon physical exchange of his or her CFSI Certificate, any such person shall be entitled to receive from CIBM an amount equal to all such dividends or distributions of property (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared, and for which the payment has occurred, on the shares of CIBM Common Stock issued in exchange for the shares of CFSI Common Stock evidenced by such CFSI Certificate, subject to any applicable abandoned property or similar laws.

     4.3 CLOSING CFSI STOCK TRANSFER BOOK. As of the Effective Date, there shall be no further registration or transfers on the stock transfer books of CFSI of those shares of CFSI Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, CFSI

Certificates representing such shares are presented to CIBM or CIBMAC, such CFSI Certificates shall be canceled and exchanged for certificates representing shares of CIBM Common Stock and any cash in lieu of fractional shares, if any, as provided in this Plan of Merger.

     4.4 CFSI SHAREHOLDER PAYMENT DESIGNATIONS. If any certificates representing shares of CIBM Common Stock are to be issued in the name of, or any cash in lieu of fractional shares is to be paid to, a person other than the holder of record of CFSI Certificate surrendered in exchange therefore, it shall be a condition of the payment or issuance thereof that CFSI Certificate so surrendered shall be properly endorsed, accompanied by any documents required to evidence and effect such transfer and otherwise be in proper form for such transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of such transfer or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                                   ARTICLE V

                               GENERAL PROVISIONS

     5.1 POST-PLAN OF MERGERS. Each of the Merging Corporations hereby appoints the Surviving Corporation to be its true and lawful attorney for the purpose of taking, in its name, place and stead, any and all actions that the Surviving Corporation deems necessary or advisable to vest in the Surviving Corporation title to all property or rights of each of the Merging Corporations or otherwise to effect the purposes of this Agreement, and each of the Merging Corporations hereby grants to said attorney full power and authority to take all actions necessary to effect those purposes, including the power to execute, in its name, place and stead, such further assignments or assurances in law necessary or advisable to vest in the Surviving Corporation title to all property and rights of each of the Merging Corporations.

     5.2 TERMINATION. This Plan of Merger may be terminated and the Merger abandoned upon termination of the Reorganization Agreement by CIBM or CFSI in accordance with the provisions of Sections 1.5(c) or 7.4 of the Agreement.

     5.3 AMENDMENT. This Plan of Merger may be amended by a written amendment adopted by the Boards of Directors of CIBM, CIBMAC and CFSI, respectively, at any time prior to the filing of Articles of Merger with the Florida Secretary of State, provided that any amendment made to this Plan of Merger subsequent to the time that it is approved by the shareholders of CFSI may not (a) change the amount or kind of shares, securities, cash, property, or rights to be received in exchange for, or on conversion of, CFSI Common Stock in accordance with the Agreement and this Plan of Merger, or (b) change any other terms and conditions of this Plan of Merger if such change would materially and adversely affect CFSI or the holders of CFSI common stock.

     5.4 CAPTIONS. The captions in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify any of the provisions hereof.

     5.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida. The parties hereby agree and consent to personal jurisdiction and service and venue in any federal or state court in either Palm Beach or Indian River Counties, Florida.

     IN WITNESS WHEREOF, each of the Merging Corporations has caused this Plan to be executed by its duly authorized officers and its corporate seal, if any, to be affixed hereto as of the date first above written.

CIBM ACQUISITION CORPORATION

By:
    -----------------------------------------------------
    J. Michael Straka
    President and Chief Executive Officer

CITRUS FINANCIAL SERVICES, INC.

By:
    -----------------------------------------------------
Its:

                                 OTHER EXHIBITS

Exhibit B                -- Affiliate Letter
Exhibit C                -- Shareholder Voting Agreement

                                                                      APPENDIX B

                            DAVID A. NOYES & COMPANY
                                  FOUNDED 1908
                        MEMBER, NEW YORK STOCK EXCHANGE

CONFIDENTIAL

February 22, 2001

Board of Directors
Citrus Financial Services, Inc.
1717 Indian River Boulevard
Suite 100
Vero Beach, FL 32963

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding shares of common stock, $3.15 par value ("CFSI Common Stock") of Citrus Financial Services, Inc. ("CFSI"), of the Conversion Ratio (as defined below) contemplated by the Plan and Agreement of Merger ("AGREEMENT"), dated as of February 22, 2000, by and between CIBM Acquisition Corp. ("CIBMAC") and CFSI. The AGREEMENT provides for the merger of CIBMAC with and into CFSI (the "Merger"), pursuant to which, among other things, each share of CFSI common stock will be exchanged for shares of CIB Marine Bancshares, Inc. ("CIBM") Common Stock ("CIBM Common Stock") based on the Conversion Ratio.

     The Conversion Ratio is to be determined by dividing the CFSI Common Stock Exchange Value (as defined below) by the CIBM Common Stock Exchange Value (as defined below). The CFSI Common Stock Exchange Value is to be determined by multiplying the per share book value of CFSI Common Stock, calculated per the Agreement, by 1.68, and the CIBM Common Stock Exchange Value is to be determined by multiplying the per share book value of CFSI Common Stock, calculated per the Agreement, by 1.75. Based on internal financial reports for CFSI and CIBM as of December 31, 2000, without giving consideration to certain adjustments provided for in the AGREEMENT, the Conversion Ratio would be 0.508 shares of CIBM Common Stock for each share of CFSI Common Stock, with a stated value of approximately $10.35 per share of CFSI Common Stock.

     David A. Noyes and Company, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions and other purposes. As specialists in the securities of commercial banking and thrift organizations, Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and their participants.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of CFSI and CIBM for the three years ended December 31, 1999; certain interim financial reports to stockholders of CFSI and CIBM; and certain other communications from CFSI and CIBM to their respective shareholders. We also have held discussions with members of the senior management of CFSI and CIBM regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the price and trading activity for CIBM Common Stock, and compared certain financial and stock market information for CIBM with similar information for certain other companies the securities of which are publicly traded. We also reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we deemed appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of CFSI and CIBM are in the aggregate adequate to cover all such losses. Similarly, we have assumed, without independent analysis, that the obligations of CFSI and CIBM pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of CFSI or CIBM or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion as to the fairness of the Conversion Ratio addresses the ownership position in CIBM to be received by the holders of CFSI Common Stock pursuant to the Conversion Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of CIBM. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were not requested to, and did not, solicit third party indications of interest in acquiring all or part of CFSI or in engaging in a business combination or any other strategic transaction with CFSI. We also have assumed, with your consent, that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on CFSI or CIBM pursuant to the Merger.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of CFSI in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of CFSI Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Conversion Ratio pursuant to the Agreement is fair from a financial point of view to the holders of CFSI Common Stock.

                                            Very truly yours,

                                            DAVID A. NOYES & COMPANY

                                            By: /s/ JOHN C. REED
                                              ----------------------------------
                                                John C. Reed
                                                Executive Vice President

                                                                      APPENDIX C

                       WEST'S FLORIDA STATUTES ANNOTATED
                      TITLE XXXVI. BUSINESS ORGANIZATIONS
                           CHAPTER 607. CORPORATIONS

607.1301. DISSENTERS' RIGHTS; DEFINITIONS

     The following definitions apply to sec.sec. 607.1302 and 607.1320:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302. RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (1) (a) If a proposed corporate action creating dissenters' rights under sec. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

          2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under sec. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     CIB Marine Bancshares, Inc. is incorporated under the Wisconsin Business Corporation Law. Under Section 180.0851(1) of the Wisconsin law, CIB Marine is required to indemnify a director or officer, to the extent that person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if that person was a party because he or she was a director or officer of CIB Marine. In all other cases, CIB Marine is required by Section 180.0851(2) of the Wisconsin law to indemnify a director or officer against liability incurred in a proceeding to which that person was a party because he or she was an officer or director of CIB Marine, unless it is determined that he or she breached or failed to perform a duty owed to CIB Marine and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with CIB Marine or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the Wisconsin law provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under CIB Marine's articles of incorporation, bylaws, a written agreement or a resolution of the board of directors or shareholders.

     Section 180.0859 of the Wisconsin law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to the 180.0858 of the Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     Section 180.0828 of the Wisconsin law provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

     Under Section 180.0833 of the Wisconsin law, directors of CIB Marine against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which the directors assented are entitled to contribution from other directors who assented to the distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

     Article VII of CIB Marine's bylaws contains provisions that generally parallel the indemnification provisions of the Wisconsin law: In addition, CIB Marine's by-laws allow CIB Marine to deny indemnification to officers and directors for any action in which a majority of the directors of the corporation are a party in interest.

     CIB Marine's by-laws provide that CIB Marine will not:

          (a) indemnify an officer or director for any action initiated or brought voluntarily by the officer or director, other than as a defense, except for actions:

             (i) brought to establish or enforce a right to indemnification under any law or the CIB Marine by-laws;

             (ii) in which the officer or director is successful on the merits;
        or

             (iii) for which the board of directors determines that indemnification is appropriate; or

          (b) indemnify an officer or director for any amounts paid in settlement of any action without CIB Marine's written consent.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statements filed as part of this registration statement are as follows.

     (a) Exhibits

          The Exhibit Index immediately precedes the attached exhibits.

     (b) Financial Statement Schedules

          Not applicable.

     (c) Report or Appraisal

          Included as Appendix B attached to the proxy statement/prospectus included in this registration statement.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pewaukee, State of Wisconsin, on this 13th day of June, 2001.

                                            CIB MARINE BANCSHARES, INC.

                                            By: /s/ J. MICHAEL STRAKA
                                              ----------------------------------
                                                J. Michael Straka
                                                President and Chief Executive
                                                Officer

     Each of the undersigned directors and executive officers of CIB Marine Bancshares, Inc. appoints Donald J. Straka as such person's true and lawful attorney-in-fact and agent to execute in the name of such person, and to file, any amendments to this registration statement that Donald J. Straka may deem necessary or advisable to enable CIB Marine Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this registration statement, which amendments may make such changes in such registration statement as Donald J. Straka deems appropriate, and to comply with the undertakings of the CIB Marine Bancshares, Inc. made in connection with this registration statement, and each of the undersigned hereby ratifies and confirms all that said Donald J. Straka shall do or cause to be done by virtue thereof with respect thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                /s/ J. MICHAEL STRAKA                  President, Chief Executive         June 13, 2001
-----------------------------------------------------    Officer and Director
                  J. Michael Straka                      (Principal Executive Officer)

               /s/ STEVEN T. KLITZING                  Chief Financial Officer            June 13, 2001
-----------------------------------------------------    (Principal Financial and
                 Steven T. Klitzing                      Accounting Officer)

                   /s/ JOSE ARAUJO                     Director                           June 13, 2001
-----------------------------------------------------
                     Jose Araujo

                 /s/ NORMAN E. BAKER                   Director                           June 13, 2001
-----------------------------------------------------
                   Norman E. Baker

                  /s/ JOHN T. BEAN                     Director                           June 13, 2001
-----------------------------------------------------
                    John T. Bean

                 /s/ W. SCOTT BLAKE                    Director                           June 13, 2001
-----------------------------------------------------
                   W. Scott Blake

                /s/ STEVEN C. HILLARD                  Director                           June 13, 2001
-----------------------------------------------------
                  Steven C. Hillard

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----


                /s/ DEAN M. KATSAROS                   Director                           June 13, 2001
-----------------------------------------------------
                  Dean M. Katsaros

                 /s/ JERRY D. MAAHS                    Director                           June 13, 2001
-----------------------------------------------------
                   Jerry D. Maahs

               /s/ DONALD M. TRILLING                  Director                           June 13, 2001
-----------------------------------------------------
                 Donald M. Trilling

               /s/ HOWARD E. ZIMMERMAN                 Director                           June 13, 2001
-----------------------------------------------------
                 Howard E. Zimmerman

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

           2.1           -- Agreement and Plan of Reorganization (incorporated herein by reference to Appendix A of proxy
                            statement/prospectus).

           3.1           -- Amended and Restated Articles of Incorporation of CIB
                            Marine Bancshares, Inc. (incorporated by reference to
                            Appendix B to the Proxy Statement of Central Illinois
                            Bancorp., Inc. filed with the Securities and Exchange
                            Commission on May 28, 1999).

           3.2           -- By-Laws of CIB Marine Bancshares, Inc. (incorporated by reference to Appendix C to the Proxy Statement of Central
                            Illinois Bancorp, Inc. filed with the Securities and
                            Exchange Commission on May 28, 1999).

           5.1           -- Opinion of Schiff Hardin & Waite.

          *8.1           -- Tax Opinion of Schiff Hardin & Waite.

          *8.2           -- Tax Opinion of Igler & Dougherty, P.A.

          23.1           -- Consent of KPMG LLP.

          23.2           -- Consent of Stevens, Powell & Company, P.A.

          23.3           -- Consent of Schiff Hardin & Waite (contained in its
                            opinions filed as Exhibits 5.1 and 8.1).

          23.4           -- Consent of Igler & Dougherty P.A. (contained in its
                            opinion filed as Exhibit 8.2).

          99.1           -- Form of Proxy for Citrus Financial Services, Inc. Special
                            Meeting of Shareholders.

          99.2           -- Consent of David A. Noyes & Company.

          99.3           -- Citrus Financial Services, Inc. 2000 Annual Report for
                            the year ended December 31, 2000 (incorporated herein by
                            reference to Exhibit 22.2 to Citrus Financial Services,
                            Inc.'s annual report on Form 10-KSB for fiscal year ended
                            December 31, 2000.

-------------------------
* To be filed by amendment.